                      GREATER COLUMBIA BANCSHARES, INC.
                          222 EAST WISCONSIN STREET
                           PORTAGE, WISCONSIN 53901

                              February 12, 1996
Dear Fellow Shareholder:

         Following this letter is a notice of a Special Meeting of the Shareholders of Greater Columbia Bancshares, Inc. (the "Company"), a Proxy Statement/Prospectus and a proxy card for the Special Meeting. The Special Meeting will commence at 11:00 a.m. on March 19, 1996 at the principal executive offices of the Company at 222 East Wisconsin Street, Portage, Wisconsin.

          The Company shareholders will be asked to vote on a proposal to approve an Agreement and Plan of Merger among Associated Banc-Corp ("Associated"), Associated Banc-Shares, Inc. ("Holding"), a wholly-owned subsidiary of Associated, and the Company dated as of December 22, 1995 (the "Merger Agreement"). Associated is a Wisconsin bank holding company owning all of the capital stock of eight commercial banks located in Wisconsin and Illinois.

         Subject to receipt of regulatory approval, approval by holders of a majority of the shares of the Company Common Stock and satisfaction of other conditions, the Merger Agreement provides that the Company will combine its business and operations with those of Holding through a statutory merger (the "Merger"), and will thereafter operate its banking business as "Associated Bank Portage." As described in the accompanying Proxy Statement/Prospectus, each of the directors of the Company has agreed to vote their shares in favor of approval of the Merger Agreement. Assuming compliance with such agreement, and provided the Merger Agreement has not been terminated prior to its being voted upon by the Company shareholders, the approval of the Merger Agreement is assured.

         If the Merger becomes effective, each share of the Company Common
Stock will be converted into 1.0665 shares of Associated Common Stock.   See
"The Merger - Merger Consideration" in the accompanying Proxy Statement/Prospectus. Associated Common Stock trades on The Nasdaq Stock Market and the shares of Associated Common Stock to be issued to you in the Merger will offer greater liquidity than that of the Company Common Stock which you presently own.

         The Merger is intended to be tax-free for federal income tax purposes to Company shareholders who receive Associated Common Stock in exchange for Company Common Stock, except as discussed in "The Merger-Certain Material Federal Income Tax Consequences" in the accompanying Proxy Statement/Prospectus. No fractional shares of Associated Common Stock will be issued in the Merger. Company shareholders entitled to a fractional share of Associated Common Stock will receive an amount of cash calculated based upon the closing price as reported on The Nasdaq Stock Market on the first business day following approval of the Merger by the Federal Reserve Board. Company shareholders are advised to consult their tax advisors with respect to income tax consequences of the transaction. Details of the Merger are set forth in the accompanying Proxy Statement/Prospectus. We encourage you to read it carefully.

         The Board of Directors of the Company has unanimously approved the Merger Agreement as being in the best interest of the Company and its shareholders. Your Board recommends that the Company shareholders vote to approve the Merger Agreement.

         Whether or not you plan to attend the Special Meeting, holders of the Company Common Stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

         IN ORDER TO APPROVE THE MERGER AGREEMENT, IT IS NECESSARY THAT HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY VOTE IN FAVOR OF THE MERGER AGREEMENT.
                                Very truly yours,


                                /s/ Beryl G. Pascavis
                                -----------------------------------------------
                                Beryl G. Pascavis
                                Chairman, President and Chief Executive Officer

                      GREATER COLUMBIA BANCSHARES, INC.
                          222 EAST WISCONSIN STREET
                           PORTAGE, WISCONSIN 53901



                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD MARCH 19, 1996



TO THE SHAREHOLDERS OF GREATER COLUMBIA BANCSHARES, INC.

         A Special Meeting of Shareholders of Greater Columbia Bancshares, Inc. (the "Company") will be held at the principal executive offices of the Company at 222 East Wisconsin Street, Portage, Wisconsin, on March 19, 1996 at
11:00 a.m. for the purpose of voting on the following matters:

         1. To approve the Agreement and Plan of Merger dated as of December 22, 1995 among Associated Banc-Corp ("Associated"), Associated Banc-Shares, Inc., a wholly-owned subsidiary of Associated ("Holding"), and the Company (the "Merger Agreement") providing for the merger of the Company with and into Holding (the "Merger") (a copy of the Merger Agreement is attached as Exhibit A hereto).

         2. To transact such other business as may properly come before the meeting.

         THE DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

         Any shareholder desiring to exercise dissenters' rights and be paid in cash for the fair value of his or her shares of Company Common Stock in accordance with the provisions of the Wisconsin Business Corporation Law (i) must file a written objection to the Merger prior to the Special Meeting of Shareholders, (ii) must not vote in favor thereof, and (iii) must otherwise comply with the procedures set forth in Subchapter XIII of the Wisconsin Business Corporation Law, a copy of which is attached as Exhibit C to the Proxy Statement/Prospectus. See "The Merger-Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on February 12, 1996 as the record date for the determination of Company shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

         Whether or not you plan to attend the Special Meeting, holders of the Company Common Stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement/Prospectus.

         The Special Meeting may be postponed or adjourned from time to time without any notice other than by announcement at the Special Meeting of any postponements or adjournments thereof, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned Special Meeting.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

         Shareholders are invited to attend the Special Meeting.

                            BY ORDER OF THE BOARD OF DIRECTORS


                            /s/ Beryl G. Pascavis
                            ----------------------------------------
                            Beryl G. Pascavis
                            Chairman, President and Chief Executive Officer


Portage, Wisconsin
February 12, 1996

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                PROXY STATEMENT
                       GREATER COLUMBIA BANCSHARES, INC.
                        SPECIAL MEETING OF SHAREHOLDERS

                             --------------------

                                  PROSPECTUS
                             ASSOCIATED BANC-CORP
                                 COMMON STOCK

         This Proxy Statement/Prospectus is being furnished to the shareholders of Greater Columbia Bancshares, Inc., a Wisconsin corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at its special meeting of shareholders (including any adjournments or postponements thereof) to be held on Tuesday, March 19, 1996 (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of the Company with and into Associated Banc-Shares, Inc. ("Holding"), a Wisconsin corporation and a wholly-owned subsidiary of Associated Banc-Corp, a Wisconsin corporation ("Associated"), pursuant to the Agreement and Plan of Merger dated as of December 22, 1995 (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A. FOR A MORE COMPLETE DESCRIPTION OF THE MERGER, THE MERGER AGREEMENT AND CERTAIN RISK FACTORS ASSOCIATED THEREWITH, SEE "THE MERGER-CERTAIN CONSIDERATIONS" AND "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."

         Your Board recommends that the Company shareholders vote to approve the Merger Agreement. As described herein, each of the directors of the Company has agreed to vote their shares in favor of the approval of the Merger Agreement pursuant to a Voting Agreement dated as of December 22, 1995 (the "Voting Agreement"). Assuming compliance with the terms of the Voting Agreement, and provided that the Merger Agreement has not been terminated prior to its being voted upon the Company shareholders, the approval of the Merger Agreement is assured.

         This Proxy Statement/Prospectus constitutes a prospectus of Associated with respect to shares of Associated Common Stock, par value $0.01 per share ("Associated Common Stock") issuable to holders of the Company Common Stock, par value $1.00 per share ("Company Common Stock") pursuant to the Merger Agreement. Pursuant to the Merger Agreement, each of the outstanding shares of the Company Common Stock will be converted into 1.0665 shares of Associated Common Stock. See "The Merger - Merger Consideration."

         This Proxy Statement/Prospectus and the accompanying proxy materials are first being mailed to shareholders on or about February 15, 1996.

         Associated Common Stock trades on The Nasdaq Stock Market under the symbol ASBC. The closing price of Associated Common Stock on The Nasdaq Stock Market on February 12, 1996 was $38.00.

                                 ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS FEBRUARY 12, 1996

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASSOCIATED OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING ASSOCIATED HAS BEEN FURNISHED BY ASSOCIATED, AND INFORMATION HEREIN REGARDING THE COMPANY HAS BEEN FURNISHED BY THE COMPANY.


                             AVAILABLE INFORMATION

         Associated is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York regional office, 75 Park Place, 14th Floor, New York, New York 10007 and at its Chicago regional office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. The principal market on which Associated Common Stock is traded, under the symbol "ASBC," is The Nasdaq Stock Market. Material filed by Associated with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006 ("NASD").

         Associated has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Associated Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other documents. Each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by Associated (File No. 0-5519) pursuant to Section 13 of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

         (1) Associated's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

         (2) Associated's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995; and

         (3) The description of the Associated Common Stock set forth in Associated's Registration Statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         In addition, all documents subsequently filed by Associated pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting are hereby deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INCORPORATED DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO ASSOCIATED BANC-CORP, 112 NORTH ADAMS STREET, P.O. BOX 13307, GREEN BAY, WISCONSIN 54307-3307 (TELEPHONE NUMBER (414) 433-3166), ATTENTION: BRIAN R. BODAGER, ESQ., GENERAL COUNSEL & SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE MADE BY
MARCH 12, 1996.  PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS
WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                            ________________________

                       GREATER COLUMBIA BANCSHARES, INC.
                                      AND
                              ASSOCIATED BANC-CORP
                           PROXY STATEMENT/PROSPECTUS

                                                    TABLE OF CONTENTS                                                PAGE
                                                                                                                     ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Status of Associated Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Required Vote; Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Recommendation of the Company's Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Regulatory Approvals Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Certain Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Anticipated Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Dissenting Shareholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Certain Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

COMPARATIVE STOCK PRICES AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Associated Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         The Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

COMPARATIVE UNAUDITED PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

RECENT RESULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

PROPOSED ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Historical and Pro Forma Selected Financial Contributions  . . . . . . . . . . . . . . . . . . . . . . . . .  14

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ASSOCIATED BANC-CORP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Matters to Be Considered at the Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Voting of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                                                                                      PAGE
                                                                                                                      ----
         Record Date; Stock Entitled to Vote; Quorum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Recommendations of the Board of Directors of the Company   . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Certain Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Regulatory Approvals Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         The Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares . . . . . . . . . . . . . .  22
         Description of Associated Common Stock Issuable in the Merger  . . . . . . . . . . . . . . . . . . . . . . .  24
         Comparison of Shareholder Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Appraisal Rights and Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Classified Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Removal of Directors For "Cause" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Newly Created Directorships and Vacancies on the Board of Directors  . . . . . . . . . . . . . . . .  27
                 Certain Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Advance Notice of Proposals to Be Brought at the Annual Meeting  . . . . . . . . . . . . . . . . . .  27
         Resale of Associated Common Stock Issued Pursuant to the Merger  . . . . . . . . . . . . . . . . . . . . . .  28
         Pre-Merger Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Post-Merger Dividend Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Certain Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Anticipated Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         The Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Other Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Management After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

CERTAIN PROVISIONS OF THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

CERTAIN PROVISIONS OF THE VOTING AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

CERTAIN INFORMATION CONCERNING ASSOCIATED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                                                                                     PAGE
                                                                                                                     ----
CERTAIN INFORMATION CONCERNING THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Ownership of the Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Exhibit A:       Agreement and Plan of Merger among Associated Banc-Corp,
                          Associated Banc-Shares, Inc. and Greater Columbia Capital Bancshares,
                          Inc. dated as of December 22, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B:       Voting Agreement dated as of December 22, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C:       Subchapter XIII of the Wisconsin Business Corporation Law  . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D:       Greater Columbia Bancshares, Inc. and Subsidiary Financial Statements
                           and Management's Discussion and Analysis of Financial Condition
                           and Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and is not intended to be complete. All information concerning Associated included in this Proxy Statement/Prospectus has been provided by Associated, and all information concerning the Company has been provided by the Company. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Exhibits attached hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Exhibits attached hereto in their entirety. Cross-references in this summary are to captions in this Proxy Statement/Prospectus.

THE COMPANIES:                    Associated.  Associated Banc-Corp ("Associated") is a diversified multi-bank holding company which owns eight commercial banks located in Wisconsin and
                                  Illinois.  Associated Banc-Shares, Inc. ("Holding") is a wholly-owned subsidiary of Associated.  As of September 30, 1995, Associated had total assets of $3.54 billion.  Associated Common Stock trades on The Nasdaq Stock
                                  Market.  The principal executive offices of Associated are located at 112
                                  North Adams Street, P.O. Box 13307, Green Bay, Wisconsin 54307-3307 and its
                                  telephone number is (414) 433-3166.  See "Certain Information Concerning
                                  Associated."

                                  The Company. Greater Columbia Bancshares, Inc. (the "Company") is a one-bank holding company which owns 100% of the stock of The First National Bank of
                                  Portage (the "Bank").  The Bank has one wholly-owned subsidiary, Portage
                                  Investments, Inc.  As of September 30, 1995 the Company had total assets of
                                  $210.7 million.  The principal executive offices of the Company are located at 222 East Wisconsin Street, Portage, Wisconsin  53901 and its telephone number is (608) 742-4115.  See "Certain Information Concerning the Company."

THE MERGER:                       Following the approval of the Merger Agreement by the shareholders of the
                                  Company and the satisfaction or waiver of the other conditions to the
                                  Merger, the Company will be merged with and into Holding, and each outstanding share of the Company Common Stock will be converted into the right to receive 1.0665 shares of Associated Common Stock (the "Exchange
                                  Ratio").  The Merger will be effective on the date the Articles of Merger are filed with the Secretary of State of the State of Wisconsin (the
                                  "Effective Time").  At the Effective Time, the Company will be merged with and into Holding and will not continue its separate existence or operations, to which Holding as the surviving corporation will succeed.  See "The Merger
                                  - The Effective Time."

STATUS OF ASSOCIATED              Other than shares of Associated Common Stock issued to "affiliates" of the
COMMON STOCK:                     Company (as defined under the federal securities laws), shares of Associated
                                  Common Stock will be freely tradeable.  See "The Merger - Resale of
                                  Associated Common Stock Issuable in the Merger."

THE SPECIAL MEETING:              A Special Meeting of the Shareholders of the Company will be held at 222
                                  East Wisconsin Street, Portage, Wisconsin on March 19, 1996 at 11:00 a.m.
                                  (the "Special Meeting").  At the Special Meeting, holders of the Company
                                  Common Stock entitled to vote at the meeting will consider and vote upon a proposal to approve the Merger Agreement.  Shareholders of Associated are not required to approve the Merger Agreement.  See "The Merger" and
                                  "Certain Provisions of the Merger Agreement."  The record date for the
                                  Special Meeting is February 12, 1996 (the "Record Date").

                                      7

REQUIRED VOTE;                    The affirmative vote of the holders of a majority of the outstanding shares
VOTING AGREEMENT:                 of the Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement under the Wisconsin Business
                                  Corporation Law (the "WBCL").

                                  Associated has entered into a Voting Agreement dated as of December 22, 1995
                                  (the "Voting Agreement") attached hereto as Exhibit B with each of the directors of the Company pursuant to which the directors have agreed to vote their shares (i) in favor of the adoption and approval of the Merger
                                  Agreement and the Merger and (ii) against any Competing Transaction (as such term is defined herein) which generally includes an acquisition of control of, or a significant equity interest in or significant assets of, the
                                  Company by a third party in the form of a merger, consolidation, share exchange, business combination or other similar transaction, acquisition of assets or shares or otherwise, or certain announcements, proposals or offers with respect thereto.  The directors of the Company hold 596,935 shares, or approximately 65.8% of the Company Common Stock entitled to vote at the meeting.  Assuming compliance with the terms of the Voting Agreement and provided the Merger Agreement has not been terminated prior to its being voted upon by the Company shareholders, the approval and adoption of the
                                  Merger Agreement are assured.  The Voting Agreement also provides that
                                  Associated has the exclusive right to purchase any or all of the shares of
                                  Company Common Stock owned by the directors of the Company for $37.3275 per share, payable in cash, subject to any necessary regulatory approval, after a material breach of the Merger Agreement by the Company, a breach by a
                                  Party Shareholder, or the acquisition or overtly threatened acquisition of
                                  5% of the stock or a material portion of the assets of the Company or the
                                  Bank.  The purchase right is not exercisable as of the date hereof.  The purchase price per share under the Voting Agreement equalled the value of the Company Common Stock based upon the trading price of Associated Common
                                  Stock at the date that the Voting Agreement was requested by Associated.
                                  The execution and delivery of the Voting Agreement was a condition to
                                  Associated entering into the Merger Agreement.  The Voting Agreement may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in the Company from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Company Common Stock than the price per share implicit in the Exchange Ratio.  The Voting Agreement is intended to increase the likelihood that the Merger will be consummated.
                                  See "The Merger - The Voting Agreement."

REASONS FOR THE MERGER:           The Board of Directors of the Company believes that the Merger will have a positive impact on the customers and employees of the Company by providing overall additional financial strength to the banking business of the Bank.
                                  Shareholders of the Company will benefit as a result of the enhanced liquidity, marketability and dividend paying capacity of the Associated
                                  Common Stock to be received in the Merger.  The Board of Directors of
                                  Associated believes the Merger will enable Associated to increase its presence and heighten its visibility in South Central Wisconsin.  See "The
                                  Merger - Reasons for the Merger."

RECOMMENDATION OF THE             The Board of Directors of the Company, after consideration of the terms and
COMPANY'S BOARD OF                conditions of the Merger Agreement and other factors deemed relevant by the
DIRECTORS:                        Board of Directors, believes that the Merger and the Exchange Ratio are fair to


                                      8

                                  and in the best interests of the shareholders of the Company.  The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby.  See "The Merger-Background of the
                                  Merger," "- Reasons for the Merger" and "- Recommendations of the Board of
                                  Directors of the Company."

CONDITIONS TO THE                 The obligations of Associated and the Company to consummate the Merger are
MERGER:                           subject to various conditions, including, among other things, obtaining requisite shareholder and regulatory approvals, the absence of any materially burdensome restriction or condition imposed in connection with obtaining such regulatory approvals, receipt of an opinion of independent counsel to Associated at the closing of the Merger in respect of certain federal income tax consequences of the Merger and that Associated and Mr.
                                  Beryl G. Pascavis, Chairman, President and Chief Executive Officer of the
                                  Company have entered into an employment agreement.  Furthermore, the obligation of Associated to consummate the Merger is subject to various conditions, including, among other things, receipt of an opinion from the independent public accountants of Associated that the Merger qualifies for
                                  "pooling of interests" accounting treatment, that the aggregate of (i) the fractional shares of Associated Common Stock paid in cash and (ii) the number of shares of Associated Common Stock that is not issued in the Merger due to the exercise of dissenters' rights, shall not be more than 10% of the shares of Associated Common Stock which would otherwise have been issued pursuant to the Merger, receipt by Associated of a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property complies with environmental laws and that there are no material contingent liabilities, that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant, and that the Company's consolidated after-tax earnings for calendar year
                                  1995 (with certain adjustments) were in excess of $2,500,000.  See "Certain
                                  Provisions of the Merger Agreement - Conditions to Consummation of the
                                  Merger."

TERMINATION:                      The Merger Agreement may be terminated by the applicable Board of Directors at any time prior to the Effective Time (whether before or after approval of the Merger by the shareholders of the Company):  (i) by mutual consent of
                                  Associated and the Company; (ii) by Associated or the Company if there has been a breach by the other party in any material respect of any representation, warranty, covenant or agreement in the Merger Agreement, or if any representation or warranty of the Company or Associated shall be discovered to have become untrue in any material respect, in either case which breach has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach; (iii) by Associated or the Company if any permanent injunction preventing the consummation of the
                                  Merger shall have become final and nonappealable; (iv) by Associated or the
                                  Company if the Merger shall not have been consummated before July 30, 1996 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; (v) by Associated or the Company if the Board of Governors of the Federal Reserve System (the "Federal
                                  Reserve Board") or the Wisconsin Commissioner of Banking (the "Wisconsin
                                  Commissioner") have denied approval of the Merger, and neither Associated nor the Company has, within 30 days after the entry of such order, filed a petition seeking review of such order as provided by applicable law; (vi) by
                                  Associated if the Company



                                  fails to take reasonably appropriate action in
                                  response to any environmental condition identified by Associated's environmental consultant; or (vii) by Associated if dissenters' rights are exercised with respect to in excess of 10% of the Company Common Stock.  See
                                  "Certain Provisions of the Merger Agreement - Termination."

REGULATORY APPROVALS              The Merger is subject to prior approval by the Federal Reserve Board and the
REQUIRED:                         Wisconsin Commissioner.  See "The Merger - Regulatory Approvals Required."

CERTAIN MATERIAL                  The Merger is conditioned upon Associated and the Company receiving an
FEDERAL INCOME                    opinion of independent counsel to Associated, subject to customary
TAX CONSEQUENCES:                 assumptions and representations, to the effect that the Merger will be a tax-free reorganization for federal income tax purposes.  Such opinion, however, is not binding on the Internal Revenue Service.  In the event that the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized by holders of the Company Common Stock upon conversion of their shares of stock into shares of Associated Common Stock, except to the extent they receive cash in lieu of fractional share interests of Associated Common
                                  Stock, and no gain or loss will be recognized by Associated, Holding or the
                                  Company.  See "The Merger - Certain Material Federal Income Tax
                                  Consequences."

ANTICIPATED ACCOUNTING            The Merger is expected to qualify as a "pooling of interests" for accounting
TREATMENT:                        and financial reporting purposes.  The receipt of an opinion from KPMG Peat
                                  Marwick LLP, the independent public accountants of Associated, confirming that the Merger will qualify for "pooling of interests" accounting treatment is a condition to consummation of the Merger.  See "The Merger - Anticipated
                                  Accounting Treatment."

DISSENTING SHAREHOLDERS'          Holders of Company Common Stock who comply with the procedural requirements
RIGHTS:                           of the WBCL will have appraisal rights in connection with the Merger.
                                  Pursuant to Section 180.1302(1) of the WBCL, holders of shares of stock entitled to notice of a shareholders' meeting at which shareholders are to vote on a merger are provided, subject to certain procedural requirements, with statutory rights of appraisal pursuant to which such shareholders may be entitled to receive cash in the amount of the "fair value" of their shares (as determined pursuant to the WBCL) instead of the shares or cash offered pursuant to the merger.  See "The Merger - Dissenters' Rights" and
                                  Exhibit C hereto.

CERTAIN CONSIDERATIONS:           In deciding whether to vote in favor of the Merger Agreement, shareholders of the Company should carefully evaluate the matters set forth in the section herein entitled "The Merger - Certain Considerations."  Shareholders
                                  of the Company should consider that the exercise of dissenters' rights is the only alternative to avoid conversion of Company Common Stock to shares of Associated Common Stock as shareholder approval is assured pursuant to the terms of the Voting Agreement, and the changing legislative and regulatory environment affecting the banking and financial services businesses in which Associated and the Company engage.


INTERESTS OF CERTAIN              Associated (through the Bank as employer) will enter into a two year
PERSONS IN THE MERGER:            employment agreement with Mr. Pascavis.  See "The Merger - Interests of
                                  Certain Persons in the Merger."

        SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP AND THE COMPANY
                    (In thousands, except per share amounts)

         The following table sets forth selected historical data as of and for each of the years in the five year period ended December 31, 1994 derived from the audited consolidated financial statements of Associated, including the respective notes thereto, which should be read in conjunction therewith. The audited consolidated financial statements of Associated as of and for each of the years in the three year period ended December 31, 1994 are incorporated by reference to this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The Company's selected historical data as of and for each of the years in the three year period ended December 31, 1994 and as of and for each of the years in the two year period ended December 31, 1991 are derived from the audited consolidated financial statements of the Company attached hereto as Exhibit D and the unaudited consolidated financial statements of the Company, respectively. The selected historical data as of and for the nine months ended September 30, 1995 and 1994 are derived from the unaudited consolidated financial statements of Associated and the Company incorporated herein by reference and attached hereto as Exhibit D, respectively. In the opinion of their respective managements, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly Associated's and the Company's financial position and results of operations for the periods presented. All adjustments necessary to the fair presentation of the financial statements are of a normal recurring nature. Results for the nine months ended September 30, 1995 are not necessarily indicative of the results which may be expected for the year as a whole.


                                          AS OF AND FOR THE
                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                         -------------------             -----------------------------------------
                                            1995       1994        1994        1993        1992       1991         1990
                                            ----       ----        ----        ----        ----       ----         ----
ASSOCIATED (1):                              (UNAUDITED)
CONDENSED STATEMENT OF INCOME:
------------------------------
Interest Income . . . . . . . . . . .   $  195,472  $ 158,338   $  219,351  $  209,446  $  226,817  $ 247,671   $  250,031
Interest Expense  . . . . . . . . . .       86,767     58,728       82,801      80,272     102,969    136,124      148,614
Less: Provision for Possible Loan            2,368      1,529        2,211       5,700      10,581     21,768        7,202
                                        ----------  ---------   ----------  ----------  ----------  ---------   ----------
Net Interest Income After Provision
  for Possible Loan Losses  . . . . .      106,337     98,081      134,339     123,474     113,267     89,779       94,215
Plus: Non-Interest Income . . . . . .       39,332     37,463       49,103      49,980      48,449     41,849       35,506
                                            92,232     88,284      119,079     117,022     117,043    110,706       96,912
                                        ----------  ---------   ----------  ----------  ----------  ---------   ----------
Net Non-Interest Expense  . . . . . .       52,900     50,821       69,976      67,042      68,594     68,857       61,406

Net Income  . . . . . . . . . . . . .   $   34,122  $  30,728   $   41,662      37,398  $   31,622  $  12,918   $   23,760
                                        ==========  =========   ==========  ==========  ==========  =========   ==========


PER COMMON SHARE DATA:
----------------------
Net Income Per Share (2)(3) . . . . .   $     2.07  $     1.87  $     2.53  $     2.30  $     1.99  $    0.83   $     1.52
Cash Dividends Per Share (2)  . . . .         0.70        0.63        0.85        0.74        0.61       0.57         0.50

SELECTED BALANCE SHEET DATA:
----------------------------
Total Assets  . . . . . . . . . . . .   $3,540,384  $3,210,435  $3,418,330  $3,114,310  $3,100,879  $3,066,403  $2,854,323
Long-Term Borrowings  . . . . . . . .        3,467       3,866       3,866       5,347      17,925      39,841      15,687


THE COMPANY:
                                                                                                     (UNAUDITED)
CONDENSED STATEMENT OF INCOME:
------------------------------
Interest Income . . . . . . . . . . .   $   11,730  $    9,792  $   13,475  $   10,410  $   11,011  $   10,098  $    9,960
Interest Expense  . . . . . . . . . .        5,461       4,166       5,758       4,822       5,508       5,872       6,324
Less: Provision for Loan Losses . . .           35          --          --         171         126           2          33
Net Interest Income After Provision
for Loan Losses . . . . . . . . . . .        6,234       5,626       7,717       5,417       5,377       4,224       3,603
                                               661         628         947         975         624         371         407
Plus:  Non-Interest Income  . . . . .        4,583       4,406       5,972       4,332       3,870       2,994       2,626
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                             3,922       3,778       5,025       3,357       3,246       2,623       2,219

Net Income  . . . . . . . . . . . . .   $    1,686  $    1,458  $    1,906  $    1,474  $    1,496  $    1,134  $      975
                                        ==========  ==========  ==========  ==========  ==========  ==========  ==========

PER COMMON SHARE DATA:
----------------------
Net Income Per Share (3)(4) . . . . .   $     1.86  $     1.61  $     2.10  $     2.14  $     2.31  $     1.75  $     1.51
Cash Dividends Per Share  . . . . . .         1.26        1.26        1.26        0.60        0.45        0.39        0.35

SELECTED BALANCE SHEET DATA:
----------------------------
Total Assets  . . . . . . . . . . . .   $  210,704  $  208,696  $  211,200  $  152,386  $  145,143  $  110,634  $  107,368
Long-Term Debt  . . . . . . . . . . .        5,844       6,524       6,452       8,186       1,888          --          --

______________________

(1) All information presented for Associated has been restated for the merger of GN Bancorp, Inc. with and into a wholly-owned subsidiary of Associated, which was accounted for as a pooling of interests, on August 3, 1995 (the "GNB Acquisition").
(2) Per share data for Associated adjusted retroactively for the five-for-four stock split effected as a stock dividend paid on June 15, 1995 (the "Stock Split") and stock dividends declared in 1993 and 1990.
(3) Earnings per share are calculated based upon the weighted average shares outstanding.
(4) Per share data for the Company adjusted retroactively for the four-for-one stock split effected as a stock dividend paid on September 1, 1993 (the "Company Stock Split")

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

ASSOCIATED COMMON STOCK

         Associated Common Stock trades on The Nasdaq Stock Market. The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on The Nasdaq Stock Market and the regular cash dividends declared for Associated Common Stock as adjusted to reflect the Stock Split.

                                                           ASSOCIATED COMMON STOCK
                                                 --------------------------------------------
                                                    HIGH             LOW            DIVIDEND
                                                  --------         -------         ----------
 1993
 ----
 First Quarter . . . . . . . . . . . . . . . .   $    26.73       $    23.46       $    0.18
 Second Quarter  . . . . . . . . . . . . . . .   $    28.00       $    25.64       $    0.18
 Third Quarter . . . . . . . . . . . . . . . .   $    32.00       $    26.00       $    0.18
 Fourth Quarter  . . . . . . . . . . . . . . .   $    31.00       $    26.00       $    0.20

 1994
 ----
 First Quarter . . . . . . . . . . . . . . . .   $    28.80       $    25.00       $    0.20
 Second Quarter  . . . . . . . . . . . . . . .   $    30.60       $    25.00       $    0.22
 Third Quarter . . . . . . . . . . . . . . . .   $    30.20       $    28.00       $    0.22
 Fourth Quarter  . . . . . . . . . . . . . . .   $    28.40       $    25.00       $    0.22

 1995
 ----
 First Quarter . . . . . . . . . . . . . . . .   $    30.10       $    27.40       $    0.22
 Second Quarter  . . . . . . . . . . . . . . .   $    31.00       $    28.40       $    0.22
 Third Quarter . . . . . . . . . . . . . . . .   $    37.25       $    30.38       $    0.27
 Fourth Quarter  . . . . . . . . . . . . . . .   $    40.94       $    36.25       $    0.27

 1996
 ----
 First Quarter (through February 12, 1996) . .   $    40.50       $    36.50       $    0.27


         On August 23, 1995, the last trading day before the announcement of the signing of the letter of intent for the Merger, the last sale price of Associated Common Stock as reported on The Nasdaq Stock Market was $33.00 per share. On February 12, 1996 the last sale price of Associated Common Stock as reported on The Nasdaq Stock Market was $38.00 per share. Shareholders are urged to obtain current market prices for Associated Common Stock.

         On the Record Date, there were approximately 5,000 holders of record of Associated Common Stock.

THE COMPANY COMMON STOCK

         The Company Common Stock is not listed on any exchange nor is there an established trading market for Company Common Stock. Although it is quoted and occasionally trades in the over-the-counter market, only sporadic "bid" or "ask" prices are available. Since January 1993, the bid price has ranged from $20 to $36.50 per share as reported by the National Quotation Bureau. Such prices do not reflect retail mark-up, mark-down or commission. Management of the Company does not have knowledge of the prices paid in all transactions involving its shares. Because of the lack of an established public market for shares of Company Common Stock, the range of prices indicated may not reflect the prices which would be paid for such shares in an active market. On February 12, 1996, the quoted market price per share of Company Common Stock was $38.00 bid.

         In November 1993, the Company completed a rights offering of 260,000 shares of Company Common Stock at a subscription price of $23.00 per share to shareholders of the Company who were Wisconsin residents. Company shareholders received nontransferable subscription rights to purchase Company Common Stock at the rate of one share of Company Common Stock for each 2.4 shares of Company Common Stock held of record.

         The Board of Directors of the Company declared dividends in each of 1993, 1994 and 1995 of $0.60 per share, $1.26 per share and $1.26 per share, respectively. Pursuant to the Merger Agreement, the ability of the Company to pay dividends on the Company Common Stock prior to the Effective Time has been restricted except that commencing February 15, 1996, the Company is permitted to declare and pay a quarterly dividend not to exceed $0.32 per share. The Company has declared a dividend of $0.32 per share payable February 15, 1996 to shareholders of record on February 1, 1996. See "The Merger - Pre-Merger Dividend Policy."

         On the Record Date, there were 151 holders of record of the Company Common Stock.

                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth for Associated Common Stock and the Company Common Stock certain unaudited historical, pro forma and pro forma equivalent per share financial information as of and for the nine months ended September 30, 1995 and as of and for each of the years in the three year period ended December 31, 1994. The following data assumes that each outstanding share of Company Common Stock will be converted into 1.0665 shares of Associated Common Stock. The information presented herein should be read in conjunction with the financial statements of Associated incorporated by reference into this Proxy Statement/Prospectus, and with the consolidated financial statements of the Company, including the notes thereto, attached hereto as Exhibit D. See "Incorporation of Certain Documents By Reference."

                                         AS OF AND FOR THE
                                         NINE MONTHS ENDED                    AS OF AND FOR THE YEAR
                                           SEPTEMBER 30,                        ENDED DECEMBER 31,
                                         -----------------        ---------------------------------------------
                                                1995                 1994             1993              1992
                                         -----------------        -----------      ------------    ------------
ASSOCIATED
Net Income Per Common Share (1):           $        2.07          $      2.53      $      2.30      $      1.99
  Historical  . . . . . . . . . . . .               2.05                 2.50             2.29             2.00
  Pro forma (2) . . . . . . . . . . .
Dividends Per Common Share (1):            $        0.70          $      0.85      $      0.74      $      0.61
  Historical  . . . . . . . . . . . .               0.70                 0.85             0.74             0.61
  Pro forma (3) . . . . . . . . . . .
Book Value Per Common Share:               $       19.09          $     17.32      $     16.23      $     14.29
  Historical  . . . . . . . . . . . .              18.89                17.14            16.11            14.10
  Pro forma (2) . . . . . . . . . . .

THE COMPANY
Net Income Per Common Share (5):
  Historical  . . . . . . . . . . . .      $        1.86          $      2.10      $      2.14      $      2.31
  Pro forma equivalent (4)  . . . . .               2.19                 2.67             2.44             2.13
Dividends Per Common Share (5):
  Historical  . . . . . . . . . . . .     $         1.26          $      1.26      $      0.60      $      0.45
  Pro forma equivalent (4)  . . . . .               0.75                 0.91             0.79             0.65
Book Value Per Common Share (5):
  Historical  . . . . . . . . . . . .     $        16.45          $     15.03      $     15.15      $     10.34
  Pro forma equivalent (4)  . . . . .              20.15                18.28            17.18            15.04
----------------------

(1) Per share data adjusted retroactively for the GNB Acquisition, the Stock Split and the stock dividend declared in 1993. Earnings per share are calculated based upon the weighted average shares outstanding.
(2)      The Associated pro forma per share amounts give effect to the Merger.
(3) The Associated pro forma dividends per share amounts represent historical dividends of Associated as adjusted retroactively for the Stock Split and the stock dividend declared in 1993.
(4) The Company pro forma equivalent per share amounts are calculated by multiplying the Associated pro forma per share amounts by the Exchange Ratio of 1.0665 shares.
(5)      Per share data adjusted retroactively for the Company Stock Split.

                                 RECENT RESULTS

         For the year ended December 31, 1995, Associated reported net income of $46.7 million up 12.0% compared to 1994. Net income for the fourth quarter 1995 was $12.5 million up 14.6% from the comparable prior period in 1994. Earnings per share were $2.83 and $0.76 for the year ended December 31, 1995 and for the fourth quarter 1995, respectively. Total assets were $3.7 billion at December 31, 1995 up 8.2% from reported assets at December 31, 1994. On January 24, 1996, Associated declared a dividend of $0.27 per share payable February 15, 1996 to shareholders of record as of February 5, 1996.

         For the year ended December 31, 1995, the Company reported net income of $1.4 million down 38.5% compared to 1994. Earnings per share were $1.52. Net income decreased primarily because the Company recorded a provision for loan loss of $1.1 million ($660,000 after tax), pursuant to the terms of the Merger Agreement. Total assets were $210 million down 0.5% from reported assets at December 31, 1994.

                             PROPOSED ACQUISITIONS

         On November 10, 1995 and January 23, 1996, Associated signed definitive merger agreements for proposed stock-for-stock merger transactions with SBL Capital Bank Shares, Inc. ("SBL") and F&M Bankshares of Reedsburg, Inc. ("F&M"), respectively. SBL is a $63.4 million one bank holding company with main offices in Lodi, Wisconsin. F&M is a $140 million one bank holding company with main offices in Reedsburg, Wisconsin. SBL is expected to be consummated during the first quarter of 1996 and F&M during the second quarter of 1996. Each of these acquisitions is expected to be accounted for as a pooling of interests. There is no assurance that such transactions will be consummated or that if consummated, that the proposed terms will not be modified. Moreover, Associated from time to time is engaged in preliminary negotiations for potential acquisitions involving stock-for-stock mergers or cash purchases. Such proposed acquisitions are announced when agreements in principle have been reached.

HISTORICAL AND PRO FORMA SELECTED FINANCIAL CONTRIBUTIONS

         The following table sets forth certain consolidated unaudited financial data of Associated as of and for the nine months ended September 30, 1995 and the data on a pro forma combined basis after giving effect to the acquisition of the Company and the proposed acquisitions of SBL and F&M. The information is derived from the historical unaudited financial statements of Associated, the Company, SBL and F&M. The unaudited consolidated financial statements of Associated and the Company, including the related notes thereto, are incorporated by reference and attached as Exhibit D, respectively, to this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."


                                                           PRO FORMA                    ASSOCIATED, THE
                                                           COMBINED                       COMPANY, SBL
                                                          ASSOCIATED       SBL AND          AND F&M
                                          THE COMPANY       AND THE         F&M            PRO FORMA
                           ASSOCIATED      HISTORICAL       COMPANY       PRO FORMA         COMBINED
                           ----------      ----------       -------       ---------    ------------------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
For the nine months
ended
  September 30, 1995:
Total revenue:
  Amount  . . . . . . .   $    234,804   $  12,391       $     247,195  $ 11,951         $   259,146
  Percentage of total .           90.6%        4.8%               95.4%      4.6%                100%
Net income:
  Amount  . . . . . . .   $     34,122   $   1,686       $      35,808  $  1,637         $    37,445
  Percentage of total .           91.1%        4.5%               95.6%      4.4%                100%
At September 30, 1995:
Total assets:
  Amount  . . . . . . .   $  3,540,384   $ 210,704       $   3,751,088  $206,221         $ 3,957,309
  Percentage of total .           89.5%        5.3%               94.8%      5.2%                100%
Shareholders' equity:
        Amount  . . . .   $    315,063   $  14,929       $     329,992  $ 17,370         $   347,362
  Percentage of total .           90.7%        4.3%               95.0%      5.0%                100%
Shares of common stock:

  Amount  . . . . . . .     16,501,225     967,717(1)       17,468,942   868,000(1)       18,336,942
  Percentage of total .           90.0%        5.3%               95.3%      4.7%                100%
------------

(1) Assumes consummation of each proposed transaction and conversion to shares of Associated Common Stock based upon the respective proposed Exchange Ratios.

                                  INTRODUCTION

         This Proxy Statement/Prospectus is being furnished to holders of the Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Shareholders of the Company and at any adjournment or postponement thereof. The Company Meeting will be held at the principal executive offices of the Company at 222 East Wisconsin Street, Portage, Wisconsin on March 19, 1996. The Special Meeting will commence at 11:00 a.m.

         At the Special Meeting, the shareholders of the Company will be asked to approve the Merger Agreement attached hereto as Exhibit A, as more fully described herein. See "The Special Meeting," "The Merger," and "Certain Provisions of the Merger Agreement." The approximate date on which this Proxy Statement/Prospectus is first being mailed to shareholders of the Company is on or about February 15, 1996.


                              ASSOCIATED BANC-CORP

         Associated is a diversified multi-bank holding company registered with the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Associated owns directly or indirectly all of the capital stock of eight commercial banks located in Wisconsin and Illinois, and all of the capital stock of subsidiaries engaged in the following non-banking businesses: personal property lease financing, commercial mortgage banking, residential mortgage banking, trust services, reinsurance and general insurance agency activities. As of September 30, 1995, Associated had total assets of $3.54 billion. The principal executive offices of Associated are located at 112 North Adams Street, P.O. Box 13307, Green Bay, Wisconsin 54307-3307 and its telephone number is (414) 433-3166. See "Certain Information Concerning Associated."


                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the Special Meeting, holders of the Company Common Stock will consider and vote upon a proposal to approve the Merger Agreement and any other matters that may properly come before the Special Meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Each share of the Company Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger.

         Pursuant to the Voting Agreement, the directors who have voting power with respect to a total of 596,935 shares or approximately 65.8% of the Company Common Stock entitled to vote at the Special Meeting have agreed, among other things, to vote their shares in favor of the approval and adoption of the Merger Agreement and against certain other transactions. Assuming compliance with the terms of the Voting Agreement and provided the Merger Agreement has not been terminated prior to its being voted upon by the Company shareholders, the approval and adoption of the Merger Agreement are assured. See "Certain Provisions of the Voting Agreement." As of the Record Date, the Company's directors and executive officers had voting power with respect to a total of 596,935 shares or approximately 65.8% of the Company Common Stock entitled to vote at the Special Meeting.

VOTING OF PROXIES

         Shares represented by all properly executed proxies for the Company Common Stock received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement.

         It is not expected that any matter other than that referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

         Only holders of record of the Company Common Stock at the close of business on February 12, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting.

         At the Record Date, 907,376 shares of the Company Common Stock were outstanding. Shares representing a majority of the outstanding shares of the Company Common Stock entitled to vote must be represented in person or by proxy at the Company Meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

         The Company will bear the cost of the solicitation of proxies from its shareholders, except that Associated and the Company will share equally the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders of the Company by telephone or telegram, or in person, but will receive no additional compensation for such services.

         SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

         This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Exhibit A and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other exhibits to this Proxy Statement/Prospectus in their entirety.

BACKGROUND OF THE MERGER

         For the past several years, the Board of Directors of the Company has monitored the future of independent banks in smaller communities in Wisconsin such as Portage. The Board continually considered the potential increase in banking competition in the Portage area, the need for large capital expenditures required to provide desired customer service and the increased rules and regulations imposed by regulatory authorities upon the banking industry. The Board recognized the banking industry has substantially changed in recent years with potential changes of equal or greater magnitude for the industry foreseeable in the future.

         As a result, the Board determined in late 1994 to formally consider questions involving the future of the Company and the Bank. The Board determined that affiliation with a large organization would aid the Company in competitive compliance and managerial respects as well as provide shareholders of the Company with greater liquidity and diversification of their investment. The Board directed its counsel and independent accountants to prepare a descriptive memorandum with respect to the Company and the Bank for distribution to potential acquirors. Such memorandum was completed in February 1995 and counsel for the Company then solicited expressions of interest from over a dozen bank holding companies operating in the State of Wisconsin. Those solicitations produced three bona fide offers for acquisition of the Company subject to due diligence review.

         The solicitations of interest sought answers to specific questions with regard to both the economic and social aspects of any proposed transaction between the potential acquiror and the Company to determine not only the financial aspects of the proposal but also the operational similarities between the Company and each potential acquiror. Each of the three interested holding companies also submitted specific listings of requested material for their respective due diligence reviews. Following the due diligence, specific bids for the Company were presented by each of the three holding companies which included Associated. Counsel and the independent accountants of the Company also discussed with each of the three bidders their specific bids. Following receipt of these specific bids, the Board, assisted by counsel and independent accountants, conducted an evaluation of each of the bids. One of the specific bids included a cash proposal and an alternative part-cash, part-stock proposal. Subsequent to this bidder's due diligence on the Company, such bid was denominated in cash at $28.00 per share or in a part-cash, part-stock structure at an implied value of an unspecified amount less than $28.00 per share based upon the then current market price of the bidder's stock which was publicly-traded. Neither the cash proposal nor the part-cash, part-stock proposal (which was structured to be tax-free to shareholders who did not elect cash consideration) were as attractive from an economic standpoint as the tax-free proposals from the other two final bidders. As a result, the Board determined not to pursue further discussions with the cash bidder. Additional discussions were then conducted with each of the remaining two bidders. The Board considered the other stock-for-stock bid and ultimately rejected it after considering the past performance of bidder's publicly-traded stock and the Board's perception of the long-range potential stock appreciation relative to Associated. The Board also concluded that Associated would be a better merger partner from the standpoint of various social issues and management philosophy. These discussions resulted in the approval by the Board of the Associated proposal and the execution of the Letter of Intent with Associated as of August 23, 1995. The terms of the letter of intent were embodied in the Merger Agreement and Voting Agreement which were executed on December 22, 1995.

         The Merger Agreement was entered into by the Company after full consideration of the various factors having an effect upon a determination of the fair value of the Company Common Stock in the context of a Merger. In determining the amount of consideration to be received by the shareholders of the Company, the Board considered the relative financial condition and earnings and the history of dividend payments by Associated and the Company, the benefits of diversification in banking environments in the stock price, as well as the prospective growth potential of Associated and the Company based on their respective businesses, locations and market areas.

         The Directors of the Company concluded they would not engage an investment banking firm to render an opinion that the Exchange Ratio is fair from a financial point of view. As noted above, the Board concluded it would recommend the Merger and Exchange Ratio as fair to, and in the best interests of, the shareholders of the Company when the price of Associated Common Stock ranged between $32 and $34 per share. Although the Board was aware that the price would continue to fluctuate until the Effective Time, the Directors believed the benefit to the Company and its shareholders from a fairness opinion would not be commensurate with the cost of such opinion. On the date of the Company's execution of the Letter of Intent between Associated and the Company on August 23, 1995, the aggregate consideration based on the closing price of Associated Common Stock on that date as reported on The Nasdaq Stock Market ($33.00 per share) was approximately $31.9 million or approximately $35.19 per share of Company Common Stock. On December 22, 1995, the date of execution of the Merger Agreement, the value of the transaction was approximately $37.7 million or $41.59 per share based on the closing price of Associated Common Stock on that date as reported on The Nasdaq Stock Market of $39.00 per share.

         The Board of Directors of the Company has approved the Merger Agreement and believes the proposed Merger is in the best interest of the Company and its shareholders. Accordingly, the Board recommends that the shareholders of the Company vote in favor of adoption of the Merger Agreement as discussed herein. The Merger will afford the Bank the advantage of joining a multi-bank holding company while preserving the individual identity of the Bank. Because of Associated's size and financial strength, it has a greater range of financing alternatives available to raise any additional capital necessary to meet the financial requirements of the Bank. The Merger will permit the Bank to continue to function with a large degree of autonomy under its own officers and its own Board of Directors and, in addition, will enable the Bank through its affiliation with Associated to improve and expand its services and to realize administrative economies through centralized operations by more effectively utilizing its present personnel and by permitting the deployment of additional skilled personnel on an economical basis, particularly in the audit, trust, investment and data processing areas. The affiliation with other banks owned by Associated will permit group participation and credit extensions which will enable the Bank to effectively handle the credit needs of businesses which might otherwise do their banking outside the service area of the Bank. The outstanding shares of Associated Common Stock are, and the shares of such stock to be issued in the Merger for Company Common Stock, will be, actively traded on The Nasdaq Stock Market and hence enjoy greater liquidity than shares of Company Common Stock which are not regularly traded in any established market. The active trading of Associated Common Stock also provides a means of accurately valuing the shares received in the Merger for which valuation is not now available for shares of Company Common Stock.

REASONS FOR THE MERGER

         The Company. In considering the Merger, the directors of the Company reviewed the terms and conditions of the proposed Merger Agreement, along with certain business and financial information relating to Associated and the Company. In addition to the factors discussed above, the Board of Directors of the Company determined to approve the proposed transaction primarily because the Merger will increase the financial strength of the Bank by enabling it to better serve its depositors and customers, to provide additional opportunities for professional advancement for the Bank's employees, and to be more competitive with other bank subsidiaries of large bank holding companies currently doing business in South Central Wisconsin or which might locate in the community. The directors of the Company also concluded that the Merger will enhance both the long-term and short-term value of the Company shareholders' investments. Among the additional factors important to the directors of the Company in determining to approve the Merger, were: (i) the increased opportunity and resources to serve the Bank's customers; (ii) the possibility for career enhancement which employees of the Company and the Bank might be provided as a result of the Merger; (iii) the increased resources and expertise to keep the Bank competitive and meet the ever changing demands of the banking industry; (iv) the marketability and liquidity of Associated Common Stock and the consistent dividend history and rate of dividends of the Associated Common Stock to be received in the Merger as compared to the illiquidity and lack of marketability of the Company Common Stock and the dividend history of the Company Common Stock; (v) the tax-free nature of the Merger for federal income tax purposes which would permit the Company shareholders who receive shares of Associated Common Stock to defer federal income taxation under certain circumstances; (vi) the potential for future appreciation of Associated Common Stock due to Associated's greater market presence and financial resources and (vii) the financial terms of other recent business combinations in the financial services industry. See "The Merger - Certain Material Federal Income Tax Consequences."

         While each member of the Company's Board of Directors evaluated each of the foregoing as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Company's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of the Company's shareholders.

         Associated. Prior to authorizing the Merger, Associated's Board of Directors considered, among other things, the improving financial performance and condition, business operations, capital levels, asset quality and future growth prospects of the Company. The Board also considered the benefits to Associated of expanding in South Central Wisconsin by acquisition of the Company as opposed to the opening of a new branch bank, the positive impact of the Merger on Associated by enhancing its visibility in the region and the terms of the Merger Agreement.

         Associated's Board of Directors believes the Merger will, (i) result in operational and managerial efficiencies which will better enable the Company to contain costs and grow more rapidly than historic growth rates; (ii) result in the Company having greater financial strength, increased competitiveness and market diversification, thereby also benefiting Associated and its customers; and (iii) result in an increase in long-term shareholder value for the shareholders of Associated.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY

         The Board of Directors of the Company has determined that the terms of the Merger are fair to, and in the best interests of, the Company, and its shareholders for the reasons stated immediately above.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

CERTAIN CONSIDERATIONS

         In deciding whether to vote in favor of the Merger, the Company shareholders should consider the following factors, in addition to the other matters set forth herein:

         Anticipated Shareholder Approval of Merger. Assuming compliance with the terms of the Voting Agreement and provided the Merger Agreement has not been terminated prior to its being voted upon by the Company shareholders, the approval and adoption of the Merger Agreement are assured. Accordingly, shareholders of the Company who do not wish to have their shares of Company Common Stock converted into the right to receive shares of Associated Common Stock pursuant to the Merger Agreement, must in addition to voting against the Merger or abstaining from the vote, also exercise Dissenters' Rights. See "The Merger - Dissenters' Rights" and Exhibit C hereto.

         Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which the Company and Associated engage are highly regulated. The laws and regulations affecting such businesses may be changed dramatically in the near future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither the Company nor Associated can predict what changes will occur or the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the Merger.

         Competition. The markets in which the Company and Associated operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which the Company and Associated operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither the Company nor Associated can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

         Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

         Uncertain Economic Environment. Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent economic changes present additional risks for all banks and financial service companies.

         Nature of Business. The financial performance of the Company results primarily from its retail banking activities located in the City of Portage, Wisconsin and surrounding markets in South Central Wisconsin. Company shareholders who receive shares of Associated Common Stock will own an interest in a diversified multi-bank holding company with 85 banking offices, substantially all of which are located in various communities throughout Wisconsin, which is engaged in several non-banking businesses including personal property lease financing, commercial and residential mortgage banking, trust services, reinsurance and general insurance agency activities. Financial performance of Associated is accordingly dependent on its activities and the economic factors in such markets and businesses. See "Certain Information Concerning Associated."

         Business Combinations. Associated seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Associated Common Stock.

         Share Price Fluctuation. The price of shares of Company Common Stock is based upon the financial condition of the Company and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Associated Common Stock on The Nasdaq Stock Market is by nature subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Associated.

MERGER CONSIDERATION

         Upon consummation of the Merger, each share of the Company Common Stock outstanding at the Effective Time will be converted (subject to the provisions with respect to fractional shares described below) into the right to receive 1.0665 shares of Associated Common Stock. See "Certain Provisions of the Merger Agreement - Termination."

         Based upon the capitalization of Associated and the Company as of the Record Date, the shareholders of the Company will own Associated Common Stock representing approximately 5.5% of the outstanding voting shares of Associated following consummation of the Merger (assuming no exercise of dissenters' rights).

REGULATORY APPROVALS REQUIRED

         Federal. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. It is highly improbable that the Merger poses any antitrust issues. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of Associated and the Company under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is highly improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Associated filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on December 29, 1995.

         Associated has been advised that the Federal Reserve Bank has accepted the application for processing under delegated authority from the Federal Reserve Board on January 29, 1996. Under the regulations of the Federal Reserve Board, the Federal Reserve Bank will act on the application within the 30-day period that began on the date the application was accepted for filing (a period that will be tolled by any public comments or other circumstances that may trigger further requests for information from the Federal Reserve Bank). There can be no assurance that the Federal Reserve Bank will continue processing the application under delegated authority.

         There can be no assurance that the Federal Reserve Board will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval.

         Wisconsin. The Merger is also subject to the prior approval by the Wisconsin Commissioner of Banking (the "Wisconsin Commissioner") under Section
221.59 of the Wisconsin Statutes which requires that the Wisconsin Commissioner take into consideration (i) the financial and managerial resources and future prospects of the respective institutions and whether the transaction would be contrary to the best interests of the shareholders or customers of the bank or bank holding company to be acquired; (ii) whether the action would be detrimental to the safety and soundness of the respective institutions or any subsidiary or affiliate of the respective institutions; (iii) the record of performance, management, financial responsibility and integrity, and the CRA rating of the applicant; and (iv) whether, upon consummation of the transaction, the applicant would control in excess of 30% of the total amount of deposits of insured depository institutions in Wisconsin as specified under federal banking law.

         Associated filed an application with the Wisconsin Commissioner on January 2, 1996 which was accepted for processing on the date filed. There can be no assurance that the Wisconsin Commissioner will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. The Merger may be consummated at any time within one year of the date approval was granted by the Wisconsin Commissioner (subject to the foregoing federal approvals).

         General. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to Consummation of the Merger." In the Merger Agreement, Associated and the Company have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Associated and the Company have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the Wisconsin Commissioner and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Associated in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of the Company to Associated. There can be no assurance that any regulatory approvals will not contain a term or condition that causes such approvals to fail to satisfy the conditions described above under "Conditions to Consummation of the Merger."

         Associated and the Company are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

THE EFFECTIVE TIME

         The Merger will be consummated and will become effective as of the date Articles of Merger are filed with the Secretary of State of the State of Wisconsin (the "Effective Time"). The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before July 30, 1996. Upon consummation of the Merger, the Company will be merged into Holding and will not continue its separate existence or operations, to which Holding as the surviving corporation will succeed. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger" and "Certain Provisions of the Merger Agreement - Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL
SHARES

         At the Effective Time and without any action on the part of Associated, the Company or the holders of the Company Common Stock, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Company shareholders exercising their dissenters' rights under the WBCL) shall be converted into the right to receive shares of Associated Common Stock. See "The Merger - Dissenters' Rights."
All such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares of the Company Common Stock (other than shares held by dissenting shareholders as described above) shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such the Company Common Stock has been converted. Certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock upon the surrender of such certificates as provided below. No fractional share of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made as provided below.

         As of the Effective Time, Associated shall deposit, or cause to be deposited, with Harris Trust and Savings Bank, Chicago, Illinois (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Associated Common Stock (such certificates for shares of Associated Common Stock to be exchanged for the Company Common Stock, together with any dividends or distributions with respect thereto (the "Company Exchange Fund") issuable pursuant to the terms of the Merger Agreement in exchange for outstanding shares of the Company Common Stock.

         As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Associated Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Associated Common Stock. Upon surrender of a certificate previously representing shares of the Company Common Stock to the Exchange Agent together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock to which such holder is entitled and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as described below.

         THE COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represent whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

         All shares of Associated Common Stock issued upon conversion of the shares of the Company Common Stock (including any cash paid for fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock.

         No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of the certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Associated Common Stock as quoted on The Nasdaq Stock Market on the first business day following the date the Federal Reserve Board issues an order approving consummation of the Merger. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Associated and Associated shall make available such amounts to such holders of such factional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

         Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with the procedures described above shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

         Neither Associated nor the Company shall be liable to any holder of shares of the Company Common Stock for any such shares of the Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of the Company Common Stock such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of the Company Common Stock, thereafter on said record books. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to such shares of the Company Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock in accordance with the terms of the Merger Agreement as described above.

DESCRIPTION OF ASSOCIATED COMMON STOCK ISSUABLE IN THE MERGER

         The following description of Associated Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Article III of Associated's Articles of Incorporation (the "Associated Articles"). The description set forth below is subject in all respects to the WBCL and the Associated Articles.

         Harris Trust and Savings Bank is the transfer agent and registrar for all outstanding Associated Common Stock.

         THE FOLLOWING DESCRIPTION OF ASSOCIATED COMMON STOCK SHOULD BE READ CAREFULLY BY THE COMPANY SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF THE COMPANY COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE SHARES OF ASSOCIATED COMMON STOCK AT THE EXCHANGE RATIO.

         General. Associated has one class of common stock, the Associated Common Stock. Of the 48,000,000 shares of Associated Common Stock authorized, 16,518,651 shares were outstanding as of the Record Date, exclusive of shares held in its treasury. Of the 750,000 shares of Associated preferred stock with a par value of $1.00 per share authorized, none were issued and outstanding as of the Record Date.

         Dividend Rights. Dividends on Associated Common Stock will be payable out of the assets of Associated legally available therefor as, if and when declared by the Associated Board of Directors. No share of Associated Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Associated Common Stock will be entitled at each shareholders' meeting of Associated, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Associated Common Stock registered in his or her name on the stock transfer books of Associated. Such voting rights are not cumulative.

         Rights Upon Liquidation. Subject to the rights of holders of any Associated preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Associated, whether voluntary or involuntary, the holders of Associated Common Stock will be entitled to receive all assets of Associated remaining for distribution to its shareholders, on a pro rata basis.

         Miscellaneous. Shares of Associated Common Stock are not convertible into shares of any other class of capital stock. Shares of Associated Common Stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of Associated Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

COMPARISON OF SHAREHOLDER RIGHTS

         The following is a summary of material differences between the rights of holders of Company Common Stock and Associated Common Stock. As the Company and Associated are both incorporated under the laws of the State of Wisconsin, rights of shareholders are substantially similar. Differences in the rights of shareholders of the Company and Associated arise from differences between the provisions of the Associated Articles and By-laws and those of the Company. Shareholders of the Company, whose rights are governed by the Company's Articles of Incorporation, By-laws and the WBCL will, on consummation of the Merger, become shareholders of Associated. Their rights as Associated shareholders will then be governed by Associated's Articles of Incorporation and By-laws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of the Company and the rights of shareholders of Associated.

         AUTHORIZED CAPITAL STOCK

         The Company. Under the Company's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 2,000,000 shares of one class of common stock, $1.00 par value. All shares of the Company Common Stock are identical in rights and have one vote. The holders of the Company Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds available therefor and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The Company has no authorized shares of preferred stock and, accordingly, the rights of holders of Company Common Stock to receive dividends or payment in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company are not subject to the prior satisfaction of the rights of any other shareholders.

         Associated. Under Associated's Articles of Incorporation, Associated is authorized to issue 48,000,000 shares of common stock, par value $0.01 per share and 750,000 shares of preferred stock, $1.00 par value. All shares of Associated Common Stock are identical in rights and have one vote. For a description of Associated Common Stock, see "Description of Associated Common Stock Issuable in the Merger." The preferred stock shall be cumulative and dividends shall accrue thereon. The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in the Articles without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Associated preferred stock are issued and outstanding.

         APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

         The Company. Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation.

         Associated. Dissenters' rights under the WBCL are not available to holders of shares, such as shares of Associated Common Stock, which are registered on a national securities exchange or quoted on Nasdaq on the record date fixed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Associated Common Stock is quoted on The Nasdaq Stock Market.

         REQUIRED VOTE

         The Company. Pursuant to the WBCL, the affirmative vote of a majority of the shares of the Company Common Stock is required to adopt amendments to the Company's Articles of Incorporation or approve mergers and certain other extraordinary transactions.

         Associated. Pursuant to 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or bylaws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. The Associated articles were amended in 1992 to reduce the vote required pursuant to Section 180.1706(1) of the WBCL to a majority vote. Thus, the affirmative vote of a majority of the shares of Associated is required to adopt amendments to the Associated Articles which create dissenters' rights or approve mergers and certain other extraordinary transactions other than those in "Comparison of Shareholder Rights - Takeover Provisions."

         CLASSIFIED BOARD OF DIRECTORS

         The Company. The Company's Board of Directors consists of a single class of directors, not less than five nor more than twenty-five in number. The Company currently has seven directors, each of whom serves for one year or until his or her successor is elected and qualified. The By-laws require that a director resign from the Board on the first day of the month in which such director attains the age of 72 years.

         Associated. The Board of Directors of Associated is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. However, the By-laws require that a director retire as of the first annual meeting of shareholders subsequent to the director's 65th birthday unless such director's term is extended for a one-year term by a two-thirds vote of Associated's Board. At each annual meeting of Associated's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Associated's Board consists of ten directors.

         REMOVAL OF DIRECTORS FOR "CAUSE"

         The Company. The Company's By-laws provide that a director may be removed from office "with or without cause" by a vote of shareholders where the votes cast to remove the director exceed the number of votes cast not to remove the director.

         Associated. Shareholders of Associated may remove a director only for "cause." "Cause" is defined as conviction of a felony, declaration of unsound mind by an order of a court of competent jurisdiction, gross dereliction of duty or commission of an action which constitutes intentional misconduct or a knowing violation of law and that results in both an improper substantial personal benefit and a material injury to Associated.

         NEWLY CREATED DIRECTORSHIPS AND VACANCIES ON THE BOARD OF DIRECTORS

         The Company. Pursuant to 180.0810 of the WBCL, unless otherwise provided in a corporation's Articles, shareholders may fill vacancies on a corporation's Board of Directors. The Company's By-laws authorize the Board of Directors by the affirmative vote of the directors then in office, though less than a quorum, to fill vacancies on the Company's Board of Directors until the next succeeding election of directors. In the case of a vacancy created by the removal of a director by vote of shareholders, the shareholders shall have the right to fill such vacancy.

         Associated.    The Associated's Articles provide that newly created
directorships and any vacancies on Associated's Board of Directors may only be filled by the Board of Directors. Associated's By-laws provide that the remaining members of the Board shall appoint a director in accordance with the WBCL.

         CERTAIN BUSINESS COMBINATIONS

         The Company. The Company's Articles of Incorporation and By-laws do not contain any supermajority voting provisions relating to the approval by holders of the Company Common Stock of mergers or other business combinations.

         Associated. Article VII of Associated's Articles provides that an affirmative vote of 80% of Associated's outstanding shares is required to approve a merger or other business combination involving a beneficial owner of 10% or more of Associated's outstanding voting shares (an "interested shareholder"). In addition, if the consideration offered in connection with such transaction does not satisfy certain "fair price" requirements, the affirmative vote of 80% of the "non-interested outstanding shares" (defined as voting shares not beneficially owned by an interested shareholder) of Associated will also be required to approve such a transaction. These requirements do not apply if (a) the board of directors approves the transaction and a majority of the directors voting to approve the transaction are "continuing directors" (defined as a director who was either (i) a director at the time the interested shareholder became "interested" and who is not otherwise affiliated with such shareholder, or (ii) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then continuing directors) or (b) the transaction is between Associated and a subsidiary of Associated and no interested shareholder (together with such shareholder's affiliates and associates) owns any of the outstanding shares of the subsidiary. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

         ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

         The Company. The Company's Articles and By-laws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

         Associated. Pursuant to Article II, Section 5 of Associated's By-laws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide Associated with notice of such intention, the nature of such proposal and certain other information regarding the shareholder bringing the proposal, not less than 60 nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is given, if such announcement date is less than 70 days before the meeting date.

RESALE OF ASSOCIATED COMMON STOCK ISSUED PURSUANT TO THE MERGER

         The Associated Common Stock issued pursuant to the Merger will be registered under the Securities Act and be freely tradeable under the Securities Act except for shares issued to any shareholder of the Company who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Each affiliate identified by the Company will enter into an agreement with Associated providing that such affiliate will be subject to Rule 145(d) of the Securities Act, shall not transfer any Associated Common Stock received in the Merger except in compliance with the Securities Act. In order to comply with pooling of interests requirements, such persons shall agree to make no disposition of any shares of the Company Common Stock or Associated Common Stock (or any interests therein) during the period beginning 30 days before the Effective Time and ending when the financial results for at least 30 days of combined operations of the Company and Associated after the Effective Time have been published. This Proxy Statement/Prospectus does not cover resales of Associated Common Stock received by any person who may be deemed to be an affiliate of the Company.

PRE-MERGER DIVIDEND POLICY

         The Company. Pursuant to the Merger Agreement, except for a quarterly dividend commencing February 15, 1996 not to exceed $0.32 per share, the Company is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Associated. The Company does not anticipate paying any other dividends on shares of the Company Common Stock prior to the Effective Time.

         Associated. Associated expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

POST-MERGER DIVIDEND POLICY

         It is the current intention of the Board of Directors of Associated to continue to declare cash dividends on the Associated Common Stock following the Merger. The dividend is currently in the amount of $0.27 per quarter or $1.08 per year, in each case per share. Shareholders should note that no such dividends payable following the date hereof have currently been declared and that future dividends will be determined by the Associated Board of Directors in light of the earnings and financial condition of Associated and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Associated is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Associated's income are dividends and interest from such subsidiaries. The payment of dividends by Associated's banking subsidiaries is subject to certain restrictions under applicable governmental regulations. See also "The Merger - Pre-Merger Dividend Policy."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, the Company has agreed to carry on its business, and the business of its subsidiaries, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by the Company in the Merger Agreement. See "Certain Provisions of the Merger Agreement - Certain Covenants."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         Associated and the Company have received an opinion of KPMG Peat Marwick LLP that the Merger will qualify as a tax-free reorganization under
Section 368(a)(1)(A) of the Code and that each of Associated and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, the Company, Associated and Holding will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized by any holder of the Company Common Stock upon receipt of Associated Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Associated Common Stock). This discussion of federal income tax consequences of the Merger assumes that none of the holders of Company Common Stock will exercise dissenters' rights. The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. The opinion of KPMG Peat Marwick LLP is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service.

EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of KPMG Peat Marwick LLP, which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of the Company will result from the Merger:

                 (i) Provided that the Merger of the Company with and into Holding qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the Company, Associated and Holding will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

                 (ii) No gain or loss will be recognized by the holders of the Company Common Stock upon the exchange of the Company Common Stock solely for Associated Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Associated Common Stock.

                 (iii) A Company shareholder's aggregate basis in the Associated Common Stock (including any fractional share interest to which he or she may be entitled) received in the Merger will be the same as the aggregate basis of the Company Common Stock exchanged therefor.

                 (iv) The holding period of the Associated Common Stock received by a holder of Company Common Stock pursuant to the Merger will include the period during which the Company Common Stock exchanged therefor was held, provided that the Company Common Stock surrendered was held as a capital asset as of the time of the Merger.

                 (v) The receipt by a holder of Company Common Stock of cash in lieu of a fractional share of Associated Common Stock will be treated as if he or she received such fractional share from Associated and then had it redeemed for cash. Such receipt of cash will be treated under Section 302(b)(1) of the Code as full payment in exchange for the fractional share.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of the Company Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the Company Common Stock. It does not discuss all of the consequences that may be relevant to holders of the Company Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger

Agreements or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

ANTICIPATED ACCOUNTING TREATMENT

         The business combination resulting from the Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Associated and the Company will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Associated and the Company for the entire fiscal year in which the combination occurs.

         The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of the opinion of the independent public accountants of Associated to the effect that the Merger qualifies for "pooling of interests" accounting treatment. IN THE EVENT SUCH CONDITION IS NOT MET, THE MERGER WOULD NOT BE CONSUMMATED UNLESS THE CONDITION WERE WAIVED BY ASSOCIATED.

DISSENTERS' RIGHTS

         Under the provisions of Subchapter XIII of the WBCL, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit C and which provisions are incorporated herein by reference, any holder of record or beneficial holder of Company Common Stock has the right to dissent from the Merger and demand payment of the "fair value" of his or her shares in cash as determined pursuant to Subchapter XIII of the WBCL ("Dissenters' Rights"). Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. This summary does not purport to be a complete statement of the provisions of Subchapter XIII of the WBCL. Any shareholder who wishes to assert Dissenters' Rights must deliver a written notice of his or her intent to exercise such right to Greater Columbia Bancshares, Inc., 222 East Wisconsin Street, Portage, Wisconsin 53901, Attention Ms. Mary E. Coddington, Secretary, before the vote on the Merger Agreement is taken at the special meeting. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

         A record holder of Company Common Stock may assert Dissenters' Rights as to fewer than all shares registered in that shareholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf the shareholder asserts such Dissenters' Rights.

         A beneficial shareholder may assert Dissenters' Rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to the Company the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts Dissenters' Rights and (ii) asserts Dissenters' Rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

         If the Merger Agreement is approved by the requisite vote of holders of the Company Common Stock, the Company is required to send a notice (the "Dissenters' Notice") to all dissenting shareholders containing payment demand and stock certificate surrender information (the "Payment Demand") within 10 days after such approval. The return date (the "Payment Demand Date") specified by the Company for receiving the Payment Demand from dissenting shareholders may not be less than 30 nor more than 60 days after the date on which the Dissenters' Notice was first sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his Payment Demand and Certificate no later than the Payment Demand Date as provided in the Dissenters' Notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on August 24, 1995. A Payment Demand may not be withdrawn without the Company's consent.

         Upon effecting the Merger, within 60 days after the Payment Demand Date, the Company will pay each dissenting shareholder who properly complied with the statutory requirements of Subchapter XIII of the WBCL, the amount that the Company estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Effective Time; provided that, with respect to shares acquired after the first public announcement of the Merger, the Company may elect to withhold payment until either such shareholder accepts the Company's offer of fair value or a court determines the fair value of such shares.

         If the Merger is not effected within 60 days of the Payment Demand Date, the Company will return all deposited certificates to dissenting shareholders. If the Merger is thereafter effected, the Company will send a new Dissenters' Notice within 10 days of effecting the Merger and repeat the payment demand procedure described above.

         If any dissenting shareholder is dissatisfied with the Company's determination of "fair value," such dissenting shareholder may notify the Company in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within 30 days after the Company makes or offers payment for his or her shares or the right is waived. The Company may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Columbia County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by the Company.

         In the event any holder of the Company Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Subchapter XIII of the WBCL, he or she will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under Subchapter XIII of the WBCL. ANY HOLDER OF COMPANY COMMON STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

         Because an executed proxy relating to Company Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger, a dissenting shareholder who wishes to have his or her shares of Company Common Stock represented by proxy at the Special Meeting but preserve his or her dissenters' rights must mark his or her proxy either to vote against the Merger or to abstain from voting thereon, in addition to the foregoing requirements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Associated (through the Bank as employer) will enter into an Employment and Non-Competition Agreement with Mr. Pascavis providing for the employment of Mr. Pascavis by the Bank as President and Chief Executive Officer of the Bank or in such other management capacity as may be determined by Associated, for the period commencing on the Effective Time of the Merger and continuing, unless sooner terminated as provided in the agreement, until the second anniversary of said date. Pursuant to the agreement, Mr. Pascavis will receive an annual base salary of $120,000 together with employee benefits generally made available to the President by the Bank. In addition, Mr. Pascavis shall have the opportunity to participate in a discretionary bonus plan established by Associated and shall have the opportunity to earn an annual bonus of up to 25% of his annual base salary. Upon the termination of Mr. Pascavis' employment, in addition to any other retirement benefits payable, Mr. Pascavis will be paid a supplemental retirement annuity of $25,000 per year for ten years payable monthly. During the term of the agreement, unless terminated pursuant to its provisions prior thereto, and for two years following the termination of the agreement, Mr. Pascavis has agreed not to compete with any commercial banking operations of the Bank within 50 miles of the Bank's main banking office.

THE VOTING AGREEMENT

         Pursuant to the Voting Agreement, attached hereto as Exhibit B, the execution of which was a condition to Associated entering into the Merger Agreement, the directors of the Company have agreed to vote their shares (i) in favor of the adoption and approval of the Merger Agreement and the Merger and
(ii) against any Competing Transaction. The Voting Agreement also provides that Associated has the exclusive right to purchase any or all of the shares of Company Common Stock owned by the directors for $37.3275 per share, payable in cash, subject to any necessary regulatory approval, after a material breach of the Merger Agreement by the Company or any events or circumstances that lead Associated reasonably to believe that the Company is likely to materially breach the Merger Agreement, a breach by a Party Shareholder, or the acquisition or overtly threatened acquisition of 5% of the stock or a material portion of the assets of the Company or the Bank. The purchase right is not exercisable as of the date hereof. The purchase price per share under the Voting Agreement equalled the value of the Company Common Stock based upon the trading price of Associated Common Stock at the date that the Voting Agreement was requested by Associated. See "Certain Provisions of the Voting Agreement."

         Anti-Takeover Effect of the Voting Agreement. The Voting Agreement may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in the Company from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Company Common Stock than the price per share implicit in the Exchange Ratio. Certain attempts to acquire the Company or an interest in the Company would cause Associated's right to purchase such shares and to receive any premium offered to the directors of the Company.

OTHER RELATED PARTY TRANSACTIONS

         In the ordinary course of conducting their banking and financial services businesses, each of Associated, the Company and their respective subsidiaries, may do business and engage in banking transactions with the other party and its subsidiaries, which may include but not be limited to interests or participation in loans and interbank advances.

MANAGEMENT AFTER THE MERGER

         In the Merger, the Company will be merged into Holding and the separate corporate existence of the Company will cease. Associated will thereby acquire control of the Bank through Holding and the Bank will operate under the name "Associated Bank Portage."

         The officers and directors of Holding prior to the Merger will continue as officers and directors of the surviving corporation. The directors of the Bank prior to the Effective Time will continue as directors after the Effective Time until their successors shall have been duly elected and qualified.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into Holding. If the Merger Agreement is approved by the shareholders of the Company, the Merger will become effective upon the Effective Time.

         At the Effective Time, pursuant to the Merger Agreement, each outstanding share of the Company Common Stock will be converted into the right to receive 1.0665 shares of Associated Common Stock. With regard to the treatment of fractional share interests, see "The Merger - Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Associated's and the Company's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Associated's and the Company's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Associated with the Commission and each of Associated and the Company with the Federal Reserve Board and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Associated and the Company in connection with the Registration Statement and this Proxy Statement/Prospectus;
(vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed in filings by Associated with the Commission and the Company in the regulatory reports; (viii) filing of tax returns and payment of taxes; (ix) certain material contracts and contracts relating to certain employment, consulting and benefits matters of the Company; (x) retirement and other employee plans and matters of the Company relating to ERISA; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) absence of certain material changes or events since December 31, 1994, relating to the incurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Associated or its subsidiaries, taken as a whole, and the Company or its subsidiaries, taken as a whole; (xiii) maintenance of books of account and accounting controls, loan documentation and disclosure; (xiv) no action taken that would prevent using the "pooling of interests" method to account for the Merger or which would prevent the Merger from qualifying as a tax-free reorganization under the Code;
(xv) certain environmental matters relating to the properties of the Company;
(xvi) good title to the properties of the Company and its subsidiaries, free of liens except as specified; and (xvii) certain insurance matters.

CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Associated and the Company have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law. In addition, the Company has agreed that prior to the Effective Time, the Company will not propose or adopt any amendments to its corporate charter or bylaws in any way materially adverse to Associated.

         Pursuant to the Merger Agreement, the Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained) the Company and its subsidiaries will (i) carry on business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact their business organization and assets (and all rights associated therewith), (iii) use reasonable efforts to maintain and keep their properties in good repair and condition, (iv) use reasonable efforts to keep all insurance and bonds in full force and effect, (v) perform in all material respects all obligations under all material contracts, leases and documents relating to or affecting the assets, properties and business of the Company and its subsidiaries, (vi) purchase and sell securities in accordance with Associated's guidelines, (vii) maintain as of December 31, 1995 and until the Effective Time, a loan loss reserve of not less than 1.69% of period ending loans, (viii) comply with capital requirements specified by Associated, (ix) fully expense on its calendar year 1995 financial statement all expenses payable as a result of the following: consummation of the Merger, settlement of certain litigation, a certain employee severance agreement, all organizational expenses incurred in connection with certain bank acquisitions, and all losses incurred in connection with the closing of the East Bristol branch; (x) obtain an independent audit of its financial statements for the year ended December 31, 1995; (xi) terminate the Company's pension plan in accordance with Financial Accounting Standards 88 in a manner which will not result in an aggregate loss exceeding $50,000; and (xii) comply with and perform in all material respects all obligations and duties imposed by all applicable laws. The Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained), neither the Company nor its subsidiaries will: (i) grant any increase in compensation or bonuses (other than as specified in the Merger Agreement) or retirement benefits to any employee or otherwise adopt, enter into, amend or modify any employee benefit plan, or enter into or amend any employment, severance or similar agreement with any director or officer (other than as is consistent with the normal severance policy of the Company); (ii) except for quarterly dividends commencing February 15, 1996 not to exceed $0.32 per share, declare or pay any dividend on its outstanding shares of capital stock; (iii) redeem, purchase or otherwise acquire any shares of the Company capital stock; (iv) merge or consolidate with or into any other corporation or bank; (v) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (vi) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; (vii) split, combine or reclassify any of the capital stock of the Company or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(viii) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of the Company Common Stock or any rights, warrants or options to acquire, any such shares; (ix) purchase any shares of Associated Common Stock (except in a fiduciary capacity for the account of its customers); (x) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at December 31, 1994, except as may be required by law or generally accepted accounting principles; (xi) except for the required loan loss reserve, change any lending, investment, liability management or other material policies concerning the business or operations of the Company or any subsidiary in any material respect; (xii) organize any new subsidiaries or enter into any new non-bank line of business or make any material changes in its operations; (xiii) take any action which is or is reasonably likely to adversely effect the ability of Associated or Holding to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby, adversely affect the Company's ability to perform its covenants and agreements under the Merger Agreement or result in any of the conditions to the Merger not being satisfied; (xiv) incur or assume any material obligation or liability, or make any loan (excluding loan renewals of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Bank or banking regulators) or investment in an amount greater than $100,000; (xv) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; (xvi) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon, except (A) liabilities and obligations incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or its subsidiaries taken as a whole, and (B) as may be required under existing agreements to which the Company or any subsidiary is a party; (xvii) acquire assets (including equipment) or securities in excess of $25,000 in the aggregate (excluding loans to customers and investments permitted above); (xviii) enter into any other contract or agreement involving annual payments by the Company or a subsidiary or the other party or parties thereto in excess of $20,000; (xix) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000 individually; (xx) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of the Company or its subsidiaries; (xxi) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or
(xxii) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect (as defined in the Merger Agreement) on the Company or its subsidiaries, taken as a whole.

NO SOLICITATION OF TRANSACTIONS

         The Merger Agreement provides that the Company and its respective subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. The Company must promptly notify Associated orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. Notwithstanding the foregoing, the Board of Directors of the Company is not prohibited from (i) furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to the Company if the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law, and if prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in reasonably customary form.

         For purposes of the Merger Agreement, a "Competing Transaction" shall mean any of the following involving the Company or any of the Company's subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to the Company or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the holders of the Company Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Associated shall also have received all other federal and state securities permits and authorizations necessary to issue Associated Common Stock pursuant to the Merger Agreement; (iii) the Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition which is not reasonably satisfactory to Associated or the Company, and any waiting periods with respect to the Merger shall have expired; and (iv) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Associated's or the Company's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger, or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either the Company and its subsidiaries, taken as a whole, or Associated and its subsidiaries, taken as a whole; (iii) the parties shall have received the opinion of independent counsel to Associated that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Code (see "The Merger - Certain Material Federal Income Tax Consequences," above); (iv) Associated shall have received an opinion from KPMG Peat Marwick LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment; (v) the aggregate of (a) fractional share interests in Associated Common Stock to be paid in cash pursuant to the Merger Agreement and (b) the number of shares of Associated Common Stock which would have been issuable pursuant to the Merger Agreement that will not be issued due to the exercise of dissenters' rights is not more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issuable as a result of the Merger; (vi) Associated and the Company shall have received the opinion of counsel regarding certain issues under the Securities Act and the WBCL; (vii) Associated shall have received from each affiliate of the Company a signed letter regarding certain restrictions on the resale of Associated Common Stock under Rule 145 of the Securities Act; (vii) receipt by Associated of a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property complies with environmental laws and that there are no material contingent liabilities; (viii) that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant; (ix) that Associated and Mr. Pascavis shall have entered into an employment agreement; and (x) that the Company's consolidated after-tax earnings for calendar year 1995 (with certain adjustments) were in excess of $2,500,000.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company: (i) by mutual consent of Associated and the Company; (ii) by either the Company or Associated (x) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in the Merger Agreement, or (y) if any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect); (iii) by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (iv) by either Associated or the Company if the Federal Reserve Board or the Wisconsin Commissioner denied approval of the Merger and neither Associated nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;
(v) by either Associated or the Company if the Merger has not been consummated by July 30, 1996 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; (vi) by Associated if the Company fails to take reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant; or
(vii) by Associated if dissenters' rights are exercised with respect to in excess of 10% of the Company Common Stock.

         In the event of termination of the Merger Agreement by either the Company or Associated, other than as a result of a material breach by the non-terminating party, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Associated or the Company other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching parties their expenses under the Merger Agreement.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Associated and the Company (except that after the Merger Agreement shall have been approved by the shareholders of the Company, no amendment may be entered into which would reduce the amount or change the consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time, the parties, may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense (except that the parties shall share equally in the expense of printing and reproducing for filing the Registration Statement and this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Merger Agreement), except if the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have breached the Merger Agreement shall indemnify the other parties for their respective expenses.

                   CERTAIN PROVISIONS OF THE VOTING AGREEMENT

         The following is a brief summary of certain provisions of the Voting Agreement, which is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Voting Agreement.

         Associated has entered into the Voting Agreement with directors of the Company. The directors hold 596,935 shares representing approximately 65.8% of the total voting power of Company Common Stock. The Voting Agreement provides that the directors, in consideration of the substantial expenses incurred by Associated in connection with the Merger Agreement and as a condition to Associated entering into the Merger Agreement, shall vote or cause to be voted or express a written consent with respect to all of such director's shares:

                 (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and

                 (b) against any other Competing Transaction at every meeting of shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

         The Voting Agreement also provides that Associated has the exclusive right to purchase any or all of the shares of Company Common Stock owned by each director for $37.3275 per share, payable in cash, subject to any necessary regulatory approval, after a material breach of the Merger Agreement by the Company or any events or circumstances that lead Associated reasonably to believe that the Company is likely to materially breach the Merger Agreement, a breach by a director, or the acquisition or overtly threatened acquisition of 5% of the stock or a material portion of the assets of the Company or the Bank. The purchase right is not exercisable as of the date hereof. The purchase price per share under the Voting Agreement equalled the value of the Company Common

Stock based upon the trading price of Associated Common Stock at the date that the Voting Agreement was requested by Associated.

         The Voting Agreement also provides that:

                 (a) Each of the directors agrees that such director will not, nor will such director permit any entity under such director's control, to deposit any of such director's shares in a voting trust or subject any of their shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the Voting Agreement.

                 (b) During the term of the Voting Agreement, each director agrees not to sell, assign, transfer or dispose of such director's shares.

         The Voting Agreement shall terminate upon the earlier of (a) the Effective Time of the Merger and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities under the Voting Agreement; provided that termination shall not relieve any party from liability for any breach of the Voting Agreement prior to such termination.

         The Voting Agreement binds the actions of the signatories thereto only in their capacity as shareholders of the Company, and such shareholders/directors of the Company were not and could not be contractually bound to abrogate their fiduciary duties as directors of the Company. Accordingly, while such shareholders/directors are, under the Voting Agreement, contractually bound to vote as a shareholder in favor of the Merger and against a Competing Transaction should one be presented, their fiduciary duties as directors nevertheless require them to act, in their capacity as directors, in the best interests of the Company when they decided to approve and adopt the Merger Agreement. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as directors of the Company with respect to any decisions they may take in connection with the Merger of otherwise.

         Assuming compliance with the terms of the Voting Agreement, and provided the Merger Agreement has not been terminated prior to its being voted upon by the shareholders of the Company, the approval and adoption of the Merger Agreement are assured.

                   CERTAIN INFORMATION CONCERNING ASSOCIATED

         Associated is a registered bank holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1964 and was inactive until 1969, when permission was received from the Federal Reserve Board to acquire three banks. Associated currently owns eight commercial banks located in Wisconsin and Illinois serving their local communities and, measured by total assets held at September 30, 1995 was the third largest commercial bank holding company headquartered in Wisconsin. Associated also owns all of the capital stock of subsidiaries engaged in the following non-banking businesses: personal property lease financing, commercial and residential mortgage banking, trust services, reinsurance and general insurance agency activities.

         Associated provides advice and specialized services to its bank and nonbank subsidiaries (the "Associated Affiliates") in various areas of banking policy and operations, including auditing, data processing, marketing/advertising, investments, personnel services, trust services and other financial services functionally related to banking. Responsibility for the management of the Associated Affiliates remains with their respective Boards of Directors and officers. Services rendered to the Associated Affiliates by Associated are intended to assist the local management of these banks to expand the scope of the banking services offered by them. At September 30, 1995 the Associated Affiliates operated a total of 85 full-service banking offices in 55 communities throughout Wisconsin and in Chicago, Illinois.

         Associated, through the Associated Affiliates, provides a complete range of retail banking services to individuals and small-to-medium-size businesses. These services include checking and savings accounts, NOW, Super NOW and money market deposit accounts, business loans, personal loans, residential and condominium mortgage loans, loans for education, MasterCard, VISA and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated teller machines, which provide 24 hour banking services to customers of the Associated Affiliates, have been installed in many locations in the Associated Affiliates' service areas. The Associated Affiliates are members of an interstate shared automated teller machine ("ATM") network which allows their customers to perform banking transactions from their checking, savings or credit card accounts at ATM terminals in a multi-state environment. Among the services designed specifically to meet the needs of small- and medium-size businesses are various types of specialized financing, cash management services and transfer/collection facilities.

         The Associated Affiliates provide lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing and real estate construction lending.

         Additional emphasis is given to non-credit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management and financial planning. The Associated Affiliates make available check clearing, safekeeping, loan participation, lines of credit, portfolio analyses, data processing and other services to over 140 correspondent banking institutions.

         Five of the Associated Affiliates offer a wide variety of fiduciary, investment management, advisory and corporate agency services to individuals, corporations, charitable trusts, foundations and institutional investors. They also administer (as trustee and in other fiduciary and representative capacities) pension, profit sharing and other employee benefit plans, and personal trusts and estates.

         The Associated Affiliates also provide certain mortgage banking services including the origination, underwriting, closing, and the temporary warehousing of mortgage loans and the sale of loans to investors. The primary focus is on one-to-four-family residential and multi-family properties, all of which the mortgage loans are saleable into the secondary mortgage market.

         Associated and the Associated Affiliates are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on Associated. No material portion of Associated's or the Associated Affiliates' business is seasonal.

         At September 30, 1995 Associated and the Associated Affiliates, as a group, employed approximately 1,733 full-time equivalent employees.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a bank holding company incorporated under the laws of the State of Wisconsin with its principal office in Portage, Wisconsin. The Company owns all the issued and outstanding stock of the Bank, a Wisconsin banking corporation. The Bank owns all the issued and outstanding stock of Portage Investments, Inc., a Delaware corporation ("Investments"). As of September 30, 1995, the Company had total assets of approximately $210.7 million and the Bank had deposits of approximately $170.0 million.

         The Bank is a full service bank serving the banking needs of the South Central Wisconsin communities of Portage and surrounding Columbia County. The Bank provides commercial banking services and products, including savings and demand deposits, real estate, commercial and consumer loans, collection and safe deposit facilities and other services tailored to meet the needs of the individual and business customer. The Company owns the Bank's main banking premises located at 222 East Wisconsin Street, Portage, Wisconsin. Investments was formed to market investments to the Bank's customers.

         The Company and the Bank are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Company or the Bank. No material portion of the Company or the Bank's business is seasonal.

         At September 30, 1995, the Company and Bank employed approximately 84 full-time and 20 part-time employees.

OWNERSHIP OF THE COMPANY COMMON STOCK

         The following table sets forth information regarding the beneficial ownership of the Company Common Stock as of the Record Date by each director, certain executive officers, all directors and executive officers of the Company as a group and each person who is known by the Company to be the beneficial owner of more than 5% of the Company Common Stock. Directors and executive officers are deemed to own all shares of Company Common Stock which may be owned in joint tenancy, by a spouse, in the names of minor children or in revocable trusts for which the individual has voting and investment power. The address for each of the directors is the executive offices of the Company.

                        NAME OF                 NUMBER        PERCENT
                    BENEFICIAL OWNER           OF SHARES     OF CLASS
            ------------------------------      ---------     --------
            Hubert H. Hill................      130,478        14.4%

            Beryl G. Pascavis.............      115,283        12.7%
            John R. Miller................      101,365        11.2%

            Ray C. Dorn...................       80,488         8.9%
            Donald Lee....................       73,369         8.1%

            Earl R. Brancel...............       49,053         5.4%

            Larry L. Larrabee.............       46,899         5.2%
            All Directors and executive
            officers as a group (7 persons)     596,935        65.8%

                                    EXPERTS

         The consolidated financial statements and schedules of Associated as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included in this Proxy Statement/Prospectus and in the registration statement in reliance upon the report of Conley McDonald LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

         Associated has retained KPMG Peat Marwick LLP to render an opinion on the federal income tax consequences of the Merger and in connection therewith, KPMG Peat Marwick LLP has reviewed the discussion herein entitled "The Merger - Certain Material Federal Income Tax
Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax accounting.

                                 LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger will be passed upon for Associated by Saitlin, Patzik, Frank & Samotny Ltd., Chicago, Illinois. Certain legal matters in connection with the Merger will be passed upon for Associated by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Milwaukee, Wisconsin, and for the Company by Michael, Best & Friedrich, Milwaukee, Wisconsin.

                             SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of the Company will become shareholders of Associated. Pursuant to Rule 14a-(8) promulgated under the Exchange Act, Associated shareholders may present proper proposals for inclusion in Associated's proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Associated in a timely manner. Shareholders of the Company who become shareholders of Associated may present proposals for inclusion in Associated's proxy statement for its 1997 Annual Meeting as the date for inclusion in the proxy statement for the 1996 Annual Meeting has already passed.

                                                                       EXHIBIT A
                                                                  CONFORMED COPY




                          AGREEMENT AND PLAN OF MERGER




                                     AMONG




                             ASSOCIATED BANC-CORP,

                          ASSOCIATED BANC-SHARES, INC.




                                      AND




                       GREATER COLUMBIA BANCSHARES, INC.





                               DECEMBER 22, 1995

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I:       THE MERGER

         SECTION 1.01.    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         SECTION 1.02.    Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         SECTION 1.03.    Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         SECTION 1.04.    Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         SECTION 1.05.    Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         SECTION 1.06.    Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         SECTION 1.07.    Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         SECTION 1.08.    Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
         SECTION 1.09.    Anti-Dilution Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5

ARTICLE II:      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 2.01.    Organization and Qualification of the Company; Subsidiaries . . . . . . . . . . . . . . .   A-6
         SECTION 2.02.    Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         SECTION 2.03.    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
         SECTION 2.04.    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
         SECTION 2.05.    No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . .   A-7
         SECTION 2.06.    Compliance; Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         SECTION 2.07.    Banking Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .   A-8
         SECTION 2.08.    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
         SECTION 2.09.    Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
         SECTION 2.10.    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
         SECTION 2.11.    Employment Contracts; Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . .  A-11
         SECTION 2.12.    Registration Statement; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         SECTION 2.13.    Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         SECTION 2.14.    Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
         SECTION 2.15.    Absence of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         SECTION 2.16.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-14
         SECTION 2.17.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         SECTION 2.18.    Absence of Adverse Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         SECTION 2.19.    Internal Controls and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         SECTION 2.20.    Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         SECTION 2.21.    Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
         SECTION 2.22.    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 2.23.    Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 2.24.    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 2.25.    Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16

ARTICLE III:     REPRESENTATlONS AND WARRANTlES OF ASSOCIATED

         SECTION 3.01.    Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
         SECTION 3.02.    Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 3.03.    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 3.04.    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 3.05.    No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . .  A-17
         SECTION 3.06.    Compliance; Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-18
         SECTION 3.07.    Securities Reports; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .  A-18


                                                                                                                     Page
                                                                                                                     ----
         SECTION 3.08.    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         SECTION 3.09.    Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         SECTION 3.10.    Registration Statement; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         SECTION 3.11.    Absence of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19
         SECTION 3.12.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         SECTION 3.13.    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         SECTION 3.14.    Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         SECTION 3.15.    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20

ARTICLE IV: COVENANTS OF THE COMPANY

         SECTION 4.01.    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
         SECTION 4.02.    Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
         SECTION 4.03.    (Intentionally left blank)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         SECTION 4.04.    Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         SECTION 4.05.    Affiliates; Accounting and Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . .  A-24
         SECTION 4.06.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         SECTION 4.07.    Delivery of Shareholder List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25

ARTICLE V: COVENANTS OF ASSOCIATED

         SECTION 5.01.    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         SECTION 5.02.    Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
         SECTION 5.03.    Accounting and Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26

ARTICLE VI: ADDITIONAL AGREEMENTS

         SECTION 6.01.    Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
         SECTION 6.02.    Meetings of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         SECTION 6.03.    Appropriate Action; Consents; Filings . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         SECTION 6.04.    Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         SECTION 6.05.    Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
         SECTION 6.06.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27

ARTICLE VII: CONDITIONS OF MERGER

         SECTION 7.01.    Conditions to Obligation of Each Party to Effect the Merger . . . . . . . . . . . . . . .  A-28
         SECTION 7.02.    Additional Conditions to Obligations of Associated  . . . . . . . . . . . . . . . . . . .  A-28
         SECTION 7.03.    Additional Conditions to Obligations of the Company . . . . . . . . . . . . . . . . . . .  A-30

ARTICLE VIII: TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
         SECTION 8.02.    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         SECTION 8.03.    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
         SECTION 8.04.    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32

                                                                                                                     Page
                                                                                                                     ----
ARTICLE IX: GENERAL PROVISIONS

         SECTION 9.01.    Non-Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . .  A-32
         SECTION 9.02.    Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         SECTION 9.03.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         SECTION 9.04.    Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
         SECTION 9.05.    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 9.06.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 9.07.    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 9.08.    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
         SECTION 9.09.    Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
         SECTION 9.10.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
         SECTION 9.11.    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35






                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of December 22, 1995 (the "Agreement"), among ASSOCIATED BANC-CORP, a Wisconsin corporation
("Associated"), ASSOCIATED BANC-SHARES, INC., a Wisconsin corporation ("Holding") and GREATER COLUMBIA BANCSHARES, INC., a Wisconsin corporation ("Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is a bank holding company, the wholly-owned subsidiary of which is The First National Bank of Portage, a national bank located in Portage, Wisconsin (the "Bank"); and

         WHEREAS, the Bank has only one wholly-owned subsidiary, Portage Investments, Inc. ("Portage"). The Bank and Portage are sometimes individually referred to herein as a "Subsidiary" and collectively as the "Subsidiaries;" and

         WHEREAS, the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Act ("Wisconsin Law"), will merge with and into Holding, a wholly-owned subsidiary of Associated (the "Merger"); and

         WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Bank to better serve its existing depositors and customers in Portage, Wisconsin, and increase the financial strength of the Bank; and

         WHEREAS, the Board of Directors of the Company believes that the Merger with Holding will benefit the shareholders and the employees of the Company and the Subsidiaries; and

         WHEREAS, the respective Boards of Directors of Associated, Holding and the Company have (i) determined that the Merger and the exchange of newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of the Company's Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

         WHEREAS, Associated, Holding and the Company intend to effect a merger that qualifies for pooling-of-interests accounting treatment and as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, as a condition and inducement to Associated's willingness to enter into this Agreement, Associated and certain shareholders of the Company are entering into concurrently with the execution and delivery hereof, a Voting Agreement dated as of the date hereof (the "Voting Agreement"), pursuant to which such shareholders shall make certain agreements with respect to the voting of their shares of Company Common Stock.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated, Holding and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law, at the Effective Time (as defined in Section 1.02) the Company shall be merged with and into Holding. As a result of the Merger, the separate corporate existence of the Company shall cease and Holding shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law (a) after the satisfaction, or if permissible, waiver of conditions set forth in Article VII, and (b) as promptly as possible within the sixty (60) day period commencing with the latest of the following dates:

                 (i) The 30th calendar day after the date of approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

                 (ii) Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

                 (iii) The date of the shareholders' meeting of the Company to vote upon the Merger pursuant to Section 6.02; or

                 (iv) If the transaction contemplated by this Agreement is being contested in any legal proceeding and Associated or the Company has elected to contest the same, the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Associated or the Company, to the consummation of the transaction contemplated hereby.

                 The date and time of the filing of the Articles of Merger is hereinafter referred to as the "Effective Time." Anything to the contrary notwithstanding, the Effective Time shall not under any circumstances occur prior to February 15, 1996.

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Holding and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holding and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Holding, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

         SECTION 1.05. Directors and Officers. The directors of Holding immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Holding immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Associated, Holding, the Company, or the holders of any of the following securities:

                 (a) each Share of common stock, par value $1 per share, of the Company (the "Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.06(b) and other than any Dissenting Shares, as defined in Section 1.06(c)) shall be converted, in accordance with Section 1.07, into the right to receive 1.0665 shares of common stock, par value $.01 per share, of Associated ("Associated Common Stock"). As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such Company Common Stock is convertible. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.07, without interest. No fractional shares of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.07 hereof.

                 (b) each Share held in the treasury of the Company and each Share owned by Associated or any direct or indirect wholly-owned subsidiary of Associated immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (c) each Share of the Company Common Stock which shall be issued and outstanding as of the Effective Time and held by a shareholder who has validly perfected dissenter's rights in accordance with Wisconsin Law, shall not be converted into and shall not become Associated Common Stock hereunder (all such shares of the Company Common Stock are hereinafter called "Dissenting Shares"). The Company shall give Associated prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Associated, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter's rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her shares of the Company Common Stock shall receive payment therefor from Associated (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive the value of his or her shares of Associated Common Stock, his or her shares shall be thereupon converted into Associated Common Stock in accordance with the provisions of Section 1.06(a) and, if applicable, cash under
         Section 1.07(e).

         SECTION 1.07.  Exchange of Certificates.

                 (a) Exchange Agent As of the Effective Time, Associated shall deposit, or shall cause to be deposited, with Harris Trust & Savings Bank (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, certificates representing the shares of Associated Common Stock (such certificates for shares of Associated Common Stock, and cash in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.06 in exchange for outstanding Shares.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Associated may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Associated Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Associated Common Stock until Associated has received a written agreement from such person as provided in Section 4.05 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as contemplated by Section 1.07(e).

                 (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled pursuant to
         Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common stock.

                 (d) No Further Rights in the Shares. All shares of Associated Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                 (e) No Fractional Shares No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the "Order Date Price." For purposes hereof, the "Order Date Price" shall mean the closing price of a share of Associated Common Stock as quoted on the NASDAQ National Market on the first business day following the date the Federal Reserve Board issues an order approving consummation of the Merger.

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

                 (g) No Liability. Neither Associated, Holding or the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                 (h) Withholding Rights. Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Associated.

         SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company's Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of the Company's Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock in accordance with this Article I.

         SECTION 1.09. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine or subdivide its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment shall be made to the conversion ratio set forth in Section 1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company's Common Stock shall be converted. For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of Associated Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this

Section shall not apply to any stock options issued under option plans of Associated existing as of the date of this Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Associated and Holding that:

         SECTION 2.01. Organization and Qualification of the Company; Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Bank is a duly organized and validly existing national banking association. Portage is duly organized, validly existing and in good standing under the laws of Delaware. The Bank has been the only subsidiary of the Company. Portage has been the only subsidiary of the Bank. The Company and Subsidiaries each has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and the Subsidiaries, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities). Neither the Company nor any Subsidiary has received notice of proceedings relating to the revocation or modification of any Company Approvals. The Company, the Bank and Portage are duly qualified or licensed as a foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole. The Company is registered with the Federal Reserve Board as a one bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Except for the Subsidiaries, the Company holds no interest, either directly or indirectly, in any other entity.

         SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Associated a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company and the Subsidiaries and such Articles of Incorporation and Bylaws of the Company and the Subsidiaries are in full force and effect and neither the Company nor the Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 2.03.  Capitalization.

                 (a) Capitalization of the Company. The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, par value $ 1 per share. As of the date of this Agreement, (i) 907,376 shares of the Company's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of the Company's Common Stock are held in the Company's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                 (b) Capitalization of the Bank. The authorized capital stock of the Bank consists of 288,750 shares of common stock, par value $ 1 per share. As of the date of this Agreement, (i) 288,750 shares of the Bank's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of the Bank's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                 (c) Capitalization of Portage. The authorized capital stock of Portage consists of 100 shares of common stock, par value $ 1 per share. As of the date of this Agreement, (i) 100 shares of Portage's common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) the Bank owns all of Portage's capital stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Portage or obligating Portage to issue or sell any shares of capital stock of, or other equity interests in Portage. There are no obligations, contingent or otherwise, of Portage to repurchase, redeem or otherwise acquire any shares of Portage's capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Company's Common Stock in accordance with Wisconsin Law and the Company's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Associated and Holding, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

         SECTION 2.05.  No Conflict; Required Filings and Consents.

                 (a) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or the Subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or the Subsidiaries, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole. The Board of Directors of the Company has taken all actions necessary under Wisconsin Law, including approving the transactions contemplated herein, to insure that none of the restrictions set forth in Wisconsin Law do or will apply to the transactions contemplated herein.

                 (b) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the banking laws and regulations of the State of Wisconsin (the "WBL"), and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and
         (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole.

         SECTION 2.06. Compliance; Permits. To the best knowledge of the Company after inquiry of its executive officers, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (a) any law applicable to the Company or any Subsidiary or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole.

         SECTION 2.07.  Banking Reports and Financial Statements.

                 (a) The Company and the Subsidiaries have timely filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Wisconsin Commissioner and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) delivered to Associated whether or not contained in the Company Reports (the "Financial Statements"), including, but not limited to, any Company Reports filed since the date of this Agreement and prior to or at the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                 (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1994, including all notes thereto (the "Company Balance Sheet"), neither the Company nor any of the Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1994, that would not, individually or in the aggregate have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole, or (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

         SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Financial Statements since December 31, 1994, to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1994, there has not been (a) any change in the financial condition, results of operations or business of the Company or the Subsidiaries having a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or the Subsidiaries having a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole, (c) any change by the Company or the Subsidiaries in their accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company or the Subsidiaries of any of their material assets in any material respect, (e) any entry by the Company or any Subsidiary into any commitment or transactions material to the Company or the Subsidiaries, taken as a whole, (f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company's Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Subsidiary, or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or any of the Subsidiaries.

         SECTION 2.09. Absence of Litigation. Except as disclosed in the Company Reports filed prior to the date of this Agreement: (a) neither the Company nor any Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or any Subsidiary pending or, to the knowledge of the Company, threatened, except for matters which individually seek damages not in excess of $20,000 and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company or the Subsidiaries taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or any Subsidiary as a result of the examination by any regulatory authority. The Terra litigation has been settled by means of a

$120,000 payment by the Bank and a $135,000 reimbursement to the Bank from Cincinnati Insurance, the Bank's insurance carrier, for the claim and related costs.

         SECTION 2.10.   Employee Benefit Plans.

                 (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or any Subsidiary (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company or any Subsidiary which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

                 (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or any Subsidiary (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or any Subsidiary which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

                 (c) The Company has made available to Associated true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

                 (d) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's and Subsidiaries' employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, disability, medical, hospitalization, life insurance and other insurance plans or related benefits (the "Fringe Benefit Plans").

                 (e) The Company has made available to Associated true and complete copies of the documents governing each Fringe Benefit Plan.

                 (f) The Company has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan that would affect any of the Company's or any Subsidiary's employees. Neither the Company nor any Subsidiary has made a material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Pension Plan, Welfare Plan or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan or Fringe Benefit Plan documents provided to Associated.

                 (g) For purposes of this Section 2.10, "Company" shall include the Company, the Subsidiaries and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which the Company or any Subsidiary is a member.

                 (h) Neither the Company nor any Subsidiary has ever been obligated to contribute to any multi-employer plan within the meaning of ERISA section 3(37).

                 (i) To the Company's knowledge, the Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts and other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans have been administered in all respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. The Pension Plans, Welfare Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Pension Plans, Welfare Plans and Fringe Benefit Plans meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code.
         All required contributions pursuant to the Pension Plans, Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time.
         There are no pending or, to the Company's knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans or Fringe Benefit Plans or the assets of any of the trusts under any Pension Plans, Welfare Plans or Fringe Benefit Plans. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Pension Plans, Welfare Plans or Fringe Benefit Plans have been made to the Company's or Subsidiaries' employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

                 (j) With respect to any Welfare Plan which is a "group health plan" as defined in Code section 4980B, the Company or Subsidiary in question has complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Effective Time.

                 (k) The Company has furnished to Associated copies of all documents relating to the Pension Plans, Welfare Plans or Fringe Benefit Plans, including, but not limited to, the following: any service provider agreements, any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true and complete.

                 (l) Since December 31, 1974, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

                 (m) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the Company, any Subsidiary or any member of the Company's controlled group to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

                 (n) No Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company or any Subsidiary, other than benefits required to be provided pursuant to Code section 4980B.

         SECTION 2.11. Employment Contracts; Material Contracts. Except as set forth in the Company Disclosure Schedule at Section 2.11, neither the Company nor any Subsidiary is a party to or bound by (a) any employment or consulting contract that is not terminable without penalty by the Company or such Subsidiary on 60 days' or less notice, (b) any contract or commitment for capital expenditures in excess of

$10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement.

         SECTION 2.12. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company's shareholders meeting (pursuant to Section 6.02) (the "Meeting") shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting.

         SECTION 2.13.  Title to Property.  The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned and leased by the Company and the Subsidiaries. The Company and each of the Subsidiaries has good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole; and all leases pursuant to which the Company or any Subsidiary leases from others real or personal property including, without limitation, leases for branch offices are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any Subsidiary has not taken adequate steps to prevent such a default from occurring). The Company's and each Subsidiary's buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures or appurtenances owned or leased by the Company or any Subsidiary for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14.  Compliance with Environmental Laws.

                 (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated or occupied by the Company or any Subsidiary, including properties acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default, or properties held or operated in a fiduciary or managerial capacity;

                 (b) The term "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit;

                 (c) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                 (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

                 (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

                 (f) The Environmental Permits (if any) are in full force and effect and, to the Company's knowledge, constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's and Subsidiaries' businesses and the use of the Company's Property (as presently conducted and used) in compliance with Environmental Laws.

                 (g) The Company and the Subsidiaries have filed all reports, returns and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on the Company's or Subsidiaries' businesses or financial condition, taken as a whole. The Company and/or the Subsidiaries have made no environmental filings after January 1, 1995.

                 (h) To the Company's knowledge, the business of the Company and the Subsidiaries and the Company's Property have been and are being operated by the Company in accordance with all Environmental Laws and Environmental Permits. Neither the Company nor any of the Subsidiaries has received any written notice nor does the Company or any of the Subsidiaries have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company's knowledge, threatened.

                 (i) There are no actions pending, or to the Company's knowledge, threatened against the Company or any of the Subsidiaries (naming the Company or any Subsidiary), which in any case assert or allege (i) the Company or any Subsidiary (naming the Company or any Subsidiary) violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority;
         (ii) the Company or any of the Subsidiaries is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company or any of the Subsidiaries is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release or any Hazardous Substance by the Company, the Subsidiaries or others. The Company, the Subsidiaries and the Company's Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

                 (j) With respect to the period during which the Company or any of the Subsidiaries occupied the Company's Property (i) no Hazardous Substances have been treated, recycled or disposed of by the Company or any of the Subsidiaries (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company or any of the Subsidiaries of any Hazardous Substance from the Company's Property; (iii) to the Company's knowledge, there have been no activities on the Company's Property which would subject Associated, Holding, the Subsidiaries, or any subsequent occupier of the Company's Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

         SECTION 2.15. Absence of Agreements. Neither the Company nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or any Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Subsidiary may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company or any Subsidiary been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         SECTION 2.16. Taxes. The Company and the Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and the Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of the Company's knowledge, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company's Balance Sheet are adequate to cover all Taxes accruable by the Company and the Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company and the Subsidiaries.

         SECTION 2.17. Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and the Subsidiaries have been delivered to Associated. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of the Company, the insurance policies to which the Company or the Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company or the Subsidiaries are parties and will be maintained by the Company and the Subsidiaries until the Effective Time. Neither the Company nor any Subsidiary has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

         SECTION 2.18. Absence of Adverse Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or the Subsidiaries, taken as a whole.

         SECTION 2.19. Internal Controls and Records. The Company and each Subsidiary maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any ending agreement, collateral document or security which is not fully reflected in the books and records of the Company or the Subsidiaries.

         SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Subsidiaries or banking regulators; (b) neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (c) neither the Company nor any Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole.

         SECTION 2.21. Labor Matters. Except as will not cause a Material Adverse Effect to the Company or the Subsidiaries (a) the Company and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or any Subsidiary pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company or any Subsidiary; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or any Subsidiary; and (e) neither the Company nor any Subsidiary is experiencing any material work stoppage.

         SECTION 2.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiaries.

         SECTION 2.23.  Accounting and Tax Matters.

                 (a) To the best knowledge of the Company, neither the Company nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

                 (b) To the best knowledge of the Company, there is no plan or intention on the part of shareholders of the Company who will receive Associated Common Stock to sell or otherwise dispose of an amount of Associated Common Stock to be received in the Merger which would reduce their ownership of Associated Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Company's Common Stock outstanding immediately prior to the Merger.

         SECTION 2.24. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of the Company to Associated in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 2.25. Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company's Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

         Except as set forth in the Disclosure Schedule attached hereto (the "Associated Disclosure Schedule"), Associated hereby represents and warrants to the Company that:

         SECTION 3.01. Organization and Qualification. Associated and Holding are bank holding companies duly organized and validly existing under the laws of the State of Wisconsin. Associated and Holding are registered with the Federal Reserve Board as bank holding companies under the BHCA. Associated and Holding have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Associated Approvals") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated or Holding, taken as a whole. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated and Holding are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Associated or Holding taken as a whole.

         SECTION 3.02. Articles of Incorporation and Bylaws. Associated and Holding have heretofore furnished to the Company a complete and correct copy of their respective Articles of Incorporation and the Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated and Holding are not in violation of any of the provisions of their Articles of Incorporation or Bylaws.

         SECTION 3.03. Capitalization. The outstanding capital stock of Associated is, and the shares of Associated Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of Wisconsin Business Corporation Law) and have not, and will not have, been issued in violation of the preemptive rights of any person.

         SECTION 3.04. Authority. Associated and Holding have the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and Holding and the consummation by Associated and Holding of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and Holding and no other corporate proceedings on the part of Associated or Holding are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Associated and Holding and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Associated and Holding.

         SECTION 3.05.  No Conflict; Required Filings and Consents.

                 (a) To the best knowledge of Associated, the execution and delivery of this Agreement by Associated and Holding does not, and the performance of this Agreement by Associated and Holding shall not,
         (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated or Holding, (ii) conflict with or violate any laws applicable to Associated or Holding or by which their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated or Holding pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated or Holding is a party or by which Associated, Holding or their properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated or Holding, taken as a whole.

                 (b) To the best knowledge of Associated, the execution and delivery of this Agreement by Associated and Holding do not, and the performance of this Agreement by Associated and Holding shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the WBL, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Associated and Holding from performing their obligations under this Agreement, and would not have a Material Adverse Effect on Associated or Holding, taken as a whole.

         SECTION 3.06. Compliance; Permits. To the best knowledge of Associated, neither Associated nor Holding is in conflict with, or in default or violation of (a) any Law applicable to Associated or Holding or by which their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated or Holding is a party or by which Associated or Holding or any of their properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Associated or Holding, taken as a whole.

         SECTION 3.07.  Securities Reports; Financial Statements.

                 (a) As of the date of this Agreement, Associated has delivered to the Company in the form filed with the SEC (x)(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, 1992, 1993, and 1994, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, and June 30, 1995,
         (iii) all definitive proxy statements relating to Associated's meetings of shareholders (whether annual or special) held since December 31, 1990, (iv) all Reports on Form 8-K filed by Associated with the SEC since December 31, 1990, (v) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above and registration statements on Form S-8 filed by Associated with the SEC since December 31, 1990) and (vi) all amendments and supplements to all such reports and registration statements filed by Associated with the SEC since December 31, 1990 (collectively, the "Associated SEC Reports"). The Associated SEC Reports, including all Associated SEC Reports filed after the date of this Agreement, (y)(i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Associated SEC Reports, including any Associated SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Associated and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                 (c) Except as and to the extent set forth on the consolidated balance sheet of Associated and its subsidiaries as of December 31, 1994, including all notes thereto (the "Associated Balance Sheet"), neither Associated nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1994, that would not, individually or in the aggregate, have a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, or (ii) as otherwise reflected in the reports referred to in clause (x)(ii) of Section 3.07(a) hereof.

         SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Associated SEC Reports filed prior to the date of this Agreement, since December 31, 1994, to the date of this Agreement, Associated and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1994, there has not been (a) any change in the financial condition, results of operations or business of Associated or its subsidiaries having a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Associated or its subsidiaries having a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, (c) any change by Associated in its accounting methods, principles or practices, (d) any revaluation by Associated of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Associated or any of its subsidiaries into any commitment or transactions material to Associated or its subsidiaries, taken as a whole.

         SECTION 3.09. Absence of Litigation. Except as disclosed in the Associated Disclosure Schedule at Section 3.09 and in the Associated SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any of Associated's subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which individually seek damages not in excess of $100,000 and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated or its subsidiaries taken as a whole, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any of Associated's subsidiaries as a result of an examination by any bank regulatory authority.

         SECTION 3.10. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01) (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents filed with the SEC or other regulatory authority by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

         SECTION 3.11. Absence of Agreements. Neither Associated nor Holding is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Associated or Holding to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated or Holding may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has Associated or Holding been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as may be disclosed by Associated in the Associated Disclosure Schedule at Section 3.11.

         SECTION 3.12. Taxes. Associated and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Associated and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves adequate for their payment. To the best knowledge of Associated, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this
Section 3.12, references to Associated and its subsidiaries include former subsidiaries of Associated for the periods during which any such corporations were owned, directly or indirectly, by Associated. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the best of Associated's knowledge, threatening to assert against Associated or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Associated nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Associated or any of its subsidiaries. Neither Associated nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. No agreements relating to allocating or sharing of Taxes exist among Associated and its subsidiaries and no tax indemnities given by Associated or its subsidiaries in connection with a sale of stock or assets remain in effect. Neither Associated nor any of its subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale gain. Neither Associated nor any of its subsidiaries has made an election under Section 341(f) of the Code.

         SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

         SECTION 3.14. Accounting and Tax Matters. To the best knowledge of Associated, neither Associated nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 3.15. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Associated to the Company, in or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                            COVENANTS OF THE COMPANY


         SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Associated and Holding that prior to the Effective Time, unless the prior written consent of Associated shall have been obtained and except as otherwise contemplated herein, it will and/or it will cause each Subsidiary to:

                 (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

                 (b) terminate the Company's pension plan in accordance with FAS 88 in a manner which will not result in an aggregate loss exceeding $50,000;

                 (c) prior to December 31, 1995, and subject to Associated's approval, expense the Terra litigation settlement amount and all related fees and expenses, which settlement amount and related fees and expenses shall not exceed $200,000 in the aggregate;

                 (d) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

                 (e) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

                 (f) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

                 (g) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

                 (h) purchase and sell securities in accordance with the guidelines set forth on the Schedule at Section 4.01;

                 (i) with respect to the Bank, maintain as of December 31, 1995 and thereafter a loan loss reserve of not less than 1.69 percent of period ending loans;

                 (j) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

                 (k) obtain an independent audit of its financial statements for the year ended December 31, 1995; and

                 (l) comply with the capital requirements set forth on the Schedule to Section 4.01;

                 (m) recognize in 1995 any and all loss incurred in connection with the closing of the East Bristol branch;

                 (n) fully expense in 1995 all amounts payable to Donald Adams under the severance agreement between the Company and Mr. Adams;

                 (o) fully expense in 1995 all expenses (including fees) incurred in connection with the consummation of the transaction contemplated hereby;

                 (p) fully expense in 1995 all organizational expenses incurred in connection with the acquisition of banks in Columbus, Wisconsin and Pittsville, Wisconsin.

         SECTION 4.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit the Subsidiaries to do, without the prior written consent of Associated, any of the following:

                 (a) (i) grant any increase in compensation or grant any bonuses (incentive or special) to its employees as a class, or to its officers or directors, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) subject to Section 4.01(b), adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company and the Subsidiaries in effect on the date of this Agreement;

                 (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; provided, however, that, commencing February 15, 1996, the Company may pay quarterly dividends at the rate of $.32 per share;

                 (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                 (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

                 (e) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary to take any such action, and the Company shall promptly notify Associated orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representative to furnish information to any party that requests information as to the Company and the Subsidiaries if (i) the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law and
         (ii) prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in reasonably customary form. For purposes of this Agreement,

         "Competing Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or the Subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing;

                 (f) propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

                 (g) except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

                 (h) change any of its methods of accounting in effect at December 31, 1994, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except as may be required by law or generally accepted accounting principles;

                 (i) subject to Section 4.01(h), change any lending, investment, liability management or other material policies concerning the business or operations of the Company or any Subsidiary in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable Federal or state law, or make any material changes in its operations;

                 (j) (i) incur or assume any material obligation or liability, including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Subsidiaries or banking regulators) or investment (including U.S. Treasury Securities) in an amount greater than $100,000.00, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or the Subsidiaries; and (B) as may be required under existing agreements to which the Company or any Subsidiary is a party; (iv) acquire assets (including equipment) or securities in excess of $25,000 in the aggregate (excluding loans to customers and investments permitted in (i) above; (v) enter into any other contract or agreement involving annual payments by the Company or any Subsidiary or the other party or parties thereto in excess of

         $20,000; (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000.00 individually; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000.00 or in any manner which would restrict in any material respect the operations or business of the Company or the Subsidiaries;
         (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole; or

                 (k) agree in writing or otherwise to do any of the foregoing.

         SECTION 4.03.  Intentionally left blank.

         SECTION 4.04.  Access and Information.

                 (a) Upon reasonable notice, and without unreasonable disruption to the business carried on by the Company or the Subsidiaries, the Company shall (and shall cause the Subsidiaries to) afford to Associated's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause each Subsidiary to) furnish promptly to Associated (i) a copy of each Company Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the Company and the Subsidiaries; (iii) the audited consolidated financial statements of the Company and the Subsidiaries for the year ended December 31, 1995; (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company and the Subsidiaries; and (v) all other information concerning the business, properties and personnel of the Company or the Subsidiaries as Associated may reasonably request.

                 (b) Any information provided to Associated by the Company or the Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government agency. Upon any termination of this Agreement pursuant to Section 8 hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

         SECTION 4.05. Affiliates; Accounting and Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.05. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.05 as soon as practicable after attaining such status. The Company will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 4.06.  Expenses.

                 (a) Except as provided in Section 8.02, below, all Expenses (as described below) incurred by Associated and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection herewith.

                 (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

         SECTION 4.07. Delivery of Shareholder List. The Company shall arrange to have its transfer agent deliver to Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.


                                   ARTICLE V

                            COVENANTS OF ASSOCIATED

         SECTION 5.01. Affirmative Covenants. Associated hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will and will cause Holding to:

                 (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated's financial Statements applied on consistent basis;

                 (b) conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Associated or its subsidiaries, taken as a whole; and

                 (c) will, to the best of its ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, and (ii) remain qualified under the Exchange Act and the rules and regulations thereunder.

         SECTION 5.02.  Access and Information.

                 (a) After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Associated SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Associated or its subsidiaries as the Company may reasonably request.

                 (b) Any information provided to the Company by Associated whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by the Company in any document required to be filed with the Company or any government authority or agency.

         SECTION 5.03. Accounting and Tax Treatment. Associated will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         SECTION 6.01. Registration Statement. As promptly as practicable after the execution of this Agreement, Associated shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus and proxy materials contained therein are defined as the "Proxy Statement/Prospectus") with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company and the Subsidiaries required to be set forth in the Registration Statement and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders
(a) the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a "prospectus" within the meaning of the Securities Act.
Associated shall also take any action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company and the Subsidiaries shall furnish all information concerning the Company and the Subsidiaries, and the holders of the Company's Common Stock and other assistance as Associated may reasonably request in connection with such action.

         SECTION 6.02. Meeting of Shareholders. The Company and its officers and directors shall: (a) cause the Company's shareholders meeting to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, (b) submit this Agreement to the Company's shareholders together with a unanimous recommendation for approval by the Board of Directors of the Company,
(c) solicit the approval thereof by the Company's shareholders by mailing or delivering to each shareholder a combined Prospectus/Proxy Statement, and (d) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders.

         SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Associated and Holding shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and
(c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) any applicable federal or state banking laws and (iii) any other applicable law; provided that Associated and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

         SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Associated, and Associated shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Associated, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.05. Public Announcements. Associated and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers.

         SECTION 6.06. Environmental Matters. In the event Ramaker & Associates, Inc. (the "Environmental Consultant") discovers or determines the existence of any environmental condition (including, without limitation, a spill, discharge, or contamination) the result of which may require investigative or remedial action pursuant to any federal, state, or local law, statute or regulation or may be the basis for the assertion of any third-party claims, including the claims of governmental entities,

Associated shall promptly notify the Company thereof and the Company shall, at its sole cost and expense, proceed with due diligence to take reasonably appropriate action in response thereto.


                                  ARTICLE VII

                              CONDITIONS OF MERGER

         SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

                 (b) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                 (c) Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition which is not reasonably satisfactory to Associated or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

                 (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

                 (e) Employment Agreement. Associated and Beryl G. Pascavis shall have entered into an Employment Agreement in substantially the form of Exhibit 7.01.

         SECTION 7.02. Additional Conditions to Obligations of Associated. The obligations of Associated to effect the Merger are also subject to the following conditions:

                 (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time. Associated shall have received a certificate of the Chief Executive Officer of the Company to that effect.

                 (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                 (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

                 (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or any of the Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or the Subsidiaries, taken as a whole, or Associated or its subsidiaries, taken as a whole.

                 (e) Opinion of Counsel. Associated shall have received from Michael, Best & Friedrich or other independent counsel for the Company reasonably satisfactory to Associated, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Associated, covering the matters set forth in Annex B hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Associated.

                 (f) Tax Opinion. An opinion of independent counsel for Associated, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Associated, Holding and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

                 (g)      Intentionally left blank.

                 (h) Pooling Opinions. Associated shall have received an opinion from KPMG Peat Marwick LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

                 (i) Affiliate Agreements. Associated shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.05.

                 (j) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Associated or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                 (k) Fractional Shares; Dissenters. The aggregate of (i) the fractional share interests in Associated Common Stock to be paid in cash pursuant to Section 1.07 of this Agreement and (ii) the shares of Associated Common Stock that would be issuable by virtue of the Merger with respect to shares of the Company's Common Stock outstanding on the record date for the meeting of the Company's shareholders to consider the Merger that will not be converted into Associated Common Stock due, directly or indirectly, to the exercise of dissenters' rights, if available under Wisconsin Law, shall not be more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issued as a result of the Merger.

                 (l) Voting Agreement. Concurrently with the execution and delivery of this Agreement, Associated and certain shareholders of the Company shall have executed and delivered the Voting Agreement in the form of Annex C.

                 (m) Environmental Report. Associated shall have received from the Environmental Consultant a written environmental evaluation of the Company's Property evidencing that:

                          (i) the Company's Property complies with all Environmental Laws;

                          (ii) no capital improvements should be reasonably required to maintain compliance with all Environmental Laws; and

                          (iii) there are no material contingent liabilities affecting the Company's Property arising under Environmental Laws or under Environmental Permits;

         or the Company shall have complied with all of its obligations under
         Section 6.06.

                 (n) Earnings. The Company's consolidated after-tax earnings for calendar year 1995 less any earnings as a result of FDIC return of premium plus the sum of (i) the amount expensed pursuant to section 4.01(c) in connection with the Terra litigation, (ii) the additional amount of loan loss reserve established as a result of section 4.01(i), (iii) the amount of the loss in connection with the termination of the Company's pension plan pursuant to section 4.01(b),
         (iv) the amount of the loss in connection with the closing of the East Bristol branch pursuant to section 4.01(m), (v) the amount expensed pursuant to section 4.01(n), (vi) the amount expensed pursuant to section 4.01(o) and (vii) the amount expensed pursuant to section 4.01(p) shall be at least $2,500,000.

                 SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

                 (a) Representations and Warranties. Each of the representations and warranties of Associated contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. The Company shall have received a certificate of the President of Associated to that effect.

                 (b) Agreements and Covenants. Associated and Holding shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

                 (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Associated and Holding for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated.

                 (d) Opinion of Counsel. The Company shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. or other independent counsel for Associated reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex D, which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

                 (e) Tax Opinion. An opinion of independent counsel for Associated, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Associated, Holding and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01.  Termination.

         (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                 (i) by mutual written consent of Associated and the Company;

                 (ii) by the Company or Associated (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in this Agreement, or
(B) if any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition; provided, however, this Agreement may not be terminated pursuant to this clause
(ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

                 (iii) by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

                 (iv) by either Associated or the Company if the Merger shall not have been consummated before July 30, 1996, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

                 (v) by either Associated or the Company if the Federal Reserve Board or the Wisconsin Commissioner has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

                 (vi) by Associated if the Company fails to perform all of its obligations under Section 6.06.

                 (vii) by Associated, if the Dissenting Shares exceed ten percent (10%) of the Shares.

         (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other parties, which notice shall specifically describe the basis for such termination.

         SECTION 8.02.  Effect of Termination.

         (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Associated each shall pay its own Expenses (as defined in Section
4.06 above) and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

         (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other parties for their respective expenses.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.04(b), 4.06, 5.02(b), 8.02 and Article IX hereof shall survive termination indefinitely.

         SECTION 9.02. Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

         SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

                 (a)      If to Associated or Holding:

                                  Associated Banc-Corp
                                  112 North Adams Street
                                  P.O. Box 13307
                                  Green Bay, WI 54307-3307
                                  Telecopier: (414) 433-3261
                                  Attention: H. B. Conlon

                          With a copy to:

                                  Reinhart, Boerner, Van Deuren,
                                  Norris & Rieselbach, s.c.
                                  1000 North Water Street, Suite 2100
                                  Milwaukee, WI 53202
                                  Telecopier:  (414) 298-8097
                                  Attention:  Richard W. Graber

                 (b)      If to Company:

                                  Greater Columbia Bancshares, Inc.
                                  P.O. Box 365
                                  Portage, WI 53901-0365
                                  Telecopier:  608-742-8201
                                  Attention:  Beryl G. Pascavis

                          With a copy to:

                                  Michael, Best & Friedrich
                                  100 East Wisconsin Avenue, Suite 3300
                                  Milwaukee, WI 53202
                                  Telecopier:  (414) 277-0656
                                  Attention:  Frank J. Pelisek

         SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any Subsidiary) has, directly or indirectly, an interest of 5% or more;

                 (b) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares
         (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of requiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                 (c) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

                 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

                 (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the "Exchange Act); and

         SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.07. Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 9.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder, and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of shares of Associated Common Stock pursuant to Section 1.06 hereof.

         SECTION 9.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Associated, Holding and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  ASSOCIATED BANC-CORP

                                  By:  /s/ H. B. Conlon
                                       ---------------------------------------
                                  Name:    H. B. Conlon
                                  Title: Chairman, President, and Chief
                                         Executive Officer




                                  ASSOCIATED BANC-SHARES, INC.

                                  By:  /s/ H. B. Conlon
                                       ---------------------------------------
                                  Name:    H. B. Conlon
                                  Title: Chairman, President, and Chief
                                         Executive Officer


                                  GREATER COLUMBIA BANCSHARES, INC.

                                  By:  /s/ Beryl G. Pascavis
                                       ---------------------------------------
                                  Name:    Beryl G. Pascavis
                                  Title:  Chairman and Chief Executive Officer

                                                                       EXHIBIT B
                                                                  CONFORMED COPY

                                VOTING AGREEMENT

                 THIS VOTING AGREEMENT (this "Agreement"), dated as of December 22, 1995, among the undersigned shareholders (the "Shareholders") of GREATER COLUMBIA BANCSHARES, INC., a Wisconsin corporation (the "Company"), and ASSOCIATED BANC-CORP, a Wisconsin corporation ("Associated").

                                    RECITAL

                 The Shareholders, the Company and Associated acknowledge the following:

                 A. Concurrent with the execution of this Agreement, the Company, Associated and Associated Banc-Shares, Inc., a Wisconsin corporation and a wholly owned subsidiary of Associated ("Holding"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the business combination transaction contemplated therein pursuant to which the Company will merge with and into Holding pursuant to the terms and conditions of the Merger Agreement ("Merger").

                 B. Upon consummation of the Merger, the Shareholders will receive shares of Associated Common Stock for each share of Company Common Stock, par value $1 per share (the "Company Common Stock"), owned by them.

                 C. The Shareholders own the shares of Company Common Stock set forth opposite such Shareholder's respective names on Exhibit A hereto (such shares set forth on Exhibit A, and together with all shares of Company Common Stock subsequently acquired by any Shareholder during the term of this Agreement, being referred to as the "Shares").

                 D. In order to induce Associated to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Associated in connection therewith, the Shareholders have agreed to enter into and perform this Voting Agreement.

                                   AGREEMENTS

                 In consideration of the Recitals and the mutual agreements which follow, Shareholders, the Company and Associated agree as follows:

                 1. Agreement to Vote Shares. Each of the Shareholders shall vote or cause to be voted, or express a written consent with respect to, all of such Shareholder's Shares (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of the Shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto and (b) against any proposal for a Competing Transaction (as such term is defined in the Merger Agreement) at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

                 2. No Voting Trusts. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder's control to, deposit any of such Shareholder's Shares in a voting trust or subject any of their Shares to any agreement, arrangement or understanding with respect to the voting of such Shares inconsistent with this Agreement.

                 3. Limitation on Sales. During the term of this Agreement, each Shareholder agrees not to sell, assign, transfer or dispose of any such Shareholder's Shares. Notwithstanding the foregoing, any Shareholder may, during the term of this Agreement, make gifts of Shares to the charitable organization(s) of his or her choice or to members of his or her immediate family provided any such charitable organization or family member agrees in writing to be bound to the terms of this Agreement.

                 4. Purchase Right. The Shareholders hereby grants to Associated the exclusive right ("Purchase Rights") to purchase any or all of such Shareholders' Shares for a price of $37.3275 per share, payable in cash. The exercise of the Purchase Rights by Associated, with respect to any amount of Shares that exceeds 5% of the outstanding voting stock of the Company is subject to the approval of the Board of Governors of the Federal Reserve System and any other necessary regulatory approvals. The Purchase Rights are exercisable at any time prior to the earlier of the Effective Time, as defined in the Merger Agreement, or the termination of the Merger Agreement and only after (a) a material breach by the Company of the Merger Agreement, which breach is not cured to the reasonable satisfaction of Associated within 10 business days following receipt by the Company of notice of such breach; (b) a breach by a Shareholder of this Agreement which breach is not cured to the reasonable satisfaction of Associated within 10 business days following receipt by such Shareholder of notice of such breach; or (c) the acquisition or overtly threatened acquisition by any person not related to the current Shareholders of the Company of more than 5% of the stock of the Company or its subsidiary, The First National Bank of Portage or of a material portion of the assets of the Company or The First National Bank of Portage.

         5. Shareholders' Representations. Each Shareholder severally represents that: (a) such Shareholder has the complete and unrestricted power and unqualified right to enter into and perform the terms of this Agreement;
(b) this Agreement constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms and (c) such Shareholder owns the number of Shares indicated opposite such Shareholder's name on Exhibit A hereto, has the sole and unrestricted voting power with respect to such Shares and such Shares are all of the Shares directly or indirectly held by such Shareholder.

         6. Specific Performance and Remedies. The parties hereto acknowledge that it will be impossible to measure in money the damage to the other party(ies) if a party hereto fails to comply with the obligations imposed by this Agreement and that, in the event of such failure, the other party(ies) will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure. No party will oppose the granting of such relief on the basis that the other party(ies) have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief. In addition to all other rights or remedies which any party hereto may have against any other party hereto who defaults in the performance of such party's obligations under the Agreement, such defaulting party shall be liable to the nondefaulting party for all litigation costs and attorneys' fees incurred by the nondefaulting party(ies) in connection with the enforcement of any of the nondefaulting party's rights or remedies against the defaulting party.

         7. Term of the Agreement; Termination. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement) and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

         8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         9. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          If to Associated or Holding:

                          Associated Banc-Corp
                          112 North Adams Street
                          P.O. Box 13307
                          Green Bay, WI 54307-3307
                          Telecopier:  414-433-3261
                          Attn:  H.B. Conlon

                          With a copy to:

                          Reinhart, Boerner, Van Deuren,
                          Norris & Rieselbach, s.c.
                          1000 North Water Street
                          Suite 2100
                          Milwaukee, WI 53202
                          Telecopier:  414-298-8097
                          Attn:  Richard W. Graber, Esq.

         If to a Shareholder, to the address or telecopy number set forth for such Shareholder on the signature page hereof:

                          With a copy to:

                          Michael Best & Friedrich
                          100 East Wisconsin Avenue, Suite 3300
                          Milwaukee, WI 53202
                          Telecopier:  414-277-0656
                          Attn:  Frank J. Pelisek, Esq.

         10.     Miscellaneous.

                 (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Wisconsin, without reference to its conflicts of law principles.

                 (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                 (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                 (d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                 (e) In the event any Shareholder acquires any additional Shares during the term of this Agreement, then such Shareholder agrees that the provisions of this Agreement shall apply to such additional Shares.

                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ASSOCIATED BANC-CORP

By:  /s/ H. B. Conlon
     -----------------------
Its: Chairman, President and
     Chief Executive Officer


/s/ Earl Brancel                                   /s/ Ray Dorn
---------------------                              ------------------
Earl Brancel                                       Ray Dorn

/s/ Hubert Hill                                    /s/ Larry Larrabee
---------------------                              ------------------
Hubert Hill                                        Larry Larrabee

/s/ Don Lee                                        /s/ John R. Miller
---------------------                              ------------------
Don Lee                                            John R. Miller

/s/ Beryl G. Pascavis
---------------------
Beryl G. Pascavis

                                   EXHIBIT A


                                                                        Number of
Shareholder                       Notice Address                     Common Shares
-----------                       --------------                     -------------
Earl Brancel                      (Addresses Omitted)                49,053 shares


Ray Dorn                                                             80,488 shares


Hubert Hill                                                         130,478 shares


Larry Larrabee                                                       46,899 shares


Don Lee                                                              73,369 shares


John R. Miller                                                      101,365 shares


Beryl G. Pascavis                                                   115,283 shares

                                                                    --------------


                                  Total                             596,935 shares
                                                                    ==============

                                                                       EXHIBIT C

           SUBCHAPTER XIII OF THE WISCONSIN BUSINESS CORPORATION LAW

                               DISSENTERS' RIGHTS



         180.1301 DEFINITIONS.

                 In Section Section 180.1301 to 180.1331:

                 (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

                 (lm)     "Business combination" has the meaning given in
Section 180.1130(3).

                 (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under Section 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

                 (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under Section
180.1302 and who exercises that right when and in the manner required by Section Section 180.1320 to 180.1328.

                 (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in
Section 180.1130(9)(a) 1 to 4.

                 (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

                 (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

         180.1302 RIGHT TO DISSENT.

                 (1) Except as provided in sub. (4) and Section 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

                          (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

                                  1. Shareholder approval is required for the merger by Section 180.1103 or by the articles of incorporation.

                                  2.       The issuer corporation is a
                 subsidiary that is merged with its parent under Section
                 180.1104.

                          (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

                          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

                                  1.       A sale pursuant to court order.

                                  2.       A sale for cash pursuant to a plan
                 by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

                          (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

                 (2) Except as provided in sub. (4) and Section 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

                          (a) Alters or abolishes a preferential right of the shares.

                          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

                          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

                          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

                          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 180.0604.

                 (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under Section Section 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or Section 180.1803, 180.1813(1)(d) or (2)(b), or 180.1829(1)(c).

                 (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

                 (5) Except as provided in Section 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under Section Section 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

         180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

                 (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

                 (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

                          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

                          (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

         180.1320 NOTICE OF DISSENTERS' RIGHTS.

                 (1) If proposed corporate action creating dissenters' rights under Section 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to dissenters' rights under Section Section 180.1301 to
180.1331 and shall be accompanied by a copy of those sections.

                 (2)      If corporate action creating dissenters' rights under
Section 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with Section 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in Section 180.1322.

         180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

                 (1) If proposed corporate action creating dissenters' rights under Section 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

                          (a) Deliver to the issuer corporation before the vote is taken written notice that complies with Section 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

                          (b) Not vote his or her shares in favor of the proposed action.

                 (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under Section
Section 180.1301 to 180.1331.

         180.1322 DISSENTERS' NOTICE.

                 (1) If proposed corporate action creating dissenters' rights under Section 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section 180.1321.

                 (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with Section 180.0141 and shall include or have attached all of the following:

                          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

                          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

                          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

                          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

                          (e)     A copy of Section Section 180.1301 to
         180.1331.

         180.1323 DUTY TO DEMAND PAYMENT.

                 (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in Section 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in Section 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Section 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

                 (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

                 (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice is not entitled to payment for his or her shares under Section Section 180.1301 to 180.1331.

         180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

                 (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under Section 180.1326.

                 (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub.
(1), until these rights are canceled or modified by the effectuation of the corporate action.

         180.1325 PAYMENT.

                 (1) Except as provided in Section 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with Section 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

                 (2) The payment shall be accompanied by all of the following:

                          (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

                          (b) A statement of the corporation's estimate of the fair value of the shares.

                          (c)     An explanation of how the interest was
         calculated.

                          (d) A statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the payment.

                          (e)     A copy of Section 180.1301 to Section
         180.1331.

         180.1326 FAILURE TO TAKE ACTION.

                 (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under Section 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

                 (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under Section 180.1322 and repeat the payment demand procedure.

         180.1327 AFTER-ACQUIRED SHARES.

                 (1) A corporation may elect to withhold payment required by Section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under
Section 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

                 (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the offer.

         180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

                 (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under Section 180.1325, or reject the offer under Section 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

                          (a) The dissenter believes that the amount paid under Section 180.1325 or offered under Section 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

                          (b)     The corporation fails to make payment under
         Section 180.1325 within 60 days after the date set under Section
         180.1322 for demanding payment.

                          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed of uncertificated shares within 60 days after the date set under Section
         180.1322 for demanding payment.

                 (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with Section 180.0141.

         180.1330 COURT ACTION.

                 (1) If a demand for payment under Section 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under Section 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                 (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

                 (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in Section 801.14.

                 (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

                 (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

                          (a) The amount, if any, by which the court finds the fair value of his or her shares plus interest, exceeds the amount paid by the corporation.

                          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters' notice under Section 180.1322(2)(c), for which the corporation elected to withhold payment under Section 180.1327.

         180.1331 COURT COSTS AND COUNSEL FEES.

                 (1)      (a)     Notwithstanding Section Section 814.01 to
         814.04, the court in a special proceeding brought under Section
         180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

                          (b) Notwithstanding Section Section 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 180.1328.

                 (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding Section Section 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

                          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with Section Section 180.1320 to 180.1328.

                          (b)     Against the corporation or against a
         dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

                 (3) Notwithstanding Section Section 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                     EXHIBIT D

                      GREATER COLUMBIA BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL


     The following discussion and analysis provides information regarding the financial condition and historical results of operations of Greater Columbia Bancshares, Inc. (the "Company") for the nine months ended September 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992. During 1993, the Company declared a 4 for 1 stock split effected as a 300% stock dividend. Comparative data for previous years has been restated to retroactively reflect the stock split. Consolidated earnings are derived primarily from the operations of its wholly-owned subsidiary, The First National Bank of Portage (the "Bank"). This discussion and analysis should be read in conjunction with the related financial statements and notes thereto and the other financial information included herein.


     The selected financial data presented on the following page for the Company for each of the years in the five year period ended December 31, 1994 are derived from the financial statements of the Company and should be read in conjunction with other financial information presented elsewhere in this Proxy Statement/Prospectus. The financial statements of the Company for each of the years in the three year period ended December 31, 1994 have been audited by Conley McDonald & Co., Certified Public Accountants, to the extent and for the periods indicated in their report thereon. The selected financial data for the years ended December 31, 1991 and 1990 and the nine month periods ended September 30, 1995 and 1994 are unaudited, but in the opinion of the Company's management, reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The information presented below should be read in conjunction with the separate financial statements and notes thereto of the Company included elsewhere in this Proxy Statement/Prospectus.

Earnings Summary and Selected Financial Data

                                          Nine
                                      Months ended
                                      September 30,                                Years ended December 31,
                             ------------------------------------------------------------------------------------------------------
                                  1995            1994           1994          1993           1992            1991          1990
                             ------------------------------------------------------------------------------------------------------
                                                  (dollars in thousands, except per share and ratio data)
                             ------------------------------------------------------------------------------------------------------
                                     (unaudited)                                                                 (unaudited)
                             ---------------------------                                                  -------------------------
Income Statement Data:
  Interest income            $     11,730     $    9,792     $   13,475     $   10,410     $   11,011     $   10,098     $    9,960
  Interest expense                  5,461          4,166          5,758          4,822          5,508          5,872          6,324
                             ------------------------------------------------------------------------------------------------------
    Net interest income             6,269          5,626          7,717          5,588          5,503          4,226          3,636
  Provision for loan losses            35              -              -            171            126              2             33
                             ------------------------------------------------------------------------------------------------------
    Net interest income
      after provision
      for loan losses               6,234          5,626          7,717          5,417          5,377          4,224          3,603
  Non-interest income                 661            628            947            975            624            371            407
  Non-interest expense              4,583          4,406          5,972          4,332          3,870          2,994          2,626
                             ------------------------------------------------------------------------------------------------------
  Income before income taxes        2,312          1,848          2,692          2,060          2,131          1,601          1,384
  Provision for income taxes          626            390            786            586            635            467            409
                             ------------------------------------------------------------------------------------------------------
    Net income               $      1,686     $    1,458     $    1,906     $    1,474     $    1,496     $    1,134     $      975
                             ======================================================================================================
Balance sheet data:
  Total assets               $    210,704     $  208,969     $  211,200     $  152,386     $  145,143     $  110,634     $  107,368
  Net loans                       142,309        124,442        131,744         78,130         78,423         71,015         72,907
  Securities                       51,965         67,815         61,074         62,047         49,295         20,855         24,429
  Total deposits                  170,027        170,248        173,128        126,417        131,105        101,433         97,622
  Total stockholders' equity       14,929         13,500         13,640         13,745          6,693          5,489          4,608
Per common share data:
  Net income                 $       1.86     $     1.61     $     2.10     $     2.14     $     2.31     $     1.75     $     1.51
  Period end book value      $      16.45     $    14.88     $    15.03     $    15.15     $    10.34     $     8.48     $     7.12
  Weighted average common
    shares outstanding            907,379        907,376        907,376        680,143        647,376        647,376        647,376
Key Financial Ratios:
  Return on average assets           1.05           1.00           0.96           1.01           1.12           1.07           0.96
  Return on average equity          15.66          14.33          14.36          19.44          24.55          22.47          25.24
  Average equity to average
    total assets
                                     6.68           6.94           6.71           5.19           4.55           4.76           3.80
  Dividend payout ratio             67.82          78.43          60.00          26.35          19.48          22.12          23.45

Financial Condition

     Total assets of $210,704,000 at September 30, 1995 declined $496,000, or 0.2%, from $211,200,000 at December 31, 1994.

     Total deposits of $170,027,000 at September 30, 1995 reflects a decrease of $3,101,000, or 1.8%, from December 31, 1994. Interest-bearing and noninterest-bearing deposit accounts had both decreased approximately 1.8%


Capital

     Total stockholders' equity increased from $13,640,000 to $14,929,000 at September 30, 1995 due to income of $1,686,000 a reduction in unrealized losses on investment securities available for sale of $746,000 reduced by a payment of dividends of $1,143,000.

     Capital requirements set by federal regulatory agencies establish minimum capital levels for the Bank. These guidelines require minimum Tier I capital of 4%, a Tier I leverage ratio of 4% and total risk-based capital of 8% of risk-weighted assets. The Bank was in compliance with all such minimum capital guidelines at September 30, 1995.

     Set forth below is a comparison of the Bank's September 30, 1995 actual capital levels with the minimum requirements for well-capitalized and adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules:


                                         Minimum Requirements
                                   ---------------------------------
                                           Well          Adequately
                           Actual      capitalized       capitalized
                           ------  --------------------  -----------
Tier 1 risk-based capital  9.63%          6.00%             4.00%
Total risk-based capital   10.66%         10.00%            8.00%
Leverage ratio             6.51%          5.00%             4.00%

Asset Quality

     The Company continued its commitment to credit quality in 1994. Net charge-offs as a percentage of average loans were 0.19%. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. As of September 30, 1995, non-accrual loans totaled $255,000 or 0.17% of gross loans.

     As of December 31, 1994, 9.9% of total gross loans or $13,186,000 were secured by commercial real estate in the Wisconsin Dells area. All of the credits in the Wisconsin Dells portfolio are performing according to the original note terms and management does not anticipate any loan loss exposure.

     Total gross loans increased to $143,663,000 at September 30, 1995 or 7.89% from December 31, 1994. The growth was primarily attributable to growth in loans secured by real estate. Loans for commercial and agricultural production totaled $28,727,000 at September 30, 1995, a 2.7% increase from December 31, 1994. Within the real estate loan classification, loans to finance construction totaled $9,003,000, an 82% increase from December 31, 1994. Residential loans increased 7.3% from December 31, 1994 to $42,615,000. All other loan categories were relatively unchanged at September 30, 1995 compared to December 31, 1994.

     At December 31, 1994, the allowance for possible loan losses was $1,417,000 or 1.06% of gross loans compared with $749,000 or 0.95% of gross loans on December 31, 1993. Management considers the allowance more than adequate to cover possible loan losses in the loan portfolio. Management performs a quarterly analysis to reassess the adequacy of the reserve in order to maintain the allowance at an adequate level to absorb possible future charge-offs of existing loans.


Asset /Liability Management

     The principal function of asset/liability management is to manage the balance sheet mix, maturities, repricing characteristics and pricing components to provide an adequate and stable net interest margin with an acceptable level of risk over time through interest rate cycles.

     Interest-sensitive assets and liabilities are those that are subject to repricing within a specific relevant time horizon. The Bank measures interest-sensitive assets and liabilities, and their relationship with each other at terms of immediate, quarterly intervals up to one year, and over one year.

     Changes in net interest income, other than volume-related, arise when interest rates on assets reprice in a time frame or interest rate environment that is different from the repricing period for liabilities. Changes in net interest income also arise from changes in the mix of interest earning assets and interest-bearing liabilities.

     The Bank's strategy with respect to asset/liability management is to maximize net interest income while limiting its exposure to a potential downward movement in net margin. This strategy is implemented by the Bank's management which takes action based upon its analysis of the Bank's present positioning, its desired future positioning, economic forecasts, and its goals.

     The following table summarizes the repricing opportunities as of September 30, 1995 for each major category of interest earning assets and interest-bearing liabilities.


                                    0-89            90-179          180-359          Over 360
                                    Days             Days             Days             Days             Total
                                    ----             ----             ----             ----             -----
                                                               (Dollars in Millions)
Investments                         $   9            $   4           $   6              $ 33             $ 52
Loans                               $  23            $  16           $  40              $ 62             $141
                                    -----            -----           -----              ----             ----
Total  rate sensitive assets        $  32            $  20           $  46              $ 95             $193
                                    =====            =====           =====              ====             ====
Rate sensitive liability
(1)                                 $ 103            $  10           $  25              $ 33             $171
                                    =====            =====           =====              ====             ====
Gap                                 $ (71)           $  10           $  21              $ 62
                                    =====            =====           =====              ====
Cumulative gap                      $ (71)           $ (61)          $ (40)             $ 22
                                    =====            =====           =====              ====

    (1) Bank management believes that Regular Savings, Money Market, and NOW Accounts are stable core deposits. Although these accounts can be repriced at any time, management feels a more appropriate treatment is to treat these accounts as "90-179 Days" rate sensitive liabilities.

Liquidity

     The liquidity position of the Bank is managed to insure that sufficient funds are available to meet customers' needs for loans and deposit withdrawals. Liquidity to meet demand is provided by maintaining marketable investment securities. At December 31, 1994, available for sale securities were $36,098,000. At September 30, 1995, available for sale securities were $30,762,000. The Bank is a member of the Federal Home Loan Bank system which provides the Bank with an additional source of liquidity. During 1991, the Bank entered into a master contract agreement with the Federal Home Loan Bank which provides for borrowings up to a maximum of 35% of assets subject to certain restrictions.

     The loan to deposit ratio for the Bank was 76.1% at December 31, 1994 and 83.7% at September 30, 1995.

     Management is unaware of any recommendations by regulatory authorities, known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Bank's liquidity.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1994

Results of Operations Overview

     For the nine months ended September 30, 1995, the Bank's net income increased from the same period in 1994 by $228,000 or 15.6% to $1,686,000 which was attributable to operating The First National Bank of Columbus for the complete nine month period of 1995 and only seven months in 1994.

Net Interest Revenue

     Net interest revenue increased by $643,000 or 11.4% to $6,269,000 principally due to an increase in earning assets and rate sensitive liabilities of approximately 10%. The operations of the first national Bank of Columbus, which was acquired in March 1994, contributed to the increase as 1994 revenue includes seven months of additional revenue compared to nine months in 1995.

Allowance for Loan Losses

     The amount charged to allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. A total of $35,000 was provided for loan losses in the first nine months of 1995. No provision was made in the same period in 1994. Total non-performing loans decreased $117,000 at September 30, 1995 from a year earlier. Non-performing loans totaled $255,000 at September 30, 1995 and $372,000 at September 30, 1994. Net charge-offs decreased to $30,735 in 1995 from $226,806 a year earlier due to the first national Bank of Columbus loans charged-off in 1994 after the merger.

Other Operating Revenue and Expenses

     Other operating revenue increased slightly between periods. Other operating expenses increased $177,000 or 4% to $4,583,000 for the nine months ended September 30, 1995 compared to the same period in 1994. Included in the increase in other operating expenses were increases in salaries and employee benefits of $85,000 due primarily to the acquisition of The First National Bank of Columbus and inflationary adjustments to compensation. All other expenses increased $92,000 or 4%. The acquisition of The First National Bank of Columbus contributed to increases in other revenue and other expense. The modest increases relative to the change in net interest revenue were due to the economies of scale achieved by the acquisition.

Income Taxes

     Income tax expense increased $236,000 in the first nine months of 1995 compared to the same period in 1994 due to increase in pretax net income of $464,000 and decreased nontaxable municipal investments and loan income.

RESULTS OF OPERATIONS FOR YEARS ENDED 1994, 1993 AND 1992

Results of Operations Overview

     For the year ended December 31, 1994, net income was $1,906,000, an increase of $432,000, or 29.3%, from 1993. In March 1994, earning assets increased 36% as a result of the acquisition of the first national Bank of Columbus.

     For the year ended December 31, 1993, net income was $1,474,000, a decrease of $22,000, or 1.5%, from the net income of $1,496,000 a year earlier.

Net Interest Revenue

     Net interest revenue increased by $2,129,000, or 38.1%, to $7,717,000 in 1994. Total interest income increased 29.4% to $13,475,000 in 1994. Average earning assets increased $49,018,000 while average yield decreased from 8.02% in 1993 to 7.62% in 1994. Interest expense increased 19.4% to $5,758,000. Interest-bearing liabilities increased 34.9% to $164,574. Average rates paid on such balances fell from 3.95% to 3.5%. Volume increases are due to the acquisition of the first national Bank of Columbus.

     Net interest revenue increased by $85,000, or 1.5%, to $5,588,000 in 1993. Total interest income decreased $601,000 in 1993. Average earning assets increased $11,487,000 while average yield decreased from 9.24% in 1992 to 8.02% in 1993. Interest expense decreased $686,000 to $4,822,000 in 1993. While deposits were rather constant, average rates paid fell rapidly from 4.81% in 1992 to 3.95% in 1993.

     Interest rate spread is the difference between the tax equivalent rate earned on average earning assets and the rate paid on average interest-bearing liabilities. The rate spread was flat improving only 2 basis points in 1994 to 4.06%. The average yield on earning assets was 7.56% a decrease of 43 basis points from 1993, however repricing liabilities also decreased the average cost of interest bearing liabilities to 3.50% in 1994 from 3.95% in 1993, resulting in the slightly improved spread.

     The interest rate spread decreased of 34 basis points to 4.04% in 1993 compared to 1992. The average yield on earning assets was 7.99% a decrease of 120 basis points from 1992 due primarily to falling rates. Repricing liabilities also decreased the average cost of interest-bearing liabilities to 3.95% in 1993 a decrease of 86 basis points from 1992.

Allowance for Loan Losses

     The Bank's management evaluates the adequacy of the allowance for loan losses based on an analysis of specific problem loans, as well as on an aggregate basis. Provisions charged to expense were none, $171,000 and $126,000 in 1994, 1993 and 1992 respectively. The allowance for loan loss balance as a percent of gross loans was 1.06%, 0.95% and 0.90% at December 31, 1994, 1993 and 1992 respectively. Management reviews the calculation of the allowance for loan losses on a quarterly basis and believes that the allowance for loan losses is adequate. The allowance for loan losses is maintained at a level considered adequate to provide for potential future losses. The level of the allowance is based on management's periodic and comprehensive evaluation of the loan portfolio, including past loan experience; current and projected economic trends; the volume, growth, and composition of the loan portfolio; and other relevant factors. Reports of examinations furnished by state and federal banking authorities are also considered by management in this regard.

     The Bank's management has established the allowance for loan losses to reduce the gross level of loans outstanding by an estimate of uncollectible loans. As loans are deemed uncollectible, they are charged against the allowance. A provision for loan losses is expensed against current income on a monthly basis. This provision acts to replenish the allowance for loan losses to accommodate charge-offs and growth in the loan portfolio, thereby maintaining the allowance at an adequate level.

Other Operating Revenue

     Other operating revenue decreased by $28,000 to $947,000 in 1994.   The
Bank incurred losses in its securities of $135,658 in 1994 compared with gains of $397,705 in 1993. Service fees increased by $227,000 attributable to the acquisition of the first national Bank of Columbus, while other income increased by $278,000 due to gains realized on the sale of other real estate in 1994.

     Other operating revenue increased by $351,000 to $975,000 in 1993. Securities gains increased in 1993 by $290,000 from 1992. Proceeds from sale of securities held for investment were $18,064,000 during 1993 which resulted in realized gross gains of $398,000 compared to gross gains of $108,000 in 1992 on proceeds of sales of $2,729,000. Service fees increased by $30,000 resulting primarily from a $19,000 increase in safe deposit rental and $10,000 in commissions related to sales of annuities which were introduced in 1993. Other income increased by $31,000 due to increases in NSF and returned check charges which increased $29,000 in 1993.

Other Operating Expenses

     Other operating expenses increased by $1,640,000, or 37.9%, to $5,972,000 in 1994. Salaries and employee benefits increased $954,000 which relates to additional staff from the acquisition of the first national Bank of Columbus. Computer services expenses increased $7,000 or 2.2%. Furniture and equipment expenses increased $74,000 as a result of increased depreciation on assets acquired from The First National Bank of Columbus. All other expenses increased an aggregate of $510,000 or 43.6% due to the acquisition which included the following: amortization of goodwill and other intangibles increased $236,000; FDIC insurance increased $91,000; and other expenses increased $183,000.

     Other operating expenses increased by $462,000, or 11.9%, to $4,332,000 in 1993. Salaries and employee benefits increased 12.3% which related to increases in compensation and increased staffing level requirements. Computer services expenses decreased $9,000 or 2.7%. Occupancy, furniture and equipment expense increased to $662,000 in 1993 from $537,000 in 1992. The increase is attributable to various factors including increases in depreciation, repairs, personal property taxes, utilities, and insurance. All other expenses increased $105,000, or 9.9% attributable to Company legal and accounting costs relating to its stock offering and increased FDIC assessment costs.

Income Taxes

     Income tax expense increased $200,000 in 1994 compared to 1993 primarily due to the increase in pretax income of $632,000. Tax exempt income increased by $242,000 along with an increase in nondeductible expenses of $236,000 related to the acquisition of The First National Bank of Columbus.

Current Accounting Issues

1)  Fair value of financial instruments

      The Financial Accounting Standards Board (FASB) Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practical to estimate that value. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. This statement is effective for the Bank's year ending December 31, 1995.

2)  Impairment of loans

      The FASB has issued Statement No. 114, Accounting by Creditors for Impairment of a Loan. Statement No. 114 requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of this loan agreement. This statement is effective for the Bank's year ending December 31, 1995. Management has determined this Statement will have no material effect on the financial statements.


3) Accounting by creditors for impairment of a loan-income recognition and disclosures

      The FASB has issued FASB Statement No. 118 which amends certain provisions of FASB Statement No. 114 relating to income recognition and other required disclosures of impaired loans. This statement is effective for the Bank's year ending December 31, 1995. Management has determined this Statement will have no material effect on the financial statements.


4)  Accounting for Mortgage Servicing Rights

      FASB has issued Statement No. 122, Accounting for Mortgage Servicing Rights. Statement No. 122 amends certain provisions of Statement No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. If a mortgage banking enterprise sells or securitizes mortgage loans and retains the mortgage servicing rights, the enterprise should allocate the total cost of mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Any costs allocated to mortgage servicing rights should be recognized as a separate asset. This Statement is effective for the Company's year ending December 31, 1996. Management has determined this Statement will have no material effect on the financial statements.


Average Balance Sheets

                                                                1994          1993          1992
                                                             --------------------------------------
                                                                         (In thousands)
Cash and due from banks                                      $    4,340    $    5,695    $    4,979
Federal funds sold                                                  360         3,158         3,217
                                                             --------------------------------------
         Total cash and cash equivalents                          4,700         8,853         8,196
Interest bearing deposits in banks                                  287           239         1,736
Investments (taxable)                                            46,653        37,322        28,207
Investments (nontaxable)                                         26,006        16,952        12,816
Loans (a)                                                       111,271        77,170        77,348
  Less allowance for loan losses                                  1,417           699           669
                                                             --------------------------------------
         Net loans                                              109,854        76,471        76,679
Office building and equipment                                     5,379         3,664         3,370
Accrued interest receivable and other assets                      4,851         2,554         2,872
                                                             --------------------------------------
         Total Assets                                        $  197,730    $  146,055    $  133,876
                                                             ======================================

Deposits:
  Non-interest bearing                                       $   19,040    $   15,135    $   11,895
  NOW accounts                                                   23,394        16,233        13,457
  Money market demand accounts                                   12,166        10,362         9,800
  Savings                                                        39,730        26,031        21,629
  Time, $100,000 and over                                         5,328         3,454         3,532
  Other Time                                                     65,006        56,601        60,332
                                                             --------------------------------------
         Total deposits                                         164,664       127,816       120,645
  Short-term borrowings                                          11,641         6,023         4,294
  Long-term borrowings                                            7,309         3,327         1,435
  Accrued interest payable and other liabilities                    846         1,307         1,411
                                                             --------------------------------------
         Total Liabilities                                      184,460       138,473       127,785
Equity capital                                                   13,270         7,582         6,091
                                                             --------------------------------------
         Total Liabilities and Capital                       $  197,730    $  146,055    $  133,876
                                                             ======================================

(a) Non-accrual loans have been included in the average balance.

Three Year Summary of Interest Rates and Interest Differential
                                         1994                               1993                                 1992
                         -------------------------------------------------------------------------------------------------------
                           Average      Related   Yield        Average     Related    Yield       Average      Related     Yield
                           Balance      Interest   Rate        Balance     Interest    Rate       Balance      Interest    Rate
                         -------------------------------------------------------------------------------------------------------
                                                               (In thousands)
Earning assets:
  Interest bearing
    deposits in bank     $      287   $         8   2.79%    $      239    $      20   8.37%    $    1,736    $       121   6.97%
  Investments
    (taxable)                46,653         2,275   4.88         37,322        1,995   5.35         28,207          1,888   6.69
  Investments
    (nontaxable) (a)         26,006         1,395   5.36         16,952        1,029   6.07         12,816            941   7.34
  Funds sold                    360            21   5.83          3,158           92   2.91          3,217            114   3.54
  Loans (b) (c)             111,271        10,251   9.21         77,170        7,623   9.88         77,348          8,269  10.69
                         -------------------------------------------------------------------------------------------------------
    Total earning
      assets             $  184,577   $    13,950   7.56%    $  134,841    $  10,759   7.99%    $  123,324    $    11,333   9.19%
                         =======================================================================================================
Interest bearing
  liabilities
  NOW accounts           $   23,394   $       500   2.14%    $   16,233    $     407   2.51%    $   13,457    $       437   3.25%
  Money market demand
    accounts                 12,166           292   2.40         10,362          291   2.81          9,800            333   3.40
  Savings                    39,730           919   2.31         26,031          716   2.75         21,629            731   3.38
  Time, $100,000 and
    over                      5,328           228   4.28          3,454          153   4.43          3,532            219   6.20
  Other time                 65,006         2,887   4.44         56,601        2,805   4.96         60,332          3,481   5.77
  Short-term
    borrowings               11,641           496   4.26          6,023          216   3.59          4,294            223   5.19
  Long-term borrowings        7,309           436   5.97          3,327          234   7.03          1,435             84   5.85
                         -------------------------------------------------------------------------------------------------------
    Total interest
      bearing
      liabilities        $  164,574         5,758   3.50%    $  122,031        4,822   3.95%    $  114,479           5,508  4.81%
                         ==========--------------------------==========-------------------------==========----------------------
Interest spread                       $     8,192   4.06%                  $   5,937   4.04%                   $     5,825  4.38%
                                      ==================                   ================                   ==================
Net yield on earning
assets                                $     8,192   4.44%                  $   5,937   4.40%                   $     5,825  4.72%
                                      ==================                   ================                   ==================

(a) The interest and average yield for nontaxable securities are presented on a federal taxable equivalent basis assuming a 34% tax rate.
(b) Loans placed on non-accrual status have been included in average balances used to determine average rates.
(c) Interest income includes net loan fees.

Two Year Summary of Rate and Volume Variances
                                                                           1994 Compared to 1993
                                                                         Increase (Decrease) Due to
                                                                    ------------------------------------
                                                                     Volume       Rate (a)         Net
                                                                    ------------------------------------
                                                                               (In thousands)
Interest Income:
  Interest bearing deposits in banks                                $       4    $       (16)   $    (12)
  Investments (taxable)                                                   499           (219)        280
  Investments (nontaxable) (b)                                            550           (184)        366
  Funds sold                                                              (82)            11         (71)
  Loans (c) (d)                                                         3,369           (741)      2,628
                                                                    ------------------------------------
    Total Interest bearing assets                                       4,340         (1,149)      3,191
                                                                    ------------------------------------
Interest Expense:
  NOW accounts                                                            180            (87)         93
  Money market demand accounts                                             51            (50)          1
  Savings                                                                 377           (174)        203
  Time, $100,000 and over                                                  83             (8)         75
  Other time                                                              416           (334)         82
  Short-term borrowings                                                   201             79         280
  Long-term borrowings                                                    280            (78)        202
                                                                    ------------------------------------
    Total Interest bearing liabilities                                  1,588           (652)        936
                                                                    ------------------------------------
Net Interest Income                                                 $   2,752    $      (497)   $  2,255
                                                                    ====================================
                                                                           1993 Compared to 1992
                                                                         Increase (Decrease) Due to
                                                                    ------------------------------------
                                                                     Volume       Rate (a)        Net
                                                                    ------------------------------------
                                                                               (In thousands)
Interest Income:
  Interest bearing deposits in banks                                $    (104)   $         3    $   (101)
  Investments (taxable)                                                   610           (503)        107
  Investments (nontaxable) (b)                                            304           (216)         88
  Funds sold                                                               (2)           (20)        (22)
  Loans (c) (d)                                                           (19)          (627)       (646)
                                                                    ------------------------------------
    Total Interest bearing assets                                         789         (1,363)       (574)
                                                                    ------------------------------------
Interest Expense:
  NOW accounts                                                             90           (120)        (30)
  Money market demand accounts                                             19            (61)        (42)
  Savings                                                                 149           (164)        (15)
  Time, $100,000 and over                                                  (5)           (61)        (66)
  Other time                                                             (215)          (461)       (676)
  Short-term borrowings                                                    90            (97)         (7)
  Long-term borrowings                                                    111             39         150
                                                                    ------------------------------------
    Total Interest bearing liabilities                                    239           (925)       (686)
                                                                    ------------------------------------
Net interest income                                                 $     550    $      (438)    $   112
                                                                    ====================================

(a) The allocation of the rate/volume variance has been allocated in full to the rate variance.
(b) The interest and average yield for nontaxable securities are presented on a federal taxable equivalent basis assuming a 34% tax rate.
(c) Loans placed on non-accrual status have been included in average balances used to determine average rates.
(d)  Interest income includes net loan fees.


Book Value of Investment Portfolio

                                                       1994         1993         1992
                                                   -----------------------------------
                                                             (In thousands)
Available for sale: (a)
  U.S. Treasury securities                         $  33,914    $  15,701    $  30,260
  Obligations of other U.S. government
    agencies and corporations                            975        2,066        3,758
  Mutual funds                                            -        25,867           -
  Other securities                                     1,209          947          647
Held to maturity: (a)
  Obligations of states and
    political subdivisions                            24,951       17,466       14,630
  Other securities                                        25           -            -
                                                   -----------------------------------
Total                                              $  61,074    $  62,047    $  49,295
                                                   ===================================

(a) Prior to January 1, 1994 and the implementation of FASB 115, all securities were classified as securities held for investment.

Maturity Schedule of Investments by Book Value

                                                               December 31, 1994
                                       ---------------------------------------------------------------------
                                                       After          After
                                                      1 Year         5 Years
                                        1 Year        Through        Through       After  10
                                       or Less        5 Years        10 Years       Years             Total
                                       ---------------------------------------------------------------------
                                                                 (In thousands)
Available for sale:
  U.S. Treasury securities             $   15,010    $   18,904      $      -        $     -        $ 33,914
    Weighted average
      yield                                  4.52%         4.99%            -              -            4.78%
  Obligations of other U.S.
    government agencies
    and corporations                          477           498             -              -             975
      Weighted average
        yield                                4.10%         4.99%            -              -            4.55%
  Other securities (b)                      1,209                                                      1,209
Held to maturity:
  Obligations of states and
    political subdivisions (a)              7,830        16,601            520             -          24,951
      Weighted average
        yield                                5.80%         5.77%          5.92%            -            5.78%
Other securities                               25            -              -                             25
                                       ---------------------------------------------------------------------
          Total                        $   24,551    $   36,003      $     520      $      -        $ 61,074
                                       =====================================================================

(a) The interest and weighted average yield for nontaxable securities are presented on a federal taxable equivalent basis assuming a 34% tax rate.
(b) Other securities consist primarily of Federal Reserve Bank stock and Federal Home Loan Bank stock.

The following schedule details the issuer, aggregate book and approximate market value of securities included in the investment portfolio which exceeds 10% of stockholders' equity at December 31, 1994.

                                              December 31, 1994
                                           -------------------------
Issuer                                       Book           Market
--------------------------------------------------------------------
                                               (In thousands)
Pewaukee, Wisconsin Waterworks             $   1,500      $   1,494
Portage Community School District              2,270          2,270


Loan Composition


                                                            December 31,
                                   --------------------------------------------------------------
                                       1994          1993         1992         1991         1990
                                   --------------------------------------------------------------
                                                           (In thousands)
                                   --------------------------------------------------------------
Commercial                         $   23,359    $   9,042    $  10,197    $   8,531    $   7,821
Agricultural                            4,612        1,716        2,056        1,236        1,289
Real Estate:
  Construction                          4,938        3,127        2,400        1,869        2,013
  Commercial                           39,131       25,737       22,121       23,367       23,100
  Agricultural                          7,648        3,868        3,360        2,005        2,613
  Residential                          39,694       28,888       32,409       28,571       30,763
Installment and
  consumer                              7,330        5,165        5,858        5,591        5,214
Municipal                               6,449        1,336          737          417          680
                                   --------------------------------------------------------------
                                      133,161       78,879       79,138       71,587       73,493
  Less allowance for
    loan losses                         1,417          749          715          572          586
                                   --------------------------------------------------------------
      Net Loans                    $  131,744    $  78,130    $  78,423    $  71,015    $  72,907
                                   ==============================================================

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATE
AS OF DECEMBER 31, 1994

                                                        Loan Maturities
                                       ---------------------------------------------------
                                                       After 1
                                         1 Year        Through       After 5
                                         or Less       5 Years        Years        Total
                                       ----------    ----------    ----------    ---------
                                                          (In thousands)
Commercial and agricultural            $   15,375    $   10,357    $    2,239    $  27,971
Real estate - construction                  4,938             -             -        4,938
                                       ----------    ----------    ----------    ---------
    Total                              $   20,313    $   10,357    $    2,239    $  32,909
                                       ==========    ==========    ==========    =========
Amount over one year with:
  Predetermined rates                                                            $  12,596
                                                                                 =========
  Floating or adjustable rates                                                   $       -
                                                                                 =========

Nonaccrual, Past Due and Restructured Loans

                                                      December 31,
                                    -----------------------------------------------------
                                       1994        1993       1992       1991       1990
                                    ---------    --------   --------   --------   -------
                                                      (In thousands)
Nonaccrual loans (a) (b)             $    368    $   152    $    69    $    -     $    -

Accruing loans past due
  90 days or more (c)                     209        242         82        782        186


Notes:


(a) Accrual of interest is discontinued on a loan when management believes, after considering economic and business decisions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.


(b) If interest on the nonaccrual loans had been accrued, such income would have approximated $60,896, $5,157, $7,807, $-0- and $-0- at
    December 31, 1994, 1993, 1992, 1991 and 1990 respectively. There was no interest income on these loans, which is recorded only when received.


(c) As of December 31, 1994, management, to the best of its knowledge, is not aware of any significant loans or segments of the loan portfolio not included above, where there are serious doubts as to ability of
    the borrowers to comply with the present loan repayment terms.   There
    were no restructured loans for each of the presented years.


Analysis of the Allowance for Loan Losses


                                                         December 31,
                                     -----------------------------------------------------
                                      1994         1993       1992      1991         1990
                                     -------     --------   --------   -------     -------
                                                      (In thousands)

Balance of allowance for
  loan losses at
  beginning of period                $    749    $   715    $   572    $   586     $  551
Charge-offs:
  Commercial                              249         88        118         14          -
  Agricultural                              -          -          -          -          -
  Real estate:
    Construction                            -          -          -          -          -
    Commercial                             40         51          -          -          -
    Agricultural                            -          2          -          -          -
    Residential                             5          5         12          3          -
  Installment and
    consumer                               14         10         10         19         10
  Municipal                                 -          -          -          -          -
Recoveries:
  Commercial                               86         13         54          -           5
  Agricultural                              -          -          -          -           -
  Real estate:
    Construction                            -          -          -          -           -
    Commercial                              6          -          -          -           -
    Agricultural                           10          -          -          -           -
  Residential                               -          2         12          -           -
  Installment and
    consumer                                -          4          9         20           7
Municipal                                   -          -          -          -           -
                                    -------------------------------------------------------
Net charge-offs                           206        137         65         16          (2)
Amount acquired from
  acquisition of
  The First National Bank
  of Columbus                             874          -          -          -           -
Amount acquired from
  acquisition of the
  Peoples State Bank
  of Pittsville                             -          -         82          -           -
Additions charged to
  operations (a)                            -        171        126          2          33
                                    ------------------------------------------------------
Balance at end of period            $   1,417    $   749    $   715    $   572     $   586
                                    ======================================================
Net charge-offs as a
  percent of average
  loans outstanding                       .18%       .18%       .08%       .02%        .00%
                                    =========    =======    =======    =======     =======


(a) For each year ending December 31, the determination of the additions to allowance for loan losses charged to operating expenses was based on the consideration of such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.


Allocation of Allowance for Loan Losses

                                                   December 31,
                                  ---------------------------------------------------
                                    1994       1993       1992       1991      1990
                                  -------    -------    -------    -------    -------
                                                    (In thousands)

Commercial                        $   654    $   253    $   285    $   238    $   219
Agricultural                          139         51         62         40         41
Real estate:
  Construction                         17         10          8          6          7
  Commercial                          136         90         77         81         81
  Agricultural                         27         13         11          7          9
  Residential                         138        101        113        100        108
Installment and
consumer                                7          5          6          5          5
Municipal
Unallocated                           299        226        153         95        116
                                  -------    -------    -------    -------    -------
                                  $ 1,417    $   749    $   715    $   572    $   586
                                  =======    =======    =======    =======    =======

Three Year Summary of Average Deposits


                                     1994                  1993                 1992
                             -------------------------------------------------------------
                                Average  Yield        Average  Yield        Average  Yield
                                Balance  Rate         Balance  Rate         Balance  Rate
                             -------------------------------------------------------------
                                                      (In thousands)
Non-interest
  bearing                    $   19,040      -%    $   15,135      -     $   11,895      -%
NOW accounts                     23,394   2.14         16,233   2.51%        13,457   3.25
Money market
  demand
  accounts                       12,166   2.40         10,362   2.81          9,800   3.40
Savings                          39,730   2.31         26,031   2.75         21,629   3.38
Time, $100,000
  and over                        5,328   4.28          3,454   4.43          3,532   6.20
Other Time                       65,006   4.44         56,601   4.96         60,332   5.77
                             -------------------------------------------------------------
                             $  164,664   2.93%    $  127,816   3.42%    $  120,645   5.85%
                             =============================================================

Maturity Schedule for Time Deposits of $100,000 or More


                                                            December 31, 1994
                                                            -----------------
                                                              (In thousands)
Certificates of deposit, $100,000 or more (a):
  3 Months or less                                              $    924
  Over 3 months through 6 months                                   1,007
  Over 6 months through 12 months                                  2,579
  Over 12 months                                                   1,843
                                                                --------
Balance Outstanding December 31, 1994                           $  6,353
                                                                ========

(a)  There are no other time deposits of $100,000 or more.

Three Year Summary of Return on Equity and Assets

                                                            December 31,
                                              ------------------------------------
                                                1994            1993         1992
                                              --------        --------     -------
Return on average assets                       0.96%           1.01%        1.12%

Return on average equity                      14.36%          19.44%       24.55%

Dividend payout ratio on common stock         60.00%          26.35%       19.48%

Average equity to average assets               6.71%           5.19%        4.55%




Short-Term Borrowings

Securities sold under agreements to repurchase

                                                                              December 31,
                                                                      ---------------------------------
                                                                        1994          1993       1992
                                                                      --------     ---------   --------
                                                                          (Dollars in thousands)
End of Year:
  Amount outstanding                                                  $  16,110       1,882    $      -
  Weighterd average interst rate on amount outstanding                     4.09%       3.36%          -%

For the Year:
  Maximum amount outstanding at month-end                             $  18,541    $  7,350    $  1,950
  Average amount outstanding                                             11,043       2,554         592
  Weighted average interest rate                                           4.29%       3.36%       3.30%


                Greater Columbia Bancshares, Inc. and Subsidiary
                       Consolidated Financial Statements
                               Table of Contents

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 1994, 1993 AND 1992:
Report of independent certified public accountants                  D-24
Consolidated balance sheets                                         D-25
Consolidated statements of income                                   D-26
Consolidated statements of changes in stockholders' equity          D-27
Consolidated statements of cash flows                        D-28 - D-30
Notes to consolidated financial statements                   D-31 - D-52

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1995 AND 1994 (unaudited):
Consolidated balance sheet                                          D-53
Consolidated statements of income                                   D-54
Consolidated statements of cash flows                        D-55 - D-56
Notes to consolidated financial statements                   D-57 - D-58

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Greater Columbia Bancshares, Inc.
Portage, Wisconsin

            We have audited the accompanying consolidated balance sheets of Greater Columbia Bancshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Columbia Bancshares, Inc. and subsidiary at December 31, 1994 and 1993, and the results of its operations, and its cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.
            As described in Note B to the consolidated financial statements, on January 1, 1994, the Company changed its method of accounting for investments in debt and marketable equity securities.

CONLEY McDONALD & CO.


January 7, 1995

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1994 and 1993

                                     ASSETS
                                     ------

                                                                                          1994                  1993
                                                                                      -----------           -----------
Cash and due from banks (Note C)                                               $        6,994,494             6,484,589
Available for sale securities (Note D)                                                 36,098,223                     -
Held to maturity securities (Note E)                                                   24,976,275                     -
Securities held for investment (Note F)                                                         -            62,046,536
Loans, less allowance for loan losses of $1,417,056
 and $749,195 in 1994 and 1993 respectively
 (Notes G and H)                                                                      131,744,087            78,130,447
Office building and equipment, net (Note I)                                             5,491,559             3,952,326
Accrued interest receivable and other assets
 (Notes J, K and O)                                                                     5,895,218             1,771,902
                                                                                      -----------           -----------
          Total assets                                                         $      211,199,856           152,385,800
                                                                                      ===========           ===========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
                                           ------------------------------------

Liabilities
-----------
 Deposits:
    Non-interest bearing                                                       $       23,078,276            16,116,467
    NOW accounts                                                                       25,396,424            17,313,660
    Money market demand accounts                                                       11,677,412             9,766,912
    Savings                                                                            39,272,000            27,677,837
    Time, $100,000 and over                                                             6,353,233             2,827,826
    Other Time                                                                         67,350,804            52,714,153
                                                                                      -----------           -----------
          Total deposits                                                              173,128,149           126,416,855
 Short-term borrowings (Note M)                                                        16,882,633             2,986,770
 Long-term borrowings (Note N)                                                          6,452,253             8,185,591
 Accrued interest payable and other liabilities
    (Note O)                                                                            1,096,601             1,051,456
                                                                                      -----------           -----------
          Total liabilities                                                           197,559,636           138,640,672
                                                                                      -----------           -----------

Commitments, contingencies and credit risk (Note Q)
------------------------------------------

Stockholders' equity
--------------------
 Common stock, $1 par value - 2,000,000 shares
    authorized, 907,376 shares issued and outstanding
    at December 31, 1994 and 1993 (Note R)                                                907,376               907,376
 Surplus                                                                                5,705,904             5,705,904
 Retained earnings (Notes S and T)                                                      7,894,153             7,131,848
                                                                                      -----------           -----------
                                                                                       14,507,433            13,745,128
 Unrealized loss on available for sale
    securities, net                                                                     (867,213)                     -
                                                                                      -----------           -----------
          Total stockholders' equity                                                   13,640,220            13,745,128
                                                                                      -----------           -----------
          Total liabilities and stockholders' equity                           $      211,199,856           152,385,800
                                                                                      ===========           ===========

See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1994, 1993 and 1992


                                                                     1994                 1993                  1992
                                                                  ----------           ----------            ----------
Interest income
---------------
 Interest and fees on loans (Note G)                       $      10,251,121            7,622,970             8,268,810
 Interest on investment securities:
    U.S. Treasury and U.S. Government
       agencies and corporations                                   1,960,633            1,644,272             1,783,403
    States and political subdivisions                                920,605              678,627               620,516
    Other                                                            313,960              350,706               104,204
 Interest on federal funds sold                                       21,151               92,406               113,580
 Interest on deposits in banks                                         7,743               20,467               120,710
                                                                  ----------           ----------            ----------
          Total interest income                                   13,475,213           10,409,448            11,011,223
                                                                  ----------           ----------            ----------
Interest expense
----------------
 Interest on deposits (Note L)                                     4,826,057            4,371,483             5,201,418
 Interest on short-term borrowings
    (Note M)                                                         496,433              215,790               223,068
 Interest on long-term borrowings
    (Note N)                                                         435,513              234,445                84,212
                                                                  ----------           ----------            ----------
          Total interest expense                                   5,758,003            4,821,718             5,508,698
                                                                  ----------           ----------            ----------
Net interest income                                                7,717,210            5,587,730             5,502,525
Provision for loan losses (Note H)                                         -              171,000               126,000
                                                                  ----------           ----------            ----------
Net interest income after provision
 for loan losses                                                   7,717,210            5,416,730             5,376,525
                                                                  ----------           ----------            ----------
Other operating income
----------------------
 Service fees                                                        723,105              496,415               465,919
 Other income                                                        359,398               80,936                50,348
 Securities gains (losses), net
    (Notes D and F)                                                 (135,658)             397,705               107,837
                                                                  ----------           ----------            ----------
          Total other operating income                               946,845              975,056               624,104
                                                                  ----------           ----------            ----------
Other operating expenses
------------------------
 Salaries                                                          2,445,049            1,694,131             1,497,990
 Pensions and other employee benefits
    (Note P)                                                         693,347              490,280               446,207
 Occupancy expense                                                   496,863              402,198               316,938
 Furniture and equipment expenses                                    333,594              259,565               219,586
 Computer services                                                   324,430              317,307               326,165
 Other expenses                                                    1,678,424            1,168,320             1,063,208
                                                                  ----------           ----------            ----------
          Total other operating expenses                           5,971,707            4,331,801             3,870,094
                                                                  ----------           ----------            ----------
Income before income taxes                                         2,692,348            2,059,985             2,130,535
Less applicable income taxes (Note O)                                786,749              585,800               634,975
                                                                  ----------           ----------            ----------

          Net income                                       $       1,905,599            1,474,185             1,495,560
          ----------                                              ==========           ==========            ==========

          Earnings per share                                          $ 2.10                 2.14                  2.31
                                                                        ====                 ====                  ====

          Weighted average shares outstanding                        907,376              680,143               647,376
                                                                     =======              =======               =======

See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years ended December 31, 1994, 1993 and 1992


                                                                              Unrealized
                                                                               loss on
                                                                               available         Total
                                           Common                 Retained     for sale       stockholders'
                                           stock      Surplus     earnings    securities         equity
                                          -------    ---------    --------    ----------     -------------
Balances, December 31, 1991
--------
 (as originally stated)                   $161,844           -   5,327,380            -        5,489,224
 Stock split (Note R)                      485,532           -    (485,532)           -                -
                                           -------   ---------   ---------      -------       ----------

Balances, December 31, 1991
--------
 (restated)                                647,376           -   4,841,848            -        5,489,224
 Cash dividends - $.45
    per share                                    -           -    (291,319)           -         (291,319)
 Net income - 1992                               -           -   1,495,560            -        1,495,560
                                           -------   ---------   ---------      -------       ----------

Balances, December 31, 1992                647,376           -   6,046,089            -        6,693,465
--------

 Cash dividends - $.60 per share                 -           -    (388,426)           -         (388,426)
 Net income - 1993                               -           -   1,474,185            -        1,474,185
 Proceeds from stock offering
    (net) (Note R)                         260,000   5,705,904           -            -        5,965,904
                                           -------   ---------   ---------      -------       ----------

Balances, December 31, 1993                907,376   5,705,904   7,131,848            -       13,745,128
--------

 Cash dividends - $1.26 per share                -           -  (1,143,294)           -       (1,143,294)
 Net income - 1994                               -           -   1,905,599            -        1,905,599
 Change in unrealized loss on
    available for sale
    securities, net                              -           -           -     (867,213)        (867,213)
                                           -------   ---------   ---------      -------       ----------
Balances, December 31, 1994               $907,376   5,705,904   7,894,153     (867,213)      13,640,220
--------                                   =======   =========   =========      =======       ==========

See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1994, 1993 and 1992
                Increase (Decrease) in Cash and Cash Equivalents

                                                                     1994                 1993                  1992
                                                                  ----------           ----------            ----------
Cash flows from operating activities
------------------------------------
 Net income                                                $       1,905,599            1,474,185             1,495,560
                                                                  ----------           ----------            ----------
 Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                   343,206              261,001               219,189
      Provision for loan losses                                            -              171,000               126,000
      Amortization and accretion of bond
         premiums and discounts - net                                379,703              258,879               350,088
      Provision for deferred taxes                                    23,860               47,019               (17,211)
      (Gain) loss on sale of investment
         securities                                                  135,658             (397,705)             (107,837)
      Change in assets and liabilities, net of
         effects from purchase of The First
         National Bank of Columbus in 1994 and
         effects from purchase of Peoples State
         Bank of Pittsville in 1992:
            (Increase) decrease in interest
              receivable                                            (735,577)             520,247               223,048
            Decrease in other assets                                 771,784                3,151                82,826
            Increase (decrease) in taxes payable                      92,813              (95,668)               21,410
            Decrease in interest payable                             (89,143)            (154,212)             (433,381)
            Decrease in other liabilities                           (441,619)             (71,370)               (6,960)
                                                                  ----------           ----------            ----------
            Total adjustments                                        480,685              542,342               457,172
                                                                  ----------           ----------            ----------
         Net cash provided by operating
           activities                                              2,386,284            2,016,527             1,952,732
                                                                  ----------           ----------            ----------
Cash flows from investing activities
------------------------------------
 Proceeds from sales of available for
    sale securities                                               29,276,009                    -                     -
 Proceeds from maturities of available for
    sale securities                                               16,732,032                    -                     -
 Purchase of available for sale securities                       (16,165,704)                   -                     -
 Proceeds from maturities of held to
    maturity securities                                            5,944,161                    -                     -
 Purchase of held to maturity securities                         (12,836,688)                   -                     -
 Proceeds from sales of securities held
    for investment                                                         -           18,063,877             2,729,123
 Proceeds from maturities of securities
    held for investment                                                    -           12,080,266            15,291,082
 Purchase of securities held for investment                                -          (43,356,276)          (26,655,881)
 Net decrease in interest bearing deposits
    in banks                                                               -              469,683             1,485,408
 Net (increase) decrease in loans                                (27,012,754)             720,909             3,148,674
 Purchase of office buildings and equipment                         (234,005)            (620,527)             (322,291)
 Purchase of The First National Bank of
    Columbus, net of cash and cash equivalents                    (2,497,343)                   -                     -
 Purchase of Peoples State Bank of Pittsville,
    net of cash and cash equivalents                                       -                    -            (4,879,781)
                                                                  ----------           ----------            ----------
          Net cash used in investing activities                   (6,794,292)         (12,642,068)           (9,203,666)
                                                                  ----------           ----------            ----------

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (continued)
                  Years ended December 31, 1994, 1993 and 1992

                Increase (Decrease) in Cash and Cash Equivalents

                                                                     1994                 1993                  1992
                                                                  ----------           ----------            ----------
Cash flows from financing activities
------------------------------------
 Net decrease in deposits                                  $      (6,101,318)          (4,688,329)            2,782,858
 Net decrease in U.S. Treasury note account                         (332,275)             (76,162)              703,196
 Net increase in Federal Funds purchased
    and securities sold under agreement
    to repurchase                                                 14,228,138            1,882,242            (1,950,000)
 Principal payments on Federal Home Loan
    Bank advances                                                   (283,338)            (152,003)              (57,406)
 Proceeds from Federal Home Loan Bank
    advances                                                               -            3,500,000             1,945,000
 Proceeds from notes payable - bank                                        -            2,950,000             1,500,000
 Principal payment on notes payable -
    bank                                                          (1,450,000)          (2,950,000)             (550,000)
 Dividends paid                                                   (1,143,294)            (388,426)             (291,319)
 Proceeds from stock offering (net)                                        -            5,965,904                     -
                                                                  ----------           ----------            ----------

       Net cash provided by financing
         activities                                                4,917,913            6,043,226             4,082,329
                                                                  ----------           ----------            ----------

       Net increase (decrease) in cash
         and cash equivalents                                        509,905           (4,582,315)           (3,168,605)

Cash and cash equivalents
 at beginning of year                                              6,484,589           11,066,904            14,235,509
                                                                  ----------           ----------            ----------

Cash and cash equivalents
 at end of year                                            $       6,994,494            6,484,589            11,066,904
                                                                  ==========           ==========            ==========



Supplemental disclosures of cash flow
-------------------------------------
 information
 -----------
 Cash paid during the year for:
    Interest                                               $       5,847,146            4,975,930             5,942,079
                                                                  ==========           ==========            ==========

    Income taxes                                           $         760,230              651,523               629,776
                                                                  ==========           ==========            ==========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (concluded)
                  Years ended December 31, 1994, 1993 and 1992

                Increase (Decrease) in Cash and Cash Equivalents

                                                                     1994                 1993                  1992
                                                                  ----------           ----------            ----------
Supplemental schedule of non-cash investing
-------------------------------------------
 and financing activities
 ------------------------
    Securities held for investment
       reclassified to:
          Available for sale securities                    $      44,556,167                    -                     -
                                                                  ==========           ==========            ==========

          Held to maturity securities                      $      17,490,369                    -                     -
                                                                  ==========           ==========            ==========

    Net change in unrealized loss on
       available for sale securities                       $        (867,213)                   -                     -
                                                                  ==========           ==========           ===========

    Acquisition of The First National Bank
       of Columbus:
          Cash purchase price                              $      10,797,150                    -                     -
                                                                  ==========           ==========            ==========

          Assets acquired:
            Cash and cash equivalents                      $       8,299,807                    -                     -
            Investments                                           23,807,093                    -                     -
            Loans, net of reserve of $874,521                     26,600,886                    -                     -
            Office building and equipment, net                     1,661,434                    -                     -
            Other assets                                           3,591,776                    -                     -
          Liabilities assumed:
            Deposits                                             (52,812,612)                   -                     -
            Other liabilities                                       (351,234)                   -                     -
                                                                  ----------           ----------            ----------

                                                           $      10,797,150                    -                     -
                                                                  ==========           ==========            ==========
    Acquisition of Peoples State Bank
       of Pittsville:
          Cash purchase price                              $               -                    -             6,363,840
                                                                  ==========           ==========            ==========
          Assets acquired:
            Cash and cash equivalents                      $               -                    -             1,484,059
            Interest bearing certificate
              of deposit in bank                                           -                    -             1,955,091
            Investments                                                    -                    -            20,365,982
            Loans, net of reserve of $81,849                               -                    -            10,364,075
            Office building and equipment, net                             -                    -               519,769
            Other assets                                                   -                    -             1,041,460
          Liabilities assumed:
            Deposits                                                       -                    -           (26,888,569)
            Securities sold under agreement
              to repurchase                                                -                    -            (1,950,000)
            Other liabilities                                              -                    -              (528,027)
                                                                  ----------           ----------            ----------
                                                           $               -                    -             6,363,840
                                                                  ==========           ==========            ==========

See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1994, 1993 and 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles of Greater Columbia Bancshares, Inc. conform to those generally accepted and to general practices within the banking industry.

The significant accounting policies affecting the consolidated financial statements are summarized below to assist the reader in understanding the financial information presented in this report.

1.  Consolidation

The consolidated financial statements of Greater Columbia Bancshares, Inc. include the accounts of its wholly owned subsidiary, The First National Bank of Portage. The First National Bank of Portage includes the accounts of its wholly owned subsidiary, Portage Investments, Inc. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

2.  Nature of banking activities

The consolidated income of Greater Columbia Bancshares, Inc. is principally from income of its wholly owned subsidiary. The subsidiary Bank grants agribusiness, commercial and residential loans to customers throughout the State of Wisconsin, concentrating in the counties surrounding the Bank's eleven locations. Although the Bank has a diversified loan portfolio, the ability of its debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the subsidiary Bank.

3.  Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and investments with original maturities of three months or less. Generally, federal funds are sold for one-day periods. Cash flows from loans, federal funds purchased, deposits and other short-term borrowings are reported net.

The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

4. Investment in debt and marketable equity securities

The Company accounts for debt and equity securities in accordance with FASB Statement No. 115. This statement requires that management determine the appropriate classification of securities at the date of adoption and thereafter as each individual security is acquired. In addition, the appropriateness of such classification should be reassessed at each balance sheet date. The classifications and related accounting policies under FASB Statement No. 115 are as follows:

Available for sale securities:

       Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available for sale securities also includes equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses net of the related deferred tax effect are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Held to maturity securities:

       Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

       Transfers of debt securities into the held to maturity classification (if any) from the available for sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is retained in the separate component of stockholders' equity and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

Securities held for investment:

       Prior to the accounting change discussed in Note B, securities held for investment were stated at cost adjusted for amortization of premiums and accretion of discounts which were recognized as adjustments to interest income. Gains or losses on disposition were based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Mutual funds were carried at the lower of their aggregate cost or market value, determined as of the report date. Any unrealized loss was credited to a valuation allowance for marketable equity securities and charged to a separate account within the equity section.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.  Loans

Loans are stated at the amount of unpaid principal, reduced by the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business condi-tions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

6.  Allowance for loan losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

7.  Office buildings and equipment

Depreciable assets are stated at cost less accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets, which are 30 years for office buildings and 3 to 20 years for equipment.

8.  Income taxes

The Company uses the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The differences relate principally to the reserve for loan losses, the accruals for deferred compensation expense, fixed assets and unrealized gains and losses on available for sale securities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 9. Earnings per share

Earnings per share are based on the Company's weighted average number of shares outstanding during the year.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

 10.  Emerging accounting standards

 Fair value of financial instruments:

       Financial Accounting Standards Board (FASB) Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. This statement is effective for the Company's year ending December 31, 1995.

 Impairment of loans:

       The FASB has issued Statement No. 114, Accounting by Creditors for Impairment of a Loan. Statement No. 114 requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. This statement is effective for the Company's year ending December 31, 1995. Management has determined this Statement will have no material effect on the financial statements.

 Accounting by creditors for impairment of a loan-income recognition and disclosures:

       The FASB has issued FASB Statement No. 118 which amends certain provisions of FASB Statement No. 114 relating to income recognition and other required disclosures of impaired loans. This statement is effective for the Company's year ending December 31, 1995. Management has determined this Statement will have no material effect on the financial statements.

 Accounting for Mortgage Servicing Rights:

       FASB has issued Statement No. 122, Accounting for Mortgage Servicing Rights. Statement No. 122 amends certain provisions of Statement No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. If a mortgage banking enterprise sells or securitizes mortgage loans and retains the mortgage servicing rights, the enterprise should allocate the total cost of mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Any costs allocated to mortgage servicing rights should be recognized as a separate asset. This Statement is effective for the Company's year ending December 31, 1996. Management has determined this Statement will have no material effect on the financial statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

11.  Reclassifications

Certain of the 1993 and 1992 amounts have been reclassified to conform with the 1994 presentation. These reclassifications had no effect on net income or stockholders' equity.

NOTE B - ACCOUNTING CHANGE

As of January 1, 1994, the Company changed its method for accounting for debt and equity securities in accordance with FASB Statement No. 115. As provided by this statement, 1993 comparative financial statements have not been restated for the change in accounting principle. The January 1, 1994 balance of stockholders' equity was increased by $135,255, net of the $69,677 related tax effect, to recognize the net unrealized holding gain on securities at that date.

NOTE C - CASH AND DUE FROM BANKS

The Company's bank subsidiary is required to maintain certain vault cash and reserve balances with the Federal Reserve Bank based upon a percentage of deposits. These requirements approximated $1,182,000 and $740,000 at December 31, 1994 and 1993 respectively.

NOTE D - AVAILABLE FOR SALE SECURITIES

Amortized costs and fair values of available for sale securities as of December 31, 1994 are summarized as follows:

                                                                                December 31, 1994
                                                            ---------------------------------------------------------
                                                                              Gross           Gross
                                                             Amortized     unrealized      unrealized        Fair
                                                               cost           gains          losses          value
                                                            ----------     ----------      ----------      ----------
 U.S. Treasury securities                             $     35,205,369            -        1,290,741       33,914,628
 Obligations of other U.S. government
    agencies and corporations                                  997,864            -           23,219          974,645
                                                            ----------        -----        ---------       ----------
                                                            36,203,233            -        1,313,960       34,889,273
 Bankers Bank stock                                             39,150            -                -           39,150
 Federal Reserve Bank stock                                    411,300            -                -          411,300
 Federal Home Loan Bank stock                                  758,500            -                -          758,500
                                                            ----------        -----        ---------       ----------

                                                      $     37,412,183            -        1,313,960       36,098,223
                                                            ==========        =====        =========       ==========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE D - AVAILABLE FOR SALE SECURITIES (continued)

    The amortized cost and fair value of available for sale securities as of December 31, 1994, by contractual maturity, are shown below:

                                                                                   Amortized              Fair
                                                                                     cost                 value
                                                                                  ----------           ----------
    Due in one year or less                                                  $    15,740,587           15,510,279
    Due after one year through 5 years                                            20,462,646           19,378,994
                                                                                  ----------           ----------

                                                                             $    36,203,233           34,889,273
                                                                                  ==========           ==========

   Realized gains and losses on sale of available for sale securities for the year ended December 31, 1994 are as follows:

    Gross gains                                             $       6,066
    Gross losses                                                 (141,724)
                                                                  -------
                                                            $    (135,658)
                                                                  =======

   Available for sale securities with a carrying amount of $10,652,126 as of December 31, 1994 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992




NOTE E - HELD TO MATURITY SECURITIES

Amortized costs and fair values of held to maturity securities as of December 31, 1994 are summarized as follows:

                                                                              December 31, 1994
                                                            ----------------------------------------------------------
                                                                            Gross            Gross
                                                             Amortized    unrealized       unrealized         Fair
                                                               cost         gains            losses           value
                                                            ----------    ----------       ----------      -----------
 Obligations of states and political
    subdivisions                                      $     24,951,275       17,201          438,419       24,530,057
 Bankers Bank debenture                                         25,000            -                -           25,000
                                                            ----------       ------          -------       ----------

                                                      $     24,976,275       17,201          438,419       24,555,057
                                                            ==========       ======          =======       ==========

 The amortized cost and fair value of securities held to maturity as of December 31, 1994, by contractual maturity, are shown below.

                                                                                     Amortized              Fair
                                                                                        cost                value
                                                                                     ----------           ----------
   Due in one year or less                                                    $       7,829,773            7,788,832
   Due after one year through 5 years                                                16,600,998           16,260,958
   Due after 5 years through 10 years                                                   545,504              505,267
                                                                                     ----------           ----------

                                                                              $      24,976,275           24,555,057
                                                                                     ==========           ==========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992



NOTE F - SECURITIES HELD FOR INVESTMENT

Amortized costs and fair values of securities held for investment as of December 31, 1993 are summarized as follows:


                                                                            December 31, 1993
                                                       -------------------------------------------------------------
                                                                          Gross            Gross
                                                       Amortized        unrealized       unrealized         Fair
                                                          cost            gains            losses           value
                                                       ----------       ----------       ----------       ----------
 U.S. Treasury securities                       $      15,701,077        187,838               -          15,888,915
 Obligations of other
    U.S. government agencies
    and corporations                                    2,065,722         39,843               -           2,105,565
 Obligations of states
    and political subdivisions                         17,465,369        189,553          29,878          17,625,044
 Bankers Bank debenture                                    25,000              -               -              25,000
                                                       ----------        -------          ------          ----------
                                                       35,257,168        417,234          29,878          35,644,524
 Mutual funds                                          25,866,818              -               -          25,866,818
 Federal Home Loan Bank stock                             676,400              -               -             676,400
 Federal Reserve Bank stock                               207,000              -               -             207,000
 Bankers Bank stock                                        39,150              -               -              39,150
                                                       ----------        -------          ------          ----------

                                                $      62,046,536        417,234          29,878          62,433,892
                                                       ==========        =======          ======          ==========

 Proceeds from the sale of securities held for investment were $18,063,877 and $2,729,123 during 1993 and 1992 respectively. Realized gains and losses on securities held for investment for the years ended December 31, 1993 and 1992 were as follows:

                                                                                                   December 31,
                                                                                            ------------------------
                                                                                              1993             1992
                                                                                            -------          -------
 Gross gains                                                                          $     397,705          108,803
 Gross losses                                                                                     -             (966)
                                                                                            -------          -------

                                                                                      $     397,705          107,837
                                                                                            =======          =======

 Securities being held for investment with a carrying amount of $14,707,681 as of December 31, 1993 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE G - LOANS

   Major classifications of loans are as follows:

                                                                                               December 31,
                                                                                     -------------------------------
                                                                                         1994                1993
                                                                                     -----------          ----------
   Commercial                                                                 $       23,358,753           9,042,273
   Agricultural production                                                             4,612,452           1,716,243
   Real estate:
      Construction                                                                     4,938,419           3,126,612
      Commercial                                                                      39,131,224          25,736,909
      Agricultural                                                                     7,647,657           3,867,931
      Residential                                                                     39,693,761          28,889,112
   Installment and consumer                                                            7,330,361           5,164,559
   Municipal loans                                                                     6,448,516           1,336,003
                                                                                     -----------          ----------
                                                                                                         133,161,143
                                                                                                          78,879,642
   Allowance for loan losses                                                          (1,417,056)           (749,195)
                                                                                     -----------          ----------
           Net loans                                                          $      131,744,087          78,130,447
                                                                                     ===========          ==========

   Loans on which the accrual of interest has been discontinued or reduced amounted to $368,140 and $151,689 at December 31, 1994 and 1993
   respectively. If interest on those loans had been accrued, such income would have approximated $60,896, $5,157 and $7,807 for 1994, 1993 and 1992
   respectively. There was no interest income on these loans, which is recorded only when received.

   Certain directors, executive officers, and principal shareholders of the Company and their related interests, had loans outstanding in the aggregate amounts of $1,597,618 and $1,732,326 at December 31, 1994 and 1993
   respectively. During 1994, $306,094 of new loans were made and repayments totaled $440,802. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectibility or present other unfavorable features.

NOTE H - ALLOWANCE FOR LOAN LOSSES

   The allowance for loan losses reflected in the consolidated financial statements represents the allowance available to absorb loan losses. An analysis of changes in the allowance is presented in the following tabulation:

                                                                                        December 31,
                                                                          -------------------------------------------
                                                                             1994              1993             1992
                                                                          ---------          -------          -------
 Balance, beginning of year                                        $        749,195          715,046          572,707
 Charge-offs                                                               (307,660)        (155,851)        (140,510)
 Recoveries                                                                 101,000           19,000           75,000
 Provision charged to operations                                                  -          171,000          126,000
 Amount acquired from acquisition of
    The First National Bank of Columbus                                     874,521                -                -
 Amount acquired from acquisition of
    Peoples State Bank of Pittsville                                              -                -           81,849
                                                                          ---------          -------          -------
 Balance, end of year                                              $      1,417,056          749,195          715,046
                                                                          =========          =======          =======

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE I - OFFICE BUILDINGS AND EQUIPMENT

Office buildings and equipment are stated at cost less accumulated depreciation and are summarized as follows:

                                                                                                 December 31,
                                                                                          ---------------------------
                                                                                             1994              1993
                                                                                          ---------         ---------
 Land and land improvements                                                       $         946,959           842,959
 Buildings and improvements                                                               4,476,683         3,233,076
 Furniture and equipment                                                                  1,465,946         1,163,042
                                                                                          ---------         ---------
                                                                                          6,889,588         5,239,077
    Less accumulated depreciation                                                         1,398,029         1,286,751
                                                                                          ---------         ---------
               Total office buildings and equipment                                $      5,491,559         3,952,326
                                                                                          =========         =========

Depreciation expense amounted to $343,206, $261,001 and 219,189 in 1994, 1993 and 1992 respectively.

NOTE J - EXCESS OF COST OVER EQUITY IN UNDERLYING NET ASSETS OF SUBSIDIARIES

The excess of cost over equity in underlying net assets of Peoples State Bank of Pittsville, at the date of acquisition amounted to $279,948. The amount is being amortized over a period of ten years. Amortization expense amounted to $27,995, $27,995 and $20,996 for the years ended December 31, 1994, 1993 and
1992 respectively. Accumulated amortization amounted to $76,986 and $48,991 at December 31, 1994 and 1993 respectively.

The excess of cost over equity in underlying net assets of The First National Bank of Columbus at the date of acquisition amounted to $1,853,256. The amount is being amortized over a period of ten years. Amortization expense amounted to $154,438 for the year ended December 31, 1994. Accumulated amortization amounted to $154,438 at December 31, 1994.

NOTE K - VALUATION OF CORE DEPOSITS

The fair market value of core deposits of Peoples State Bank of Pittsville at the date of acquisition, amounted to $403,328. The amount, net of amortization, has been included as part of other assets and is being amortized over a period of eight years. Amortization expense amounted to $50,416, $50,416 and $37,812 for the years ended December 31, 1994, 1993 and 1992 respectively. Accumulated amortization amounted to $138,644 and $88,228 at December 31, 1994 and 1993 respectively.

The fair market value of core deposits of The First National Bank of Columbus at the date of acquisition, amounted to $792,189. The amount, net of amortization, has been included as part of other assets and is being amortized over a period of eight years. Amortization expense amounted to $82,520 for the year ended December 31, 1994. Accumulated amortization amounted to $82,520 at December 31, 1994.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE L - INTEREST ON DEPOSITS

 Interest expense on deposits is as follows:

                                                                                       December 31,
                                                                    -------------------------------------------------
                                                                       1994                1993                1992
                                                                    ---------           ---------           ---------
 NOW accounts                                                        $500,448             407,362             436,617
 Money market demand accounts                                         292,083             291,762             333,223
 Savings deposits                                                     919,035             715,624             731,020
 Time, $100,000 and over                                              228,000             153,431             219,000
 Other Time                                                         2,886,491           2,803,304           3,481,558
                                                                   ----------           ---------           ---------
          Total                                                    $4,826,057           4,371,483           5,201,418
                                                                   ==========           =========           =========

NOTE M - SHORT-TERM BORROWINGS

 Short-term borrowings consisted of the following:

                                                                                                December 31,
                                                                                         ----------------------------
                                                                                            1994               1993
                                                                                         ----------         ---------
 Federal funds purchased and securities
    sold under agreements to repurchase                                           $      16,110,380         1,882,242
 U.S. Treasury note account                                                                 772,253         1,104,528
                                                                                         ----------         ---------

            Total short-term borrowings                                           $      16,882,633         2,986,770
                                                                                         ==========         =========

NOTE N - LONG-TERM BORROWINGS

 Long-term borrowings consisted of the following:

                                                                                                 December 31,
                                                                                          ---------------------------
                                                                                             1994              1993
                                                                                          ---------         ---------
 Note payable - bank                                                               $      1,500,000         2,950,000
 Federal Home Loan Bank advances                                                          4,952,253         5,235,591
                                                                                          ---------         ---------

            Total long-term borrowings                                             $      6,452,253         8,185,591
                                                                                          =========         =========

 Note payable - bank is due November 15, 1995 with a fixed interest rate of 5.73%. The note is secured by the common stock of the Company's subsidiary, The First National Bank of Portage. In connection with the note payable the Company has agreed to maintain a certain capital to adjusted asset ratio, minimum return on assets and agreed to not incur additional debt at the holding company. The Bank is in compliance with these requirements. (See Note T).

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE N - LONG-TERM BORROWINGS (continued)

During 1991, the Company entered into a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowings up to a maximum of 35% of assets subject to certain restrictions. The indebtedness is evidenced by a master contract dated December 23, 1991. FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest, such as Fed funds or Treasury Bill rates. Fixed rate advances are priced in reference to market rates of interest, namely the rates that FHLB pays to borrowers at various maturities.

The following table indicates advances outstanding and the applicable interest rates and maturity dates. Interest is payable monthly with quarterly principal payments.

                                                                                   Fixed     Amount       Amount
   Advance date                                                        Due date     Rate     advanced    outstanding
   ------------                                                        --------    -----    ---------    -----------
        1/ 2/92                                                        12/31/94     5.29%   $425,000       401,130
        2/ 7/92                                                         2/ 7/97     6.76     320,000       303,874
        2/ 7/92                                                         2/ 7/97     6.53     320,000       303,874
        6/15/92                                                         6/ 1/00     7.01     550,000       417,500
        6/15/92                                                         6/ 1/98     6.83     330,000       252,000
        8/13/93                                                         8/ 3/03     5.84   3,100,000     2,890,000
        9/20/93                                                         4/20/98     4.34     400,000       383,875
                                                                                                         ---------
Long-term debt outstanding,
  December 31, 1994                                                                                    $ 4,952,253
                                                                                                         =========

The advances are secured by a security agreement pledging First National Bank of Portage real estate mortgages with a carrying value of $39,693,761.

The aggregate principal maturities of long-term obligations in each of the next five years and thereafter are as follows:

 Years ending December 31:
    1995                                                                                             $        677,958
    1996                                                                                                      276,828
    1997                                                                                                      849,392
    1998                                                                                                      724,575
    1999                                                                                                      221,000
    Later years                                                                                             2,202,500
                                                                                                            ---------
                                                                                                     $      4,952,253
                                                                                                            =========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992


NOTE O - INCOME TAXES

The provision for income taxes included in the consolidated financial statements consists of the following:

                                                                                          December 31,
                                                                            -----------------------------------------
                                                                              1994             1993             1992
                                                                            -------          -------          -------
 Current taxes:
    Federal                                                            $    594,663          402,989          496,790
    State                                                                   168,226          135,792          155,396
                                                                            -------          -------          -------
                                                                            762,889          538,781          652,186
 Deferred income taxes                                                       23,860           47,019          (17,211)
                                                                            -------          -------          -------

          Total provision for income taxes                             $    786,749          585,800          634,975
                                                                            =======          =======          =======

The net deferred tax assets in the accompanying consolidated balance sheets include the following amounts of deferred tax assets and liabilities:

                                                                                          December 31,
                                                                            -----------------------------------------
                                                                              1994             1993             1992
                                                                            -------          -------          -------
 Deferred tax assets:
    Allowance for loan losses                                          $    211,000           85,000           85,095
    Unrealized loss on available for sale securities                        446,747                -                -
    Other                                                                    77,000          101,000          146,924
 Deferred tax liabilities - depreciation                                   (180,000)        (215,000)        (214,000)
                                                                            -------          -------          -------

                                                                       $    554,747          (29,000)          18,019
                                                                            =======          =======          =======

A reconciliation of statutory federal income taxes based upon income before taxes to the provision for federal and state income taxes, as summarized previously, is as follows:

                                                                         December 31,
                                             ---------------------------------------------------------------------
                                                   1994                     1993                        1992
                                             ---------------           ----------------           ----------------
                                                         % of                       % of                       % of
                                                        pretax                     pretax                     pretax
                                            Amount      income       Amount        income       Amount        income
                                           -------      ------      -------        ------      -------        ------
 Reconciliation of statutory
    to effective taxes:
       Federal income taxes
          at statutory rate            $     915,398   34.0%           700,395    34.0%           724,381    34.0%
       Adjustments for:
          Tax-exempt interest
            on municipal
            obligations                     (369,186) (13.7)          (252,493)  (12.3)          (228,680)  (10.7)
          Increases in taxes
            resulting from
            state income taxes               111,056    4.1             89,623     4.4            102,561     4.8
          Other - net                        129,481    4.8             48,275     2.3             36,713     1.7
                                             -------   ----            -------    ----            -------    ----
          Effective income
            taxes - operations         $     786,749   29.2%           585,800    28.4%           634,975    29.8%
                                             =======   ====            =======    ====            =======    ====

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992




NOTE P - PENSION PLAN

The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employees's average monthly pay received during any period of five consecutive years which gives the highest average. The Company's funding policy is to have the actuaries provide management with both a minimum and a maximum pension contribution for the plan year. Management then decides each year the amount of the contribution which will be made from within the range provided by the actuaries.

There has been a plan curtailment during the period ended December 31, 1994 due to the benefit accrual freeze as of December 31, 1994. We have reflected the curtailment as of the October 1, 1994 measurement date.

The following table sets forth the Plan's funded status at December 31, 1994 and 1993.

                                                                                             1994              1993
                                                                                          ---------         ---------
 Actuarial present value of benefit obligations:
    Accumulated benefit obligations, including
       vested benefits of $968,221 and $1,056,406
       in 1994 and 1993 respectively                                               $       (998,148)       (1,073,666)
                                                                                          =========         =========
    Projected benefit obligation for services
       rendered to date                                                            $       (998,148)       (1,413,600)
    Plan assets at fair value, primarily fixed
       income assets                                                                      1,261,833         1,271,844
                                                                                          ---------         ---------
    Projected benefit obligation in excess of
       plan assets                                                                          263,685          (141,756)
    Prior service cost not yet recognized in
       net periodic pension cost                                                                  -            (1,023)
    Adjustment for contribution made from
       measurement date to fiscal year end                                                   33,917                 -
    Unrecognized net (gain) loss from past
       experience different from that assumed
       and effects of changes in assumptions                                                (35,492)          125,380
                                                                                          ---------         ---------

                                                                                   $        262,110           (17,399)
                                                                                          =========         =========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE P - PENSION PLAN (continued)

 Net pension cost for 1994, 1993 and 1992 included the following components:

                                                                              1994             1993             1992
                                                                            -------          -------          -------
 Service cost-benefits earned during the year                          $     98,949           75,228           62,427
 Interest cost on projected benefit obligation                               80,513           79,902           67,641
 Net amortization and deferral                                             (150,428)          41,408           66,797
                                                                            -------          -------          -------
            Total periodic pension cost                                      29,034          196,538          196,865
 Actual return (gain) loss on plan assets                                    50,427         (123,861)        (134,840)
                                                                            -------          -------          -------

            Net periodic pension cost                                  $     79,461           72,677           62,025
                                                                            =======          =======          =======

 For the years ended December 31, 1994, 1993 and 1992, the following economic assumptions were used in determining the actuarial present value of the projected benefit obligations.

                                                                                 1994            1993           1992
                                                                                 ----            ----           ----
 Weighted average discount rate                                                  7.25%           5.75%          6.50%
 Rate of increase in future compensation levels                                  5.23%           7.75%          6.00%
 Long-term rate of return on assets                                              7.75%           5.19%          7.75%

NOTE Q - COMMITMENTS, CONTINGENCIES AND CREDIT RISK

 In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

 The Subsidiary Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

 The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as it does for on-balance-sheet instruments.

 A summary of the contract or notional amount of the Bank's exposure to off-balance-sheet risk as of December 31, 1994 and 1993 is as follows:

                                                                                            1994               1993
                                                                                         ----------         ---------
 Financial instruments whose contract amounts
    represent credit risk:
       Commitments to extend credit                                               $      14,253,000         4,200,200
       Standby letters of credit                                                             34,427                 -

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE Q - COMMITMENTS, CONTINGENCIES AND CREDIT RISK (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

NOTE R - STOCK SPLIT AND STOCK OFFERING

On September 1, 1993, the Board of Directors approved a 4 for 1 stock split to be accomplished by a 300% stock dividend payable of the Company's $1 par value common stock. As a result of the stock split, 485,532 additional shares were issued, and retained earnings were reduced by $485,532. All share information, common stock and retained earnings, and earnings per share, has been restated for the split.

The Company offered to Wisconsin residents who were holders of record at the close of business October 1, 1993 of its outstanding common stock, the right to purchase an additional 260,000 shares at $23. On November 15, 1993, the Company had received consideration for all 260,000 shares and recorded the additional capital net of $14,096 in cost relating to the offering.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE S - REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board and other bank regulatory agencies have adopted risk-based capital guidelines for banks and bank holding companies. The main objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of banking organizations and to take into account the different risks among banking organizations' assets and off-balance-sheet items. Bank regulatory agencies have supplemented the risk-based capital standard with a leverage ratio for Tier 1 capital to total reported assets. The minimum leverage ratio standard is 3 percent. Depending upon the judgment of the various regulatory agencies, a greater leverage ratio may be required based upon the relative risk of the organization.

Below is a comparison of the Bank's 1994 actual with the minimum requirements for well-capitalized and adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules:


                                                                                         Minimum Requirements
                                                                                 ----------------------------------
                                                                   1994             Well                Adequately
                                                                  Actual         capitalized            capitalized
                                                                  ------         -----------            -----------
    Tier 1 risk-based capital                                     8.98%              6.00%                 4.00%
    Total risk-based capital                                      9.97%             10.00%                 8.00%
    Leverage ratio                                                6.52%              5.00%                 4.00%

NOTE T - RETAINED EARNINGS

    The principal source of income and funds of Greater Columbia Bancshares, Inc. are dividends from its subsidiary, The First National Bank of Portage. The bank subsidiary, as a national bank, is prohibited from declaring or paying any dividends without prior regulatory approval in an amount greater than $166,595. Maintenance of adequate capital at the subsidiary bank effectively restricts potential dividends to an amount less than $166,595.

    As the result of an agreement signed by the Company upon the issuance of the notes payable during 1994, the Company is further precluded from paying dividends to its shareholders without the prior written consent of the lending bank. (See Note N).

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE U - BUSINESS ACQUISITIONS

In April 1992, The First National Bank of Portage acquired, for $6,363,840, the business and certain assets and liabilities of Peoples State Bank of Pittsville. This acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at date of acquisition. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

In March 1994, Greater Columbia Bancshares, Inc. acquired, for $10,797,150, 100% of 1st Columbia Corp. stock. 1st Columbia Corp.'s principal asset was The First National Bank of Columbus, which was liquidated into The First National Bank of Portage on the date of the acquisition. This acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at date of acquisition. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

The following unaudited pro-forma summary presents the consolidated results of operations of the Company as if the acquisitions had occurred at the beginning of 1992.

                                                                                             (In Thousands)
                                                                                         ----------------------
                                                                                          1994    1993    1992
                                                                                         ------  ------  ------
  Interest income                                                                       $14,095  14,652  16,040
  Interest expense                                                                       (6,009) (6,530) (7,971)
  Provision for loan losses                                                                (614)   (195)   (150)
  Other income                                                                            1,016   1,602   1,058
  Other expenses                                                                         (6,469) (6,447) (6,192)
  Income taxes                                                                             (598) (1,020)   (775)
                                                                                         ------  ------  ------
  Net income                                                                             $1,421   2,062   2,010
                                                                                         ======  ======  ======
  Net income per share                                                                   $ 1.57    2.27    2.22
                                                                                         ======  ======  ======

  The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable, and do not reflect any benefit from economies which might be achieved from combined operations. The pro-forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE V - GREATER COLUMBIA BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                                               December 31,
                                                                                        -----------------------------
                                                                                           1994               1993
                                                                                        ----------         ----------
 Condensed balance sheets
    Assets:
       Deposits in subsidiary bank                                               $          67,452             19,249
       Investments                                                                               -          5,992,253
       Investment in subsidiary                                                         15,045,588         10,676,995
       Taxes receivable                                                                     43,651             28,700
                                                                                        ----------         ----------

            Total assets                                                         $      15,156,691         16,717,197
                                                                                        ==========         ==========

    Liabilities:
       Accrued interest payable                                                  $          11,221             22,069
       Accounts payable                                                                      5,250                  -
       Notes payable - bank                                                              1,500,000          2,950,000
                                                                                        ----------         ----------
            Total liabilities                                                            1,516,471          2,972,069
                                                                                        ----------         ----------
    Stockholders' equity:
       Common stock, $1 par value, 2,000,000 shares
         authorized, 907,376 shares issued and outstanding                                 907,376            907,376
       Surplus                                                                           5,705,904          5,705,904
       Retained earnings                                                                 7,894,153          7,131,848
                                                                                        ----------         ----------
                                                                                        14,507,433         13,745,128
       Unrealized loss on available for sale
         securities, net                                                                  (867,213)                 -
                                                                                        ----------         ----------
            Total stockholders' equity                                                  13,640,220         13,745,128
                                                                                        ----------         ----------
            Total liabilities and stockholders' equity                           $      15,156,691         16,717,197
                                                                                        ==========         ==========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992


NOTE V - GREATER COLUMBIA BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (continued)

                                                                                      December 31,
                                                                    -------------------------------------------------
                                                                       1994               1993                1992
                                                                    ---------           ---------           ---------
 Condensed statements of income
    Income:
       Dividends from subsidiary                              $     3,574,462             540,000             958,500
       Interest income                                                 42,256              28,576               4,063
       Security gain, net                                               6,066                   -                   -
                                                                    ---------           ---------           ---------
               Total income                                         3,622,784             568,576             962,563
                                                                    ---------           ---------           ---------
    Expenses:
       Interest - short-term                                                -             156,842             181,340
       Interest - long-term                                           127,023              22,068                   -
       Other                                                           66,743              70,178              16,645
                                                                    ---------           ---------           ---------
               Total expenses                                         193,766             249,088             197,985
                                                                    ---------           ---------           ---------
    Income before income tax benefit and
       equity in undistributed net income
       of subsidiary                                                3,429,018             319,488             764,578
    Income tax benefit                                                 49,451              75,200              66,025
                                                                    ---------           ---------           ---------
    Income before equity in undistributed
       net income of subsidiary                                     3,478,469             394,688             830,603
    Equity in undistributed net income
       of subsidiary                                               (1,572,870)          1,079,497             664,957
                                                                    ---------           ---------           ---------
               Net income                                     $     1,905,599           1,474,185           1,495,560
                                                                    =========           =========           =========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)
                        December 31, 1994, 1993 and 1992

NOTE V - GREATER COLUMBIA BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (continued)

                                                                                   December 31,
                                                                   --------------------------------------------------
                                                                      1994                1993                1992
                                                                   ----------           ---------           ---------
 Condensed statements of cash flows

 Cash flows from operating activities
    Net income                                               $      1,905,599           1,474,185           1,495,560
                                                                   ----------           ---------           ---------
    Adjustments to reconcile net income
       to net cash provided by operating
       activities:
          Decrease (increase) in
            taxes receivable                                          (14,951)              5,405              33,170
          Increase (decrease) in
            interest payable                                          (10,848)            (23,622)              2,812
          Increase in accounts payable                                  5,250                   -                   -
          Gain on sale of securities                                   (6,066)                  -                   -
          Equity in undistributed earnings                          1,572,870          (1,079,497)           (664,957)
                                                                   ----------           ---------           ---------
               Total adjustments                                    1,546,255          (1,097,714)           (628,975)
                                                                   ----------           ---------           ---------
               Net cash provided by
                 operating activities                               3,451,854             376,471             866,585
                                                                   ----------           ---------           ---------
 Cash flows from investing activities
    Investment in Subsidiary Bank                                           -                   -          (1,500,000)
    Purchase of securities held for
       investment                                                           -          (5,992,253)                  -
    Proceeds from sale of investments
       available for sale                                           6,019,236                   -                   -
    Purchase of investments available
       for sale                                                       (20,917)                  -                   -
    Purchase of The First National Bank
       of Columbus, net of cash and cash
       equivalents acquired                                        (6,808,676)                  -                   -
                                                                   ----------           ---------           ---------
               Net cash used in
                 investing activities                                (810,357)         (5,992,253)         (1,500,000)
                                                                   ----------           ---------           ---------
 Cash flows from financing activities
    Proceeds from stock offering (net)                                      -           5,965,904                   -
    Proceeds from debt issuance                                             -           2,950,000           1,500,000
    Principal payment on notes payable -
       bank                                                        (1,450,000)         (2,950,000)           (550,000)
    Dividends paid                                                 (1,143,294)           (388,426)           (291,319)
                                                                   ----------           ---------           ---------
               Net cash provided by (used in)
                 financing activities                              (2,593,294)          5,577,478             658,681
                                                                   ----------           ---------           ---------
               Net increase (decrease) in cash
                 and cash equivalents                                  48,203             (38,304)             25,266
    Cash and cash equivalents
       at beginning of year                                            19,249              57,553              32,287
                                                                   ----------           ---------           ---------
    Cash and cash equivalents
       at end of year                                        $         67,452              19,249              57,553
                                                                   ==========           =========           =========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (concluded)
                        December 31, 1994, 1993 and 1992



NOTE V - GREATER COLUMBIA BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (concluded)

                                                                                   December 31,
                                                                   --------------------------------------------------
                                                                      1994                1993                1992
                                                                   ----------           ---------           ---------
 Supplemental disclosures of cash flow
    information
       Cash paid (received) during year for:
          Interest                                           $        137,871             202,532             178,528
                                                                   ==========           =========           =========
          Income taxes (received)                            $        (34,500)            (80,605)            (99,195)
                                                                   ==========           =========           =========


 Supplemental schedule of non-cash investing
    and financing activities
       Securities held for investment
          reclassified to available for sale
          securities                                         $      5,992,253                   -                   -
                                                                   ==========           =========           =========
       Acquisition of The First National Bank
          of Columbus:
            Cash purchase price                              $     10,797,150                   -                   -
                                                                   ==========           =========           =========
            Assets acquired:
               Cash and cash equivalents                     $      3,988,474                   -                   -
               Investment in subsidiary                             6,808,676                   -                   -
                                                                   ----------           ---------           ---------
                                                             $     10,797,150                   -                   -
                                                                   ==========           =========           =========

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

                                    ASSETS
                                    ------
                                                                                  September 30,            December 31,
                                                                                       1995                    1994
                                                                                  ------------             ------------

Cash and due from banks                                                           $    5,596,872              6,994,494
Available for sale securities                                                         30,762,250             36,098,223
Held to maturity securities                                                           20,932,287             24,976,275
Loans, less allowance for loan losses of $1,454,182
 and $1,412,197 in 1995 and 1994 respectively                                        142,308,684            131,744,087
Office building and equipment                                                          5,272,102              5,491,559
Accrued interest receivable and other assets                                           5,832,082              5,895,218
                                                                                     -----------            -----------
      Total assets                                                                $  210,704,277            211,199,856
                                                                                     ===========            ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------
Liabilities
-----------
 Deposits:
    Non-interest bearing                                                          $   22,689,715             23,078,276
    NOW accounts                                                                      22,670,906             25,396,424
    Money market demand accounts                                                       9,923,394             11,677,412
    Savings                                                                           35,963,586             39,272,000
    Time, $100,000 and over                                                            9,555,000              6,353,233
    Other Time                                                                        69,224,617             67,350,804
                                                                                     -----------            -----------
        Total deposits                                                               170,027,218            173,128,149
 Short-term borrowings                                                                18,193,560             16,882,633
 Long-term borrowings                                                                  5,843,502              6,452,253
 Accrued interest payable and other liabilities                                        1,711,292              1,096,601
                                                                                     -----------            -----------
        Total liabilities                                                            195,775,572            197,559,636
                                                                                     -----------            -----------
    Commitments, contingencies and credit risk
    ------------------------------------------
    Stockholders' equity
    ---------------------
 Common stock, $1 par value; 2,000,000 shares
    authorized, 907,376 shares issued and outstanding                                    907,376                907,376
 Surplus                                                                               5,705,904              5,705,904
 Retained earnings                                                                     8,436,525              7,894,153
                                                                                     -----------            -----------
                                                                                      15,049,805             14,507,433
 Unrealized loss on available for sale securities, net                                  (121,100)              (867,213)
                                                                                     -----------            -----------
        Total stockholders' equity                                                    14,928,705             13,640,220
                                                                                     -----------            -----------
        Total liabilities and stockholders' equity                                $  210,704,277            211,199,856
                                                                                     ===========            ===========


See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                                             Nine Months Ended
                                                                               September 30,
                                                                       -----------------------------
                                                                           1995              1994
                                                                       ------------        ---------
    Interest income
    ---------------
 Interest and fees on loans                                            $  9,712,550        7,377,764
 Interest on investment securities:
    U.S. Treasury and U.S. Government
       agencies and corporations                                          1,165,752        1,488,882
    States and political subdivisions                                       745,188          629,990
    Other                                                                   88,147           267,505
 Interest on federal funds sold                                              13,875           21,151
 Interest on deposits in banks                                                4,960            6,203
                                                                         ----------        ---------
       Total interest income                                             11,730,472        9,791,495
                                                                         ----------        ---------
    Interest expense
    ----------------
 Interest on deposits                                                     4,200,614        3,550,084
 Interest on short-term borrowings                                          834,999          279,446
 Interest on long-term borrowings                                           425,743          336,440
                                                                          ---------        ---------
       Total interest expense                                             5,461,356        4,165,970
                                                                          ---------        ---------
    Net interest income                                                   6,269,116        5,625,525
    Provision for loan losses                                                35,000                -
                                                                          ---------        ---------
    Net interest income after provision
     for loan losses                                                      6,234,116        5,625,525
                                                                          ---------        ---------
    Other operating income
    ----------------------
 Service fees                                                               553,314          534,940
 Other income                                                                96,366          228,481
 Securities gains (losses), net                                              11,042        (135,658)
                                                                          ---------       ---------
       Total other operating income                                         660,722          627,763
                                                                          ---------        ---------
    Other operating expenses
    ------------------------
 Salaries                                                                 1,785,545        1,708,685
 Pensions and other employee benefits                                       559,558          551,542
 Occupancy expense                                                          403,493          382,659
 Furniture and equipment expenses                                           235,838          256,660
 Computer services                                                          276,437          244,866
 Other expenses                                                           1,322,469        1,261,555
                                                                          ---------        ---------
       Total other operating expenses                                     4,583,340        4,405,967
                                                                          ---------        ---------
    Income before income taxes                                            2,311,498        1,847,321

    Less applicable income taxes                                            625,832          389,636
                                                                          ---------        ---------
       Net income                                                      $  1,685,666        1,457,685
       ----------                                                         =========        =========
       Earnings per share                                              $       1.86             1.61
                                                                               ====             ====
       Weighted average shares
         outstanding                                                        907,376          907,376
                                                                            =======          =======


See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                Increase (Decrease) in Cash and Cash Equivalents

                                                                                             Nine Months Ended
                                                                                               September 30,
                                                                                       --------------------------------
                                                                                           1995               1994
                                                                                       ----------           -----------
                                                                                             (In Thousands)
    Cash flows from operating activities
    ------------------------------------
 Net income                                                                            $  1,685,666           1,457,685
                                                                                         ----------         -----------
 Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation                                                                         274,500             257,405
       Provision for loan losses                                                             35,000                   -
       Amortization and accretion of bond premiums
         and discounts - net                                                                224,607             284,777
       Loss on sale of investment securities                                                      -             135,658
       Change in assets and liabilities, net of effects
         from purchase of The First National Bank
         of Columbus in 1994:
           Increase in interest receivable                                                 (317,589)           (719,783)
           (Increase) decrease in other assets                                               (3,636)            397,288
           Increase in taxes payable                                                         66,926              59,124
           Increase in interest payable                                                     526,723              77,540
           Increase (decrease) in other liabilities                                          21,042            (420,536)
                                                                                         ----------         -----------
           Total adjustments                                                                827,573              71,473
                                                                                         ----------         -----------
           Net cash provided by operating activities                                      2,513,239           1,529,158
                                                                                         ----------         -----------
    Cash flows from investing activities
    ------------------------------------
 Proceeds from sales of available for sale securities                                             -          29,276,009
 Proceeds from maturity of available for sale securities                                  3,851,946           3,952,385
 Purchase of available for sale securities                                                        -         (12,959,452)
 Proceeds from maturities of held to maturity securities                                  1,355,033           1,911,018
 Purchase of held to maturity securities                                                 (1,200,000)         (9,336,864)
 Net increase in loans                                                                   (4,320,748)        (15,784,164)
 Purchase of office buildings and equipment                                                 (55,043)           (225,338)
 Purchase of The First National Bank of Columbus,
    net of cash and cash equivalents                                                              -          (2,497,343)
                                                                                         ----------          ----------
          Net cash used in investing activities                                            (368,812)         (5,663,749)
                                                                                         ----------          ----------

See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                  (concluded)
                Increase (Decrease) in Cash and Cash Equivalents

                                                                                              Nine Months Ended
                                                                                               September 30,
                                                                                       ----------------------------------
                                                                                          1995                  1994
                                                                                       ------------         -------------
                                                                                               (In Thousands)
    Cash flows from financing activities
    ------------------------------------
 Net decrease in deposits                                                              $ (3,100,931)         (8,981,022)
 Net (increase) decrease in U.S. Treasury note account                                      875,957            (302,562)
 Net increase in Federal Funds purchased and
    securities sold under agreement to repurchase                                           434,970          14,909,257
 Principal payments on Federal Home Loan Bank advances                                     (608,751)           (211,961)
 Principal payments on notes payable - bank                                                       -          (1,450,000)
 Dividends paid                                                                          (1,143,294)         (1,143,294)
                                                                                          ---------          ----------
         Net cash provided by (used in)
              financing activities                                                       (3,542,049)          2,820,418
                                                                                          ---------          ----------
         Net increase (decrease) in cash
              and cash equivalents                                                        1,397,622          (1,314,173)
                                                                                          ---------          ----------
    Cash and cash equivalents at beginning of period                                      6,994,494           6,484,589
                                                                                          ---------          ----------
    Cash and cash equivalents at end of period                                         $  5,596,872           5,170,416
                                                                                          =========          ==========
    Supplemental disclosures of cash flow information
    -------------------------------------------------
 Cash paid during the period for:
    Interest                                                                           $  4,934,633           4,088,430
                                                                                          =========          ==========
    Income taxes                                                                       $    489,779             454,230
                                                                                          =========          ==========

    Supplemental schedule of non-cash investing
    -------------------------------------------
    and financing activities
    ------------------------
 Securities held for investment reclassified to:
    Held to maturity securities                                                        $          -          17,490,369
                                                                                          =========          ==========
    Available for sale securities                                                      $          -          44,556,167
                                                                                          =========          ==========
 Net change in unrealized loss on available
    for sale securities                                                                $    746,113             559,498
                                                                                          =========          ==========
 Acquisition of the First National Bank of Columbus:
    Cash purchase price                                                                $          -          10,797,150
                                                                                          =========          ==========
    Assets acquired:
        Cash and cash equivalents                                                      $          -           8,299,807
        Investments                                                                               -          23,807,093
        Loans, net of reserve of $874,521                                                         -          26,600,886
        Office building and equipment, net                                                        -           1,661,434
        Other assets                                                                              -           3,591,776
    Liabilities assumed:
        Deposits                                                                                  -         (52,812,612)
        Other liabilities                                                                         -            (351,234)
                                                                                          ---------          ----------
                                                                                       $          -          10,797,150
                                                                                          =========          ==========



See Notes to Consolidated Financial Statements.

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1995 and 1994
                                  (Unaudited)

NOTE A - GENERAL

   The accounting and reporting policies of Greater Columbia Bancshares, Inc. and Subsidiary (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry.
   Significant accounting policies used by the Company are summarized in Note A to the December 31, 1994 and 1993 financial statements.

   The condensed financial statements reflect adjustments, all of which are of a normal recurring nature, and, in the opinion of management, necessary for a fair statement of results for the interim periods. The operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results which may be expected for the entire year. The accompanying condensed financial statements should be read in conjunction with the Company's December 31, 1994 and 1993 financial statements and related notes.

NOTE B - ALLOWANCE FOR LOAN LOSSES

   An analysis of the allowance for loan losses is as follows:

                                                                                              Nine Months Ended
                                                                                                September 30,
                                                                                        -------------------------------
                                                                                            1995                1994
                                                                                        ------------        -----------
   Balance, beginning of period                                                         $  1,417,056          749,195
   Provision charged to expense                                                               35,000                -
   Recoveries of loans previously charged-off                                                 32,861           15,287
   Loans charged-off                                                                         (30,735)        (226,806)
   Amount acquired from acquisition of The First
      National Bank of Columbus                                                                    -          874,521
                                                                                           ---------        ---------
   Balance, end of period                                                               $  1,454,182        1,412,197
                                                                                           =========        =========

NOTE C - NONPERFORMING LOANS

   Nonperforming loans are summarized as follows:

                                                                                                 September 30,
                                                                                          --------------------------
                                                                                            1995               1994
                                                                                          -------            -------
   Nonperforming loans                                                                    $255,000           372,000
                                                                                           =======           =======

                GREATER COLUMBIA BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1995 and 1994
                                  (Unaudited)



NOTE D - EARNINGS PER COMMON SHARE

  For purposes of calculating income per common share, the weighted average number of shares outstanding for the nine months ended September 30, 1995 and 1994 was 907,376 shares.


NOTE E -TERMINATION OF PENSION PLAN

  In July 1995, the Company filed for approval with the Internal Revenue Service to terminate its pension plan. Pending this approval, the plan will be terminated and any overfunding will be distributed to the employees.


NOTE F -SUBSEQUENT EVENTS

  The Company has entered into a merger agreement with Associated Banc-Corp dated as of December 22, 1995. The Company will be acquired by Associated Banc-Corp under this agreement subject to regulatory approval.

  On November 15, 1995, the Notes Payable - Bank of $1,500,000 was refinanced. The due date was extended to March 15, 1996 with a fixed interest rate of 7.56%